As filed with the Securities and Exchange Commission on September 16, 2003

                                           Registration Statement No. 333-106894

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ____________________________________


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      _____________________________________

                         ONCOR ELECTRIC DELIVERY COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


          TEXAS                       4911                   75-2967830
     (State or Other            (Primary Standard          I.R.S. Employer
     Jurisdiction of                Industrial           Identification No.)
     Incorporation or            Classification
      Organization)                Code Number)


                    500 N. AKARD STREET, DALLAS, TEXAS 75201
                                 (214) 486-2000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

          ERIC H. PETERSON, ESQ.                       PETER B. TINKHAM, ESQ.
Executive Vice President and General Counsel   Secretary and Assistant Treasurer
                TXU Corp.                                   TXU Corp.
              Energy Plaza                                Energy Plaza
            1601 Bryan Street                           1601 Bryan Street
           Dallas, Texas 75201                         Dallas, Texas 75201
             (214) 812-4600                              (214) 812-4600


         ROBERT A. WOOLDRIDGE, ESQ.                  ROBERT J. REGER, JR., ESQ.
            Hunton & Williams LLP                     Thelen Reid & Priest LLP
              1601 Bryan Street                           875 Third Avenue
             Dallas, Texas 75201                      New York, New York 10022
               (214) 979-3000                              (212) 603-2000

                   (Names, Addresses, Including Zip Codes, and
        Telephone Numbers, Including Area Codes, of Agents for Service)
                          _____________________________

                      It is respectfully requested that the
                  Securities and Exchange Commission also send
                        copies of all notices, orders and
                               communications to:

                              LUCAS F. TORRES, ESQ.
                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000

                          _____________________________

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2003


PROSPECTUS

                                  $850,000,000

                         ONCOR ELECTRIC DELIVERY COMPANY
                                OFFER TO EXCHANGE

              $500,000,000                                 $350,000,000
     6.375% EXCHANGE SENIOR SECURED               7.250% EXCHANGE SENIOR SECURED
             NOTES DUE 2015                               NOTES DUE 2033
            FOR ANY AND ALL                              FOR ANY AND ALL
          6.375% SENIOR SECURED                      7.250% SENIOR SECURED
             NOTES DUE 2015                              NOTES DUE 2033


       THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                                , 2003, UNLESS EXTENDED.

o The terms of the $500,000,000 6.375% Exchange Senior Secured Notes due 2015 (the New 2015 Notes) are identical in all material respects to the terms of the $500,000,000 6.375% Senior Secured Notes due 2015 (the Old 2015 Notes). The terms of the $350,000,000 7.250% Exchange Senior Secured Notes due 2033 (the New 2033 Notes) are identical in all material respects to the terms of the $350,000,000 7.250% Senior Secured Notes due 2033 (the Old 2033 Notes). The New 2015 Notes and the New 2033 Notes are collectively referred to in this prospectus as the New Notes. The Old 2015 Notes and the Old 2033 Notes are collectively referred to in this prospectus as the Old Notes. Unlike the Old Notes, however, the New Notes are registered under the Securities Act of 1933, and the transfer restrictions and registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

o Like the Old Notes, the New Notes will initially have the benefit of first liens on the tangible transmission and distribution property of Oncor Electric Delivery Company. The liens securing the New Notes and any Old Notes not exchanged for New Notes may be released as described under the section of the prospectus entitled DESCRIPTION OF THE NEW NOTES - "Discharge of Lien; Release Date". In this prospectus, Oncor refers to any Old Notes not exchanged for New Notes as Remaining Old Notes.

o Oncor will accept any and all Old Notes that are properly tendered and not validly withdrawn before the expiration of this exchange offer.

o Tenders of Old Notes may be validly withdrawn at any time prior to expiration of this exchange offer.

o You will not recognize any income, gain or loss for United States federal income tax purposes as a result of this exchange.

o Old Notes of each series may be exchanged for New Notes of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

o Oncor does not intend to apply for listing of the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any automated quotation system.


     Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Oncor has agreed that, for a period of 90 days after the consummation of this exchange offer, Oncor will make this prospectus available to any broker-dealer for use in connection with any such resale of New Notes. See PLAN OF DISTRIBUTION in this prospectus.


     PLEASE SEE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is         , 2003.


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. Oncor may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            PAGE

WHERE YOU CAN FIND MORE INFORMATION............................................2
SUMMARY........................................................................3
RISK FACTORS..................................................................11
FORWARD-LOOKING INFORMATION...................................................15
USE OF PROCEEDS...............................................................16
CAPITALIZATION AND SHORT-TERM DEBT............................................16
SELECTED FINANCIAL INFORMATION................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..................................................................18
BUSINESS......................................................................32
MANAGEMENT OF ONCOR...........................................................38
RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES.............................47
THE EXCHANGE OFFER............................................................49
DESCRIPTION OF THE NEW NOTES..................................................57
DESCRIPTION OF THE 1983 MORTGAGE BONDS........................................74
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................77
PLAN OF DISTRIBUTION..........................................................80
EXPERTS.......................................................................81
VALIDITY OF THE NEW NOTES.....................................................81
FINANCIAL STATEMENTS.........................................................F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH ONCOR HAS REFERRED YOU. ONCOR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF ONCOR MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                       WHERE YOU CAN FIND MORE INFORMATION

     In connection with this exchange offer, Oncor has filed with the SEC an exchange offer registration statement under the Securities Act relating to the New Notes to be issued in this exchange offer. As permitted by SEC rules, this prospectus omits information included in the exchange offer registration statement. For a more complete understanding of this exchange offer, you should refer to the exchange offer registration statement, including its exhibits and any amendments thereto. Also, Oncor files periodic and current reports with the SEC under File No. 333-100240.

     The public may read and copy the exchange offer registration statement and any reports or other information that Oncor files with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement or any other reports that Oncor files with the SEC at no cost by writing or telephoning Oncor at the following address:

                         Oncor Electric Delivery Company
                               500 N. Akard Street
                               Dallas, Texas 75201
                                  214-486-2000

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM ONCOR NO LATER THAN ______, 2003 WHICH IS FIVE DAYS BEFORE THE EXPIRATION OF THIS EXCHANGE OFFER.

                                     SUMMARY

     This summary highlights material information from this prospectus. However, it does not contain all the important information that you should consider before making any decision concerning this exchange offer. For a more complete understanding of this exchange offer, Oncor encourages you to read this entire prospectus and the documents to which Oncor refers you.

                               THE EXCHANGE OFFER

ISSUANCE OF THE OLD NOTES...  The following notes were issued and sold on
                              December 20, 2002 by Oncor in a transaction not requiring registration under the Securities Act:

                                   o $500,000,000 6.375% Senior Secured Notes due 2015

                                   o $350,000,000 7.250% Senior Secured Notes due 2033

                              The initial purchasers of the Old Notes sold beneficial interests in the Old Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act and to non-US persons pursuant to Regulation S of the Securities Act. All of the Old Notes originally issued by Oncor on December 20, 2002 are currently outstanding.

                              Oncor received approximately $833 million of net proceeds from the sale of the Old Notes. Oncor used those proceeds to defease or repurchase for retirement approximately $194.5 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds, 6 3/4% Series due March 1, 2003 and $95 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds, 6 3/4% Series due April 1, 2003, plus accrued interest. The remaining net proceeds, approximately $536 million, were used for general corporate purposes, including the repayment of short-term advances from affiliates. A portion of these advances arose from Oncor's previous redemption of $400 million principal amount of Oncor's First Mortgage Bonds Floating Rate Series C due June 15, 2003.

THE EXCHANGE OFFER;
  NEW NOTES.................  Oncor is offering to exchange the New 2015 Notes for the Old 2015 Notes and the New 2033 Notes for the Old 2033 Notes. The New Notes of each series will have been registered under the Securities Act and be of a like principal amount and will be substantially identical to the respective series of Old Notes. Noteholders that properly tender their Old Notes and do not validly withdraw their tender before the expiration of the exchange offer will have the benefit of this exchange offer. Old Notes of each series may be exchanged for New Notes of the respective series only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Oncor will issue the New Notes on or promptly after the expiration of this exchange offer. See THE EXCHANGE OFFER in this prospectus.

EXPIRATION DATE.............  This exchange offer will expire at 5:00 p.m., New
                              York City time, on __________, 2003, unless extended by Oncor. Oncor will accept for exchange any and all Old Notes which are properly tendered in this exchange offer and not validly withdrawn before 5:00 p.m., New York City time, on ____________, 2003, or such other date that the exchange offer has been extended to by Oncor as provided in this prospectus.

RESALE OF NEW NOTES.........  Based on interpretive letters written by the staff of the SEC to companies other than Oncor, Oncor believes that the New Notes may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                                   o Are not an affiliate of Oncor within the meaning of Rule 405 under the Securities Act;

                                   o    Are not a broker-dealer that acquired
                                        the Old Notes directly from Oncor;

                                   o    Acquire the New Notes in the ordinary
                                        course of your business; and

                                   o    Do not have an arrangement or
                                        understanding with any person to
                                        participate in a distribution of the
                                        New Notes.

                                        Also, if you are not a broker-dealer you must represent that you are not engaged in, and do not intend to engage in, a distribution of the New Notes.

                              If Oncor's belief is inaccurate, holders of New Notes who offer, resell or otherwise transfer New Notes in violation of the Securities Act may incur liability under that Act. Oncor will not assume or indemnify holders against any such liability.

                              If you are a broker-dealer that purchased Old Notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell any of the New Notes. Oncor has agreed under a registration rights agreement that relates to the Old Notes to allow you to use this prospectus for this purpose for a period of 90 days after the consummation of this exchange offer.

                              Affiliates of Oncor, within the meaning of Rule 405 of the Securities Act, and broker- dealers that acquired Old Notes directly from Oncor may not rely on the above mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

CONDITIONS TO THIS
  EXCHANGE OFFER............  Oncor may terminate this exchange offer before its expiration if Oncor determines, in its reasonable discretion, that its ability to proceed with this exchange offer could be materially impaired due to

                                   o    any legal or governmental actions,

                                   o    any new law, statute, rule or
                                        regulation, or

                                   o    any interpretation by the staff of the
                                        SEC of any existing law, statute, rule
                                        or regulation.

TENDER PROCEDURES--
  BENEFICIAL OWNER..........  If you wish to tender Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                              IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR BROKER OR NOMINEE WITH RESPECT TO TENDERING PROCEDURES AND CONTACT YOUR BROKER OR NOMINEE DIRECTLY.

TENDER PROCEDURES--
  REGISTERED HOLDERS AND
  DTC PARTICIPANTS..........  If you are a registered holder of Old Notes and wish to participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof. If you are a participant in The Depository Trust Company, and wish to participate in this exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the accompanying letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile thereof or agent's message (as hereinafter defined), together with your Old Notes, which should be in book-entry form if you are a participant in DTC, and any other required documentation to the exchange agent. The Bank of New York will be the exchange agent for this exchange offer.

GUARANTEED DELIVERY
  PROCEDURES................  If you are a holder of Old Notes and wish to tender your Old Notes, but your Old Notes are not immediately available or you cannot deliver your Old Notes or the letter of transmittal to the exchange agent prior to the expiration of this exchange offer, then you must tender your Old Notes according to the special guaranteed delivery procedures. See THE EXCHANGE OFFER in this prospectus.

WITHDRAWAL RIGHTS...........  You may validly withdraw tenders of Old Notes at any time before 5:00 p.m., New York City time, on the date this exchange offer expires.

ACCEPTANCE OF OLD NOTES
 AND DELIVERY OF NEW NOTES..  Subject to the satisfaction or waiver of the conditions to this exchange offer, Oncor will accept for exchange any and all Old Notes that are properly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the date this exchange offer expires. The New Notes will be delivered promptly after the expiration of this exchange offer.

MATERIAL UNITED STATES
  FEDERAL INCOME TAX
  CONSIDERATIONS............  The exchange of New Notes of each series for Old
                              Notes of the respective series will not be a taxable event for United States federal income tax purposes. As a result, you will not recognize any income, gain or loss with respect to any exchange of Old Notes for New Notes. See MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS in this prospectus.

EFFECT ON HOLDERS OF THE
  REMAINING OLD NOTES.......  All of the Remaining Old Notes will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After this exchange offer, holders of the Remaining Old Notes will not have any further registration rights with respect to their Remaining Old Notes, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or (ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There could be no market for the Remaining Old Notes and thus you may be unable to sell your notes.

                                  THE NEW NOTES

     The terms of the New 2015 Notes will be identical in all material respects to the terms of the Old 2015 Notes, and the terms of the New 2033 Notes will be identical in all material respects to the terms of the Old 2033 Notes. The New Notes, however, will be registered under the Securities Act and will not have the registration rights and related additional interest provisions or transfer restrictions which were applicable to the Old Notes. The New Notes of each series will evidence the same debt as the Old Notes of the respective series. The New Notes will be governed by the same indenture as the Old Notes. For more information about the New Notes, see DESCRIPTION OF THE NEW NOTES in this prospectus.

ISSUER......................  Oncor Electric Delivery Company

THE NEW NOTES...............  $500,000,000 principal amount of Oncor's 6.375%
                              Exchange Senior Secured Notes due 2015 and
                              $350,000,000 principal amount of Oncor's 7.250% Exchange Senior Secured Notes due 2033, all of which have been registered under the Securities Act.

RANKING.....................  Oncor will issue the New Notes under its indenture and deed of trust, dated as of May 1, 2002, from Oncor to The Bank of New York, as trustee. This is the same indenture under which the Old Notes were issued. In this prospectus, Oncor refers to this indenture and deed of trust as the Indenture and the trustee under the Indenture as the Trustee.

                              Similar to the Old Notes, the New Notes will initially be secured by (i) the lien of a matching aggregate principal amount of Oncor's first mortgage bonds that Oncor issued to the Trustee for the benefit of the holders of the Old Notes and, upon exchange, the New Notes and (ii) a lien on Oncor's tangible electric transmission and distribution property. The first mortgage bonds were issued under Oncor's mortgage and deed of trust, dated as of December 1, 1983 from Oncor to The Bank of New York, as trustee. In this prospectus, Oncor refers to this mortgage and deed of trust as the 1983 Mortgage and the trustee under the 1983 Mortgage as the Mortgage Trustee.

                              As described above, the New Notes will initially be secured obligations of Oncor that will rank equally with all of Oncor's other outstanding secured debt. At June 30, 2003, Oncor had $3,113 million aggregate principal amount of secured debt outstanding, of which $1,063 million aggregate principal amount were first mortgage bonds not held by the Trustee and $2,050 million in aggregate principal amount were senior secured notes, including the Old Notes.

                              The lien of the Indenture and the first mortgage bonds may be released as briefly described below and more fully described under DESCRIPTION OF THE NEW NOTES - "Discharge of Lien; Release Date". Upon release of the liens, the New Notes and any Remaining Old Notes will cease to be secured obligations of Oncor and will become senior unsecured general obligations of Oncor pari passu with all of Oncor's other senior unsecured indebtedness. At June 30, 2003, Oncor had $1 billion principal amount of senior unsecured debt outstanding.

                              The liens securing the New Notes and the Remaining Old Notes may be released when the aggregate principal amount of all first mortgage bonds, other than those held by the Trustee, does not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization. See DESCRIPTION OF THE NEW NOTES - "Discharge of Lien; Release Date".

MATURITY....................  The New 2015 Notes mature on January 15, 2015 and the New 2033 Notes mature on January 15, 2033.

INTEREST RATE...............  The New 2015 Notes will bear interest at the annual rate of 6.375%. The New 2033 Notes will bear interest at the annual rate of 7.250%. Interest on each New Note will accrue from the date of the last interest payment on the Old Notes. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period.

INTEREST PAYMENT DATES......  Oncor will pay interest on each series of the New
                              Notes semi- annually on January 15 and July 15.

REDEMPTION..................  Oncor may at its option redeem all or part of each series of the New Notes and/or the Remaining Old Notes at the respective make-whole redemption prices discussed in this prospectus under DESCRIPTION OF THE NEW NOTES - "Optional Redemption," plus accrued and unpaid interest to the redemption date.

LIMITATION ON SECURED DEBT..  If any New Notes or any Remaining Old Notes are
                              outstanding under the Indenture, Oncor will not issue, incur or assume any debt secured by a lien upon any of Oncor's property, except for permitted secured debt, unless the New Notes and the Remaining Old Notes are also secured by that lien, without the consent of the holders of a majority of all outstanding securities issued under the Indenture, including the New Notes and the Remaining Old Notes. See DESCRIPTION OF THE NEW NOTES - "Limitation on Secured Debt" in this prospectus.

RATINGS.....................  The New Notes are expected to be assigned ratings consistent with the Old Notes. The Old Notes are currently rated Baa1 by Moody's Investors Service, Inc., BBB by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and BBB+ by Fitch, Inc.

                              A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell, exchange or hold the Old Notes or the New Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if the rating agency decides that circumstances warrant that change.

RISK FACTORS ...............  You should carefully consider each of the factors described in the section of this prospectus entitled RISK FACTORS before participating in this exchange offer.

FORM........................  The New Notes will be represented by one or more permanent global notes in fully registered form. Each global note will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC's nominee. See DESCRIPTION OF THE NEW NOTES-- "Book-Entry" in this prospectus.

TRUSTEE AND PAYING AGENT....  The Bank of New York

GOVERNING LAW...............  The Indenture is, and the New Notes will be, governed by the laws of the State of New York.

                                    BUSINESS

ONCOR ELECTRIC DELIVERY COMPANY AND AFFILIATES

     Oncor is a wholly-owned subsidiary of TXU US Holdings Company which is a wholly-owned subsidiary of TXU Corp. Oncor is a regulated company principally engaged in providing electricity transmission and distribution services to retail electric providers that sell power in the north-central, eastern and western parts of Texas. A majority of Oncor's revenues represent fees for delivery services provided to TXU Energy Company LLC, a wholly-owned subsidiary of US Holdings. Oncor is an indirect, wholly-owned subsidiary of TXU Corp.

     TXU Corp. is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, portfolio management, including risk management and certain trading activities, energy delivery and, through a business held for sale and formerly a joint venture, telecommunications services. TXU Corp. delivers or sells energy to approximately five million residential, commercial and industrial customers in the United States and Australia.

     Within the TXU corporate structure, Oncor, TXU Gas Company and three subsidiaries of TXU Gas are managed collectively as the Oncor Group and are reported by TXU Corp. as its energy delivery segment. TXU Gas' three subsidiaries managed within the Oncor Group are Oncor Utility Solutions (Texas) Company, Oncor Utility Solutions (North America) Company and Oncor Utility Solutions (Canada) Company Limited. While these three entities share the Oncor name, they are not subsidiaries of Oncor.

     Neither TXU Corp. nor any of its other subsidiaries or affiliates, including members of the Oncor Group other than Oncor, will guarantee or provide other credit or funding support for any of the New Notes or any of the Remaining Old Notes.

     Oncor was formed as part of TXU Corp.'s response to electric industry restructuring in Texas. Through December 31, 2001, US Holdings operated as a vertically-integrated electric utility subsidiary of TXU Corp., generating, transmitting and distributing electricity to customers in its service territory. On January 1, 2002, with the advent of the deregulation of the generation and supply markets pursuant to restructuring legislation passed during the 1999 session of the Texas legislature, US Holdings transferred its:

     o    regulated electric transmission and distribution assets to Oncor;

     o unregulated electric power generation assets to various subsidiaries of TXU Generation Holdings Company LLC, an unregulated, wholly-owned subsidiary of TXU Energy; and

     o retail customers to TXU Energy Retail Company LP, also an unregulated, wholly-owned subsidiary of TXU Energy that operates TXU Energy's retail electric provider business.

     Also, on January 1, 2002 the regulated electric transmission and distribution business of TXU SESCO Company, a subsidiary of TXU Corp., was transferred to Oncor.

     Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments. Oncor's principal operations are:

     o ELECTRIC TRANSMISSION - Oncor's electricity transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities. Oncor's transmission facilities transverse almost 200,000 square miles of Texas and consist of 4,522 circuit miles of 345-kilovolt transmission lines and 9,615 circuit miles of 138- kilovolt and 69- kilovolt transmission lines and over 900 substations.

     o ELECTRIC DISTRIBUTION - Oncor's electricity distribution business distributes electricity for retail electric providers in its certificated service area. Oncor's service territory includes 92 counties and 370 incorporated municipalities in the north-central, eastern and western parts of Texas. Oncor provides delivery services to these retail electric providers, which sell electricity to over 2.9 million points of delivery. Oncor's distribution network consists of 55,178 miles of overhead primary conductors, 22,073 miles of overhead secondary and street light conductors, 12,264 miles of underground primary conductors and 7,332 miles of underground secondary and street light conductors. The majority of Oncor's distribution network operates at 25- kilovolt and 12.5- kilovolt.

     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 retail electric providers in Oncor's certificated service area. One of these retail electric providers is TXU Energy, which is the largest retail electric provider operating in Oncor's certificated service area. For the six months ended June 30, 2003, Oncor had $992 million in revenues for delivery services. Of this amount, $726 million, or 73%, represented revenues from TXU Energy.

     Oncor's operations do not include the production or sale of electricity, but rather consist of providing transmission and distribution delivery and related services.

     Most of Oncor's power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. The transmission facilities and the distribution network transferred from US Holdings to Oncor on January 1, 2002 are currently subject to the lien of the 1983 Mortgage. All of the transmission facilities and the distribution network of Oncor are currently subject to the lien of the Indenture.

REGULATION

     Oncor is a rate-regulated electric transmission and distribution utility operating wholly within the State of Texas and is subject to the jurisdiction of the Public Utility Commission of Texas and certain municipalities with respect to rates and service. In this prospectus, Oncor refers to the Public Utility Commission of Texas as the Commission.

     On December 31, 2001, US Holdings filed a settlement plan with the Commission. It resolved all major pending issues related to US Holdings' transition to competition. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business. The settlement was approved by the Commission in June of 2002 and has become final.

     Oncor is also subject to various federal, state and local regulations dealing with environmental matters.

MISCELLANEOUS

     Oncor is a Texas corporation that was formed in November 2001 and began operations on January 1, 2002. The mailing address of Oncor's principal executive offices is 500 N. Akard Street, Dallas, Texas 75201; Oncor's telephone number is (214) 486-2000.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data together with the sections of this prospectus entitled SELECTED FINANCIAL INFORMATION and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and the related notes to the financial statements included elsewhere in this prospectus. The financial information for the years ended December 31, 2001 and 2000 was derived from the separate historical financial statements of US Holdings and TXU SESCO. Various unbundling and allocation methodologies were used in combining this information. While Oncor believes that the methodologies used to combine this information are reasonable, had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from this combined financial information. The financial information for the six months ended June 30, 2003 and 2002 and the financial information for the year ended December 31, 2002 represent the actual results of operations and financial position for Oncor for the periods indicated and may not be comparable to the combined financial information for the years ended December 31, 2001 and 2000. In addition, because of the seasonal nature of Oncor's business, results for an interim period may not be indicative of results that may be expected for an entire year.

                                                      SIX MONTHS ENDED
                                                          JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                   ---------------------        -----------------------------------
                                                     2003           2002          2002          2001         2000
                                                   -------        -------       -------        -------      -------
                                                         (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)

INCOME STATEMENT DATA:

   Operating revenues......................        $   992        $  994        $ 1,994        $ 2,314      $ 2,081
   Net income..............................        $   113        $  136        $   122        $   228      $   226
   Ratio of earnings to fixed charges(a) ..           2.05          2.56           2.32           2.24         2.28

BALANCE SHEET DATA (END OF PERIOD):
   Total assets............................        $ 9,023                      $ 9,022        $ 8,495      $ 8,149
   Property, plant and equipment - net.....        $ 6,162                      $ 6,056        $ 5,802      $ 5,445

   Capitalization:
     Long-term debt, less amounts due currently:
       Secured debt........................        $ 2,981                      $ 3,080        $ 2,082      $ 2,671
       Unsecured debt......................        $ 1,000                      $ 1,000        $ 1,200      $    81
                                                   -------                      -------        -------      -------
         Total.............................        $ 3,981                      $ 4,080        $ 3,282      $ 2,752
     Shareholder's equity..................        $ 2,913                      $ 2,649        $ 2,701      $ 2,532
                                                   -------                      -------        -------      -------
           Total Capitalization............        $ 6,894                      $ 6,729        $ 5,983      $ 5,284
                                                   =======                      =======        =======      =======

   Capitalization ratios:
     Long-term debt, less amounts due currently:
       Secured debt........................          43.2%                        45.8%          34.8%        50.6%
       Unsecured debt......................          14.5%                        14.8%          20.1%         1.5%
                                                   -------                      -------        -------      -------
         Total.............................          57.7%                        60.6%          54.9%        52.1%
     Shareholder's equity..................          42.3%                        39.4%          45.1%        47.9%
                                                   -------                      -------        -------      -------
           Total Capitalization............         100.0%                       100.0%         100.0%       100.0%
                                                   =======                      =======        =======      =======

__________________
(a) Calculated by dividing pretax income, excluding extraordinary charges, plus fixed charges (interest expense and estimated interest within rental expense) by fixed charges.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should consider the factors described below. The risks and uncertainties described below are not the only risks Oncor may face. Additional risks and uncertainties not presently known to Oncor or that Oncor currently deems immaterial may impair its business operations. Each of the risks described below could have a material adverse effect on Oncor's business, financial condition or results of operations and could result in a loss or a decrease in the value of your New Notes and the Remaining Old Notes.

                       RISKS RELATED TO ONCOR'S BUSINESSES

ONCOR'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL AND ARE SUBJECT TO RISKS THAT ARE BEYOND ONCOR'S CONTROL.

     A portion of Oncor's revenues is derived from rates that Oncor collects from each retail electric provider based on the amount of electricity Oncor distributes on behalf of each retail electric provider. Thus, Oncor's revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage. In addition, the operation of electricity transmission and distribution facilities involves many risks, including breakdown or failure of equipment and transmission lines, lack of sufficient capital to maintain the facilities, the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of efficiency. This could result in lost revenues or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of these lost revenues or increased expenses. Also, natural disasters, war, terrorist acts and other catastrophic events may impact Oncor's operations in adverse ways, including the disruption of power production and energy delivery activities, declines in customer demand, cost increases and instability in the financial markets. Oncor's ability to obtain insurance, and the cost of and coverage provided by insurance, could be affected by events outside its control.

     Oncor's ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables. If Oncor's efforts to complete capital improvements are unsuccessful, Oncor could be subject to additional costs and/or the write off of its investment in the project or improvement.

RATE REGULATION OF ONCOR'S BUSINESS MAY DELAY OR DENY ONCOR FULL RECOVERY OF ONCOR'S COSTS.

     Oncor's rates are regulated by the Commission and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor's rates are regulated by the Commission based on an analysis of Oncor's costs, as reviewed and approved in a regulatory proceeding. As part of the settlement plan filed by US Holdings with the Commission, Oncor has agreed not to seek to increase its distribution rates prior to 2004. Thus, the rates Oncor is allowed to charge may or may not match Oncor's costs and allowed return on invested capital at any given time. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the Commission will judge all of Oncor's costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor's cost and the return on invested capital allowed by the Commission.

COLLECTION OF ONCOR'S DISTRIBUTION REVENUES IS CONCENTRATED IN A SMALL NUMBER OF RETAIL ELECTRIC PROVIDERS.

     Oncor's revenues from the distribution of electricity are collected from approximately 35 retail electric providers that sell the electricity Oncor distributes to these retail electric providers' customers. Oncor depends on these retail electric providers to timely remit these revenues to Oncor. Oncor could experience delays or defaults in payment from these retail electric providers, adversely affecting Oncor's cash flows and financial condition. For the six months ended June 30, 2003, Oncor had $992 million in revenues for delivery services. Of this amount, $726 million, or 73%, represented revenues from TXU Energy.

     In addition to revenues, Oncor is owed other significant amounts, as discussed below, from TXU Energy. Oncor's financial results and condition could be adversely affected by any nonperformance of TXU Energy regarding these matters.

     Oncor records interest income receivable from TXU Energy with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest income reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory assets. For the six months ended June 30, 2003, this interest income totaled $24 million.

     Under terms of the settlement plan, Oncor expects to issue securitization bonds in the principal amount of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, Oncor's financial statements reflect a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

     Oncor has a note receivable from TXU Energy related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a credit applied to delivery fees billed to retail electric providers, including TXU Energy, for a two-year period ending December 31, 2003. At June 30, 2003, the note receivable balance was $71 million. The principal and interest payments on the note receivable from TXU Energy reimburse Oncor for the credit applied to delivery fees billed to retail electric providers. For the six months ended June 30, 2003, the principal payments received on the note receivable totaled $99 million and the interest income totaled $5 million.

TECHNOLOGICAL CHANGE MAY MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE AND MAY ADVERSELY AFFECT ONCOR'S REVENUES AND RESULTS OF OPERATIONS.

     The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity through Oncor's distribution facilities. While not generally competitive now, manufacturers of self-generation facilities continue to develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for customers. Any reduction in the amount of electric energy distributed by Oncor as a result of these technologies may have an adverse impact on Oncor's revenues and results of operations in the future.

ONCOR IS SUBJECT TO EXTENSIVE ENVIRONMENTAL AND OTHER REGULATIONS THAT COULD INCREASE ONCOR'S COSTS AND HAVE AN ADVERSE IMPACT ON ONCOR'S BUSINESS.

     Oncor is subject to extensive federal, state and local environmental statutes, rules and regulations. There are capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could increase in the future.

     In addition, Oncor is subject to changes in laws or regulations, including the Federal Power Act, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the Commission and the Federal Energy Regulatory Commission, with respect to matters including, but not limited to, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities and return on invested capital. Given the newness of the competitive market in Texas, existing laws and regulations governing the market structure could be reconsidered, revised or reinterpreted or new laws or regulations could be adopted. Any changes to these laws or regulations could have an adverse impact on Oncor's business.

           RISKS RELATED TO ONCOR'S CORPORATE AND FINANCIAL STRUCTURE

IN THE FUTURE, ONCOR MAY HAVE LIQUIDITY NEEDS THAT MAY BE DIFFICULT TO SATISFY.

      The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact Oncor's ability to sustain and grow its businesses, which are capital intensive, and would likely increase its capital costs. Oncor relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. Oncor's access to the financial markets could be adversely impacted by various factors, such as:

     o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

     o    inability to access commercial paper markets;

     o a deterioration of Oncor's credit or a reduction in Oncor's credit ratings or the credit ratings of its subsidiaries;

     o    a material breakdown in Oncor's risk management procedures; and

     o the occurrence of material adverse changes in Oncor's business that restrict Oncor's ability to access its liquidity facilities.

RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND ONCOR'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN ONCOR'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON ONCOR'S BUSINESS, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Oncor believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on Oncor's financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and Oncor cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any new accounting standards could negatively impact reported financial results.

ONCOR'S PARENT COMPANIES ARE NOT OBLIGATED TO HELP MAINTAIN ITS CAPITAL.

     Oncor is an indirect, wholly-owned subsidiary of TXU Corp. and a direct, wholly-owned subsidiary of US Holdings. TXU Corp. and US Holdings are not obligated to provide any loans, further equity contributions or other funding to Oncor or any of its subsidiaries. Oncor must compete with all of TXU Corp.'s and US Holdings' other subsidiaries for capital and other resources. While, as a member of the TXU corporate group, Oncor operates within policies, including dividend policies, established by TXU Corp. that impact the liquidity of Oncor, the regulation of Oncor's rates provides economic disincentives to any significant reduction of Oncor's equity capitalization and prohibits cross-subsidization of other TXU Corp. group members by Oncor.

     The lack of necessary capital and cash reserves may adversely impact Oncor's growth plans, its ability to raise additional debt and the evaluation of its creditworthiness by rating agencies.

                      RISKS RELATED TO THIS EXCHANGE OFFER

IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

     The Remaining Old Notes will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of the Remaining Old Notes will not have any further rights to have those notes registered under the Securities Act, except in the limited circumstances described in the next sentence. The only holders that will have further registration rights are broker dealers and holders, other than broker dealers, (i) that were not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or
(ii) that participated in the exchange offer but do not receive freely tradeable New Notes on the date of the exchange. The value of the Remaining Old Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the Remaining Old Notes and thus you may be unable to sell those notes.

LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT YOU FROM EXCHANGING YOUR OLD NOTES.

     Noteholders are responsible for complying with all exchange offer procedures. The issuance of New Notes will only occur upon the proper and timely completion of the procedures described in this prospectus under the heading THE EXCHANGE OFFER. Therefore, holders of Old Notes that wish to exchange Old Notes for New Notes should allow sufficient time for the timely completion of the exchange procedure. Neither Oncor nor the exchange agent is obligated to notify you of any failure to follow the proper exchange procedure.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED.

     A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the New Notes. Oncor's obligation to make this prospectus available to broker-dealers is limited. Consequently, Oncor cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

                         RISKS RELATED TO THE NEW NOTES

THERE IS NO EXISTING MARKET FOR THE NEW NOTES AND ONCOR CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

     There is no existing market for the New Notes and Oncor does not intend to apply for listing of the New Notes on any securities exchange. There can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of noteholders to sell their New Notes or the price at which the noteholders will be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors including, among other things, prevailing interest rates, Oncor's operating results and the market for similar securities. If a market for the New Notes does not develop, purchasers may be unable to resell their New Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily.

THE MARKET PRICE OF THE NEW NOTES MAY FLUCTUATE.

     Any downgrade of Oncor's credit ratings or the credit ratings of TXU Corp. or TXU Corp.'s other subsidiaries by Moody's, S&P or Fitch could have a significant adverse impact on the market price of the New Notes, assuming any market develops.

     In addition, the fact that some other participants in the energy industry have engaged in questionable accounting and business practices has adversely impacted the market for securities issued by those participants as well as others in the energy industry. While neither Oncor nor any of its affiliates has engaged in these practices, the market price of Oncor securities, including the New Notes, assuming any market develops, may also be adversely impacted by continuing developments and disclosures, concerning other industry participants, over which Oncor has no control.

THE NEW NOTES ARE EXPECTED TO BECOME UNSECURED OBLIGATIONS OF ONCOR IN
THE FUTURE.

     The Indenture provides that the lien securing the New Notes may be discharged and the first mortgage bonds and any other Class A Bonds held by the Trustee may be deemed satisfied and discharged when all Class A Bonds, other than the Class A Bonds held by the Trustee, do not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization. The retirement of Oncor's first mortgage bonds could be accomplished through the redemption, purchase or payment at maturity of first mortgage bonds. At the time of the discharge, there will be no collateral for the New Notes. Consequently, the New Notes will become senior unsecured general obligations of Oncor pari passu with all other senior unsecured indebtedness of Oncor. The absence of collateral could materially adversely affect the ability of the holders of the New Notes to collect payment therefor in the event of the bankruptcy or liquidation of Oncor. After the New Notes become unsecured, Oncor may incur secured debt without securing the New Notes to the extent permitted by the limitation on secured debt in the Indenture. For a more detailed discussion and for certain definitions used in this risk factor, see DESCRIPTION OF THE NEW NOTES in this prospectus.

                           FORWARD-LOOKING INFORMATION

     This prospectus contains "forward-looking statements." All statements, other than statements of historical facts, that are included in this prospectus that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, development or operation of transmission and distribution assets, market and industry developments and the growth of Oncor's business and operations, are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause Oncor's actual results to differ materially from those projected in such forward-looking statement:

     o prevailing governmental policies and regulatory actions, including those of the FERC and the Commission, with respect to:

          o    allowed rates of return;
          o    industry, market and rate structure;
          o    recovery of investments;
          o    acquisitions and disposals of assets and facilities;
          o    operation and construction of facilities;
          o    changes in tax laws and policies; and
          o changes in and compliance with environmental and safety laws and policies;

     o continued implementation of the restructuring legislation passed by the Texas legislature in 1999;

     o    legal and administrative proceedings and settlements;

     o    general industry trends;

     o weather conditions and other natural phenomena, and acts of sabotage, war or other terrorist activities;

     o unanticipated population growth or decline, and changes in market demand and demographic patterns;

     o changes in business strategy, development plans or vendor relationships;

     o unanticipated changes in interest rates, commodity prices or rates of inflation;

     o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

     o    commercial bank market and capital market conditions;

     o inability of various counterparties to meet their obligations with respect to Oncor's financial instruments;

     o    changes in technology used and services offered by Oncor;

     o significant changes in Oncor's relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

     o    significant changes in critical accounting policies material to Oncor;
          and

     o    actions of rating agencies.

     Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of these factors. Also, Oncor can not assess the impact of each factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

     Oncor will not receive any cash proceeds from the issuance of the New Notes. In exchange for issuing the New Notes as described in this prospectus, Oncor will receive an equal aggregate principal amount of Old Notes, which will be cancelled.

     Oncor received approximately $833 million of net proceeds from the sale of the Old Notes. Oncor used those proceeds to defease or repurchase for retirement approximately $194.5 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds, 6 3/4% Series due March 1, 2003 and $95 million principal amount of Oncor's First Mortgage and Collateral Trust Bonds, 6 3/4% Series due April 1, 2003, plus accrued interest. The remaining net proceeds, approximately $536 million, were used for general corporate purposes, including the repayment of short-term advances from affiliates. A portion of these advances arose from Oncor's previous redemption of $400 million principal amount of Oncor's First Mortgage Bonds Floating Rate Series C due June 15, 2003.

                       CAPITALIZATION AND SHORT-TERM DEBT

     The following table shows Oncor's capitalization and short-term debt as of June 30, 2003, and as adjusted. You should read the information in this table together with the sections of this prospectus entitled SELECTED FINANCIAL INFORMATION and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and the related notes included elsewhere in this prospectus.

                                                                                            ADJUSTED(a)
                                                                OUTSTANDING AT  --------------------------------
                                                                 JUNE 30, 2003         AMOUNT            PERCENT
                                                                 (IN MILLIONS)      (IN MILLIONS)

Capitalization:
     Long-term debt, less amounts due currently:
       First Mortgage Bonds ..............................          $   931            $   931
       Senior Secured Notes ..............................            2,050              2,050
       Debentures ........................................            1,000              1,000
                                                                    -------            -------             -----
         Total long-term debt ............................            3,981              3,981              57.7%
     Shareholder's equity                                             2,913              2,913              42.3%
                                                                    -------            -------             -----
              Total Capitalization .......................          $ 6,894            $ 6,894             100.0%
                                                                    =======            =======             =====
Short-term advances from affiliates ......................          $    13            $    45
Notes payable - commercial paper..........................          $    --            $    --
Long-term debt due currently..............................          $   100            $   100

_________________
(a) Adjusted to reflect an increase of 32 million in short-term advances from affiliates from the date indicated above through July 31, 2003.

                         SELECTED FINANCIAL INFORMATION

     The following table presents Oncor's selected financial information. Although Oncor began operations on January 1, 2002, and is not a successor to US Holdings or TXU SESCO, it is voluntarily providing selected financial information for the years ended 2001, 2000 and 1999 based on the combined historical financial data for the unbundled transmission and distribution operations of US Holdings and TXU SESCO. Similar selected financial data for 1998 is not available without unreasonable or undue effort, expense or burden. The information set forth below should be read together with the section of this prospectus entitled MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and the financial statements and related notes to the financial statements included elsewhere in this prospectus. The financial information included within the combined financial information for the years ended December 31, 2001, 2000 and 1999 was derived from the separate historical financial statements of US Holdings and TXU SESCO. Various unbundling and allocation methodologies were used in combining this financial information. While Oncor believes that the methodologies used to unbundle this information are reasonable, had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from this combined financial information. The financial information for the six months ended June 30, 2003 and 2002 and the financial information for the year ended December 31, 2002 represent the actual results of operations and financial position for Oncor for the periods indicated and may not be comparable to the combined financial information for the years ended December 31, 2001, 2000 and 1999. In addition, because of the seasonal nature of Oncor's business, results for an interim period may not be indicative of results that may be expected for an entire year.


                                         SIX MONTHS ENDED
                                              JUNE 30,                       YEAR ENDED DECEMBER 31,
                                       ---------------------     -------------------------------------------------
                                        2003          2002         2002         2001         2000           1999
                                       --------     --------     --------     ---------    ---------     ---------
                                                 (MILLIONS OF DOLLARS EXCEPT RATIOS AND PERCENTAGES)
INCOME STATEMENT DATA:
  Operating revenues ..................$    992     $    994     $  1,994     $   2,314    $   2,081     $   1,931
  Operating expenses ..................$    743     $    747     $  1,517     $   1,820    $   1,597     $   1,444
  Operating income ....................$    249     $    247     $    477     $     494    $     484     $     487
  Net income ..........................$    113     $    136     $    122     $     228    $     226     $     223
  Ratio of earnings to fixed
  charges(a)...........................    2.05         2.56         2.32          2.24         2.28          2.15

BALANCE SHEET DATA (END OF PERIOD):
  Total assets ........................$  9,023                  $  9,022     $   8,495    $   8,149
  Property, plant and equipment --
  net .................................$  6,162                  $  6,056     $   5,802    $   5,445

  Capitalization:
   Long-term debt, less amounts
    due currently:
     Secured debt .....................$  2,981                  $  3,080     $   2,082    $   2,671
     Unsecured debt....................$  1,000                  $  1,000     $   1,200    $      81
                                       --------                  --------     ---------    ---------
      Total ...........................$  3,981                  $  4,080     $   3,282    $   2,752
   Shareholder's equity ...............$  2,913                  $  2,649     $   2,701    $   2,532
                                       --------                  --------     ---------    ---------
       Total Capitalization ...........$  6,894                  $  6,729     $   5,983    $   5,284
                                       --------                  ========     =========    =========

  Capitalization ratios:
   Long-term debt, less amounts
    due currently:
     Secured debt .....................    43.2%                     45.8%         34.8%        50.6%
     Unsecured debt ...................    14.5%                     14.8%         20.1%         1.5%
                                       --------                  --------     ---------    ---------
      Total ...........................    57.7%                     60.6%         54.9%        52.1%
   Shareholder's equity ...............    42.3%                     39.4%         45.1%        47.9%
                                       --------                  --------     ---------    ---------
       Total Capitalization ...........   100.0%                    100.0%        100.0%       100.0%
                                       --------                  ========     =========    =========

OTHER FINANCIAL DATA:
  Cash provided by (used in)
   operating activities ...............$    117     $    (69)    $    233     $     675    $     441     $     623
  Capital expenditures ................$    245     $    265     $    513     $     635    $     517     $     489

______________________
(a) Calculated by dividing pretax income, excluding extraordinary charges, plus fixed charges (interest expense and estimated interest within rental expense) by fixed charges.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the sections of this prospectus entitled RISK FACTORS, FORWARD-LOOKING INFORMATION and SELECTED FINANCIAL INFORMATION and Oncor's financial statements and related notes to the financial statements included elsewhere in this prospectus.

BUSINESS

     Oncor is a regulated company principally engaged in providing electricity transmission and distribution services to retail electric providers that sell power in the north-central, eastern and western parts of Texas.

     Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. A majority of Oncor's revenues represent fees for delivery services provided to TXU Energy, a wholly-owned subsidiary of US Holdings. For the six months ended June 30, 2003, these affiliated revenues represented 73% of Oncor's revenues.

     Oncor is managed as an integrated business; consequently, there are no separate reportable business segments.

CRITICAL ACCOUNTING POLICIES

     Oncor's accounting policies are detailed in Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000 and Note 1 to the financial statements for the three and six months ended June 30, 2003 and 2002 included elsewhere in this prospectus. Oncor follows accounting principles generally accepted in the United States of America. In applying these accounting policies in the preparation of Oncor's consolidated financial statements, management is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenue and expense during the periods covered. The following is a summary of certain critical accounting policies of Oncor that are impacted by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

     REVENUE RECOGNITION -- Oncor records revenue for delivery services under the accrual method. Electricity transmission and distribution revenues are recognized when delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the delivery fee value of electricity provided from the meter reading date to the end of the period. The accrued revenue is based on actual daily revenues for the most recent metered period applied to the number of unmetered days through the end of the period.

      REGULATORY ASSETS AND LIABILITIES -- The financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 3 to the financial statements for the years ended December 31, 2002, 2001 and 2000.

      In 2002, Oncor recorded an extraordinary loss of $123 million (net of income tax benefit of $66 million) to writedown regulatory assets subject to securitization through the future issuance of $1.3 billion principal amount of transition (securitization) bonds in accordance with US Holdings' regulatory settlement plan with the Commission as described in Note 3 to Financial Statements for the years ended December 31, 2002, 2001 and 2000. The regulatory asset carrying value is intended to represent the estimated amount of future cash flows to be recovered from retail electric providers through increased rates; the determination of this amount is based on estimates. Oncor's future payments of the bonds' principal and interest will be equal to the amount of increased electricity delivery rates. The writedown, which was taken as a result of the final approval of the settlement plan, reflects the impact of lower interest rates. As actual interest rates on the bonds may differ from current estimates, the regulatory asset carrying value, which was $1.7 billion at December 31, 2002, is subject to further adjustment.

      DEFINED BENEFIT PENSION PLANS AND OTHER POSTRETIREMENT BENEFIT PLANS-- Oncor is a participating employer in the TXU Retirement Plan, a defined benefit pension plan sponsored by TXU Corp. Oncor also participates with TXU Corp. and other affiliated subsidiaries of TXU Corp. to offer health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU Corp. Reported costs of providing non-contributory defined pension benefits and other postretirement benefits are dependent upon numerous factors, assumptions and estimates. See Note 9 to the financial statements for the years ended December 31, 2002, 2001 and 2000.

      For example, these costs are impacted by actual employee demographics, including age, compensation levels, and employment periods, the level of contributions made to the plan, and earnings on plan assets. The TXU Retirement Plan's assets are primarily made up of equity and fixed income investments. Changes made to the provisions of the plan may also impact current and future pension costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased pension costs in future periods. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

      In accordance with SFAS No. 87, changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants.

      As of December 31, 2002, key assumptions of the TXU Retirement Plan and other postretirement benefit plans were revised, including decreasing the expected return on plan assets from 9% to 8.5% and decreasing the assumed discount rate from 7.5% to 6.75%. In selecting assumed discount rates, TXU Corp. considered fixed income security yield rates for AA rated portfolios as reported by Moody's. In selecting an assumed rate of return on plan assets, TXU Corp. considered past performance and economic forecasts for the types of investments held by the plan. The market value of the TXU Retirement Plan assets has been affected by sharp declines in equity markets since the first quarter of 2000. Plan asset values have declined $151 million and $49 million in 2002 and 2001, respectively. The projected benefit obligation has increased by $165 million as a result of the change in the discount rate. Further, based on the current assumptions and available information, in 2003 pension expense is expected to increase, as a result of the changed assumptions above and other actions, a total of approximately $12 million over 2002 amounts. Pension cost and cash funding requirements could increase in future years.

      The amounts provided above for funding requirements and pension expense mentioned above, represent allocations of the TXU Retirement Plan to Oncor.


RESULTS OF OPERATIONS

                                                       THREE MONTHS ENDED        SIX MONTHS ENDED
                                                             JUNE 30,                 JUNE 30,
                                                       -------------------      -------------------
                                                         2003        2002         2003        2002
                                                       -------     -------      -------     -------
OPERATING STATISTICS
Delivered electricity volumes (gigawatt hours)......    24,378      26,232       48,286      49,818

Electric points of delivery (end of period
  and in thousands).................................                              2,909       2,887

Operating revenues (million of dollars):
     Affiliated - TXU Energy........................   $   349     $   397      $   726     $   813
     Non-affiliated.................................       137         103          266         181
                                                       -------     -------      -------     -------
     Total .........................................   $   486     $   500      $   992     $   994
                                                       =======     =======      =======     =======


  THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED JUNE 30, 2002
  -----------------------------------------------------------------------------

     Operating revenues decreased $14 million, or 3%, to $486 million in 2003. The decrease reflected higher unbilled revenues in 2002 resulting from billing issues associated with the transition to competition, as previously disclosed. Delivered electricity volumes for the year 2003 are expected to grow 2% over 2002 levels. The revenue decline was partially offset by $8 million in increased disconnect/reconnect fees due to new provider of last resort rules in 2003 and greater competition-related customer switching activities and $2 million in higher transmission revenues due to increased tariffs. Increased wholesale transmission rates approved by the Commission and effective in May 2003 and a related increase in distribution tariffs, expected to be approved by the Commission in the third quarter of 2003, are expected to result in an estimated $44 million in incremental revenues on an annualized basis.

     Operation and maintenance expenses increased by $1 million, or 1%, to $190 million in 2003. The increase reflected higher transmission costs paid to other utilities, partially offset by lower employee-related and outside consulting expenses arising from cost savings initiatives implemented in late 2002.

     Depreciation and amortization increased $1 million, or 2%, to $68 million. The increase reflects investments in delivery facilities to support growth and normal replacements of equipment.

     Taxes other than income rose $1 million, or 1%, to $93 million in 2003 primarily due to an increase in state franchise taxes and ad valorem taxes, partially offset by a decline in local gross receipts taxes due to lower revenues on which these taxes are based.

     Interest income increased $3 million in 2003 reflecting a $7 million increase in the reimbursement from TXU Energy for higher carrying costs on regulatory assets, partially offset by $4 million in lower interest from TXU Energy on the excess mitigation credit note receivable due to principal repayments. See the discussion below regarding higher average interest rates.

     Interest expense and other charges increased by $9 million, or 14%, to $74 million in 2003. Of the change, $7 million was due to higher average interest rates on borrowings and $6 million was due to higher average borrowings, partially offset by $4 million less interest passed to retail electric providers related to the excess mitigation credit. The increase in average interest rates reflected the refinancing of affiliate borrowings with higher rate long-term debt issuances.

     Income tax expense was $23 million in 2003, including $18 million related to operating income and $5 million related to nonoperating income. The effective tax rate decreased 3 points to 30.7% in 2003 from 33.7% in 2002, due primarily to comparable amortization of investment tax credits and other items for tax purposes on lower pre-tax earnings.

     Net income decreased $13 million, or 20%, to $52 million primarily due to lower revenues and higher interest expense. Net pension and postretirement benefit costs reduced net income by $8 million in 2003 and $6 million in 2002.

     SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002
     -------------------------------------------------------------------------

     Oncor's operating revenues decreased $2 million to $992 million in 2003. The decrease reflected higher unbilled revenues in 2002 resulting from billing issues associated with the transition to competition, as previously disclosed. Delivered electricity volumes for the year 2003 are expected to grow 2% over 2002 levels. The revenue decline was partially offset by $14 million in increased disconnect/reconnect fees due to the new provider of last resort rules and greater competition-related customer switching activities, $3 million in nonrecurring billing settlements for tower space leases with telecommunications companies and pole contract rentals from cable and telecommunication companies, and $2 million in higher transmission revenues due to increased tariffs effective in May 2003. Increased wholesale transmission rates approved by the Commission and effective in May 2003 and a related increase in distribution tariffs, expected to be approved by the Commission in the third quarter of 2003, are expected to result in an estimated $44 million in incremental revenues on an annualized basis.

     Operation and maintenance expenses increased by $11 million, or 3%, to $378 million in 2003, driven by higher transmission costs paid to other utilities and higher pension and other postretirement benefit costs, partially offset by the lower employee-related and outside consulting expenses from cost savings initiatives in late 2002.

     Depreciation and amortization increased $6 million, or 5%, to $137 million. The increase reflects investments in delivery facilities to support growth and normal replacements of equipment.

     Taxes other than income decreased $2 million, or 1%, to $185 million in 2003 due primarily to lower local gross receipts taxes, partially offset by increases in state franchise taxes and ad valorem taxes.

     Interest income increased $6 million in 2003 reflecting a $13 million increase in the reimbursement from the TXU Energy segment for higher carrying costs on regulatory assets, partially offset by $7 million less interest on the excess mitigation credit note receivable. See discussion below regarding higher average interest rates.

     Interest expense and other charges increased by $28 million, or 22%, to $155 million in 2003. Of the change, $24 million was due to higher average interest rates on borrowings and $11 million was due to higher average borrowings, partially offset by $7 million less interest passed to retail electric providers related to the excess mitigation credit. The change in average interest rates reflected the refinancing of affiliate borrowings with higher rate long-term debt issuances.

     Income tax expense was $54 million in 2003, including $43 million related to operating income and $11 million related to nonoperating income. The effective tax rate decreased 1 point to 32.3% in 2003 from 33.3% in 2002, due to comparable amortization of investment tax credits and other items for tax purposes on lower pre-tax earnings.

     Net income decreased $23 million, or 17%, to $113 million in 2003, primarily due to higher interest expense and operating and maintenance costs. Net pension and postretirement benefit costs reduced net income by $16 million in 2003 and $9 million in 2002.

                                                               YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
                                                          2002          2001        2000
                                                       ----------    ---------   ----------
OPERATING STATISTICS:
Electric energy delivered volumes (GWh)..............     104,785       99,139      100,545

Electric points of delivery (end of period and
in thousands)........................................       2,909        2,844        2,796

OPERATING REVENUES (MILLION OF DOLLARS):
     Affiliated - TXU Energy.........................  $    1,586    $   2,314   $    2,081
     Non-affiliated..................................         408            -            -
                                                       ----------    ---------   ----------
            Total ...................................  $    1,994    $   2,314   $    2,081
                                                       ==========    =========   ==========


     The 2001 and 2000 financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its generation and transmission and distribution operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the transmission and distribution operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' generation and transmission and distribution operations. Interest and other financing costs were determined based upon debt allocated. Allocations reflected in the financial information for 2001 and 2000 did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002. Further, certain financial information was deemed to be not reasonably allocable because of the changed nature of Oncor's and TXU Energy's operations subsequent to the opening of the market to competition, as compared to US Holdings' previous operations. Such activities and related financial information consisted primarily of costs related to retail customer support activities, including billing and related bad debts expense and gross receipts taxes, as well as regulated revenues associated with these costs. Financial information related to these activities was reported in Oncor's results of operations for the 2001 and 2000 periods. The resultant effects on comparability to results of operations for 2002 are discussed immediately below. Had the unbundled transmission and distribution operations of US Holdings actually existed as a separate entity, its results of operations could have differed materially from those included in the historical combined financial information included herein.


     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001
     ---------------------------------------------------------------------

     Operating revenues decreased $320 million, or 14%, to $2.0 billion in 2002. Revenues in 2001 included amounts associated with generation and retail expenses that were the responsibility of Oncor, but in 2002 these revenues and expenses are the responsibility of TXU Energy. Excluding the impact of these revenues in 2001, electric delivery revenues rose 3% on a 6% increase in electricity volumes delivered. Because the fees to retail electric providers for their large commercial and industrial customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in reported revenues.

     Operation and maintenance expenses decreased by $158 million, or 17%, to $762 million. The decline reflected the effects of approximately $150 million in customer support costs and bad debt expense in 2001 that are the responsibility of TXU Energy in 2002, a recoverable regulatory asset writeoff of $73 million in 2001 and computer systems costs incurred in 2001 for changes related to the restructuring of the Texas electricity market. These effects were partially offset by the costs in 2002 of a consumer energy efficiency program, mandated by the Commission, and higher transmission costs paid to other utilities.

     Depreciation and amortization increased $25 million, or 10%, to $264 million. The increase reflected $12 million related to transmission and distribution property additions, $9 million related to computer system additions and $4 million of debt issue cost amortization.

     Taxes other than income declined $152 million, or 28%, to $391 million in 2002 due to state gross receipts taxes that are reported in TXU Energy in 2002. Effective in 2002, local gross receipts taxes related to electricity revenue are an expense of Oncor while state gross receipts taxes are an expense of TXU Energy.

     Interest income of $49 million in 2002 reflected the reimbursement, effective in 2002, from TXU Energy for carrying costs on regulatory assets.

     Interest expense and other charges declined by $2 million, or 1%, to $265 million. The decline reflected $25 million due to lower average debt levels, largely offset by $21 million of interest expense related to the regulatory liability for the excess mitigation credit to retail electric providers and a $2 million decrease in capitalized interest.

     Goodwill amortization of $1 million in 2001 ceased, reflecting the discontinuance of goodwill amortization pursuant to the adoption of SFAS No. 142.

     Income tax expense was $118 million in 2002, including $100 million related to operating income and $18 million related to nonoperating income, resulting in an effective tax rate of 32.5% in 2002 compared to 34.3% in 2001. The decline reflected nonrecurring regulatory-driven adjustments recorded in 2001 relating to prior years.

     Income before extraordinary loss increased $17 million, or 7%, to $245 million reflecting the declines in operation and maintenance expenses and taxes other than income, as well as higher interest income, partially offset by the lower revenues. Net pension and postretirement benefit costs reduced net income by $17 million in 2002 and $8 million in 2001.

     Extraordinary loss in 2002 included a $123 million (net of income tax benefit of $66 million) regulatory-related charge to writedown regulatory assets related to securitization bonds to be issued in the future in accordance with the settlement plan. The regulatory asset writedown reflects the difference between the carrying value of the asset and the cash flows associated with the securitization bonds expected to be recovered through higher electricity delivery rates. This difference reflects the decline in interest rates.

     YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000
     ---------------------------------------------------------------------




     Operating revenues increased $233 million, or 11%, to $2.3 billion in 2001. This increase is primarily due to the impact on reported revenues of regulation, reflecting higher recoverable costs. Electricity volumes delivered declined 1% due to milder, more normal weather, the effects of which were partially offset by 2% growth in number of customers.

     Operation and maintenance expenses increased $109 million, or 13%, to $920 million. The increase reflected higher bad debt expense, driven by higher fuel charges to customers in late 2000 and early 2001, increases in transmission costs paid to other utilities and computer systems costs incurred in 2001 to prepare for the restructuring of the Texas electricity market. Operation and maintenance expenses in 2001 and 2000 included recoverable regulatory asset write-offs of $73 million and $52 million, respectively.

     Taxes other than income taxes increased $107 million, or 25%, to $543 million in 2001. The increase reflected higher state and local gross receipts taxes as a result of the rise in revenues, driven by higher fuel costs, in late 2000 and early 2001.

     Interest expense increased $7 million, or 3% to $267 million in 2001 due to higher average debt balances, including advances from affiliates.

     Income tax expense was $119 million in 2001, including $118 million related to operating income and $1 million related to nonoperating income, resulting in an effective tax rate of 34.3% in 2001 compared to 34.7% in 2000.

     Net income increased $2 million, or 1%, to $228 million in 2001, reflecting the higher revenues largely offset by the higher operation and maintenance expenses and taxes other than income.

COMPREHENSIVE INCOME

     Oncor has historically used, and will continue to use, derivative financial instruments that are highly effective in offsetting future cash flow volatility related to interest rates. The amounts included in other comprehensive income are expected to offset the impact of future rate changes on related payments. Amounts in other comprehensive income include (i) the value of cash flow hedges, based on current market conditions and (ii) the value of dedesignated and terminated cash flow hedges at the time of the dedesignation, less amortization, providing the transaction that was hedged is still forecasted. The effects of the hedges will be recorded in the statement of income as the hedged transactions are actually settled.

     For the six months ended June 30, 2003, Oncor has not utilized cash flow hedges although Oncor may enter into these hedges in the future. As a result, there were no changes in fair value of derivatives effective as cash flow hedges in 2003. For the three and six months ended June 30, 2002, changes in the fair value of derivatives effective as cash flow hedges reflected losses of $40 million ($26 million after-tax) and $39 million ($25 million after-tax), respectively. Losses in 2002 were due to cash flow hedges of certain future forecasted interest payments, and these amounts will be realized in income as the interest payments occur over a period of up to thirty years. Although the hedges were terminated in 2002, the interest payments are expected to be made as forecasted.

     During the year ended December 31, 2002, changes in the fair value of derivatives effective as cash flow hedges reflected losses of $39 million ($25 million after-tax). These losses were due to decreases in the fair value of interest rate hedges because of lower interest rates. During 2002, $1 million in after-tax losses in other comprehensive income were recognized in earnings.

     See also the discussion in Note 12 to the financial statements for the years ended December 31, 2002, 2001 and 2000 under "Derivative Financial Instruments and Hedging Activities" included elsewhere in this prospectus.

     FINANCIAL CONDITION

     LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOWS -- Cash flows provided by operating activities for the six months ended June 30, 2003 were $117 million, compared to $69 million used by operating activities for the six months ended June 30, 2002. The improved cash flow performance of $186 million was driven by favorable working capital (accounts receivable, inventory, and accounts payable) changes of $243 million, reflecting the unfavorable effect in the prior year of the start-up of billing retail electric providers for transmission and distribution charges effective January 1, 2002. This improvement was partially offset by $53 million in higher excess mitigation credits passed to retail electric providers in 2003, the effect of which was offset in financing costs through collections on the related note receivable from TXU Energy.

     Cash flows provided by operating activities for the year ended December 31, 2002, were $233 million compared to $675 million and $441 million for the years ended December 31, 2001 and 2000, respectively. The decrease in cash flows provided by operating activities in 2002 of $442 million, or 65%, reflected higher accounts receivable from retail electric providers of $245 million, largely from TXU Energy, due to the start-up of billing retail electric providers for transmission and distribution charges effective January 1, 2002. The decrease also reflected a $180 million effect of the excess mitigation credit (see Note 3 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included elsewhere in this prospectus) passed to retail electric providers, which is offset in financing activities as the related note receivable from TXU Energy is collected. See discussion in Note 12 to the financial statements for the years ended December 31, 2002, 2001 and 2000 under "Affiliate Transactions" included elsewhere in this prospectus.

     The increase in cash flows for the year ended December 31, 2001 of $234 million was driven by increases in accounts payable and lower cash payments for income taxes. The increase in accounts payable related to billings for consulting services incurred primarily to address compliance issues associated with the restructuring of the Texas electric industry. Cash payments allocated from US Holdings to Oncor for income taxes decreased to $33 million for the year ended December 31, 2001 from $125 million for the comparable period in 2000. This decrease was attributable to several factors, including a tax refund received during 2001, as well as the impact of higher deductions for expenses such as bad debts and software development.

     Cash flows provided by financing activities were $87 million for the six months ended June 30, 2003, compared to $339 million in the comparable period for 2002. There were no issuances of debt in 2003. In 2002, Oncor issued $1.2 billion in long-term debt and had net issuances of $295 million in commercial paper. Debt retirements totaled $321 million in 2003 compared to $352 million in 2002. Repayment of advances from affiliates required $47 million in 2003 compared to $780 million in 2002. In 2003, an equity contribution from US Holdings provided $250 million in cash, and a redemption deposit (restricted cash) of $210 million was used to fund debt retirements. Oncor collected $99 million in 2003 from TXU Energy on the note receivable related to the excess mitigation credit compared to $46 million in 2002. Also in 2003, Oncor repurchased $100 million of common stock held by US Holdings compared to $50 million in 2002.

     Cash flows related to financing activities were a source of $364 million for the year ended December 31, 2002, a use of $66 million for the comparable period in 2001 and a source of $81 million for the comparable period in 2000. Debt-related transactions were as follows:

                                                            2002         2001
                                                          -------      -------
                                                             (IN MILLIONS)

Issuances:
      Senior secured notes...........................     $ 2,050      $     -
      Unsecured debentures...........................       1,000            -
      First mortgage bonds...........................           -          400
      Advances from affiliates - net.................           -          964
                                                          -------      -------
                                                          $ 3,050      $ 1,364
                                                          =======      =======
Repurchases/retirements:

      First mortgage bonds...........................     $ 1,011      $   848
      Other debt.....................................          73           72
      Advances from affiliates-net...................       1,345            -
                                                          -------      -------
                                                          $ 2,429      $   920
                                                          =======      =======


     Financing activities also included repurchases of common stock of $150 million for the year ended December 31, 2002 and $455 million for the comparable period in 2001.

     Cash flows used in investing activities, which consisted primarily of capital expenditures, totaled $239 million and $304 million for the six months ended June 30, 2003 and 2002, respectively. Other investing activities in 2003 included a cash source of $6 million, primarily reflecting net proceeds from retirements of property, plant and equipment. Other investing activities in 2002 of $39 million in cash used reflected termination of out-of-the-money cash flow hedges related to financing activities. The decline in value of the hedges was due to lower interest rates.

     Cash flows used in investing activities totaled $555 million, $596 million and $505 million for the years ended December 31, 2002, 2001 and 2000, respectively. Capital expenditures declined to $513 million for the year ended December 31, 2002 from $635 million for the comparable period in 2001. Capital expenditures are expected to total $542 million for the year ended December 31, 2003, substantially all of which is for maintenance and organic growth of existing operations. Other investing activities for the year ended December 31, 2002 included $39 million for termination of out-of-the-money cash flow hedges, primarily reflecting a decline in interest rates.

     Depreciation and amortization expense reported in the statement of cash flows for the year ended December 31, 2002 exceeds the amount reported in the statement of income by $21 million. This difference primarily represents amortization of regulatory assets, which is reported as operation and maintenance expenses in the statement of income.

     CREDIT FACILITIES -- At June 30, 2003, Oncor and TXU Energy had a $450 million revolving credit facility that matures on February 25, 2005. This facility is used for working capital and other general corporate purposes, including letters of credit, and replaced the $1 billion 364-day revolving credit facility that expired in April 2003. Up to $450 million of letters of credit may be issued under this facility. As of June 30, 2003, there were $21 million of outstanding letters of credit issued by TXU Energy, but no cash borrowings under this facility.

     This facility, as well as others available to US Holdings, will provide back-up for any future issuance of commercial paper by Oncor and TXU Energy. At June 30, 2003, Oncor had no outstanding commercial paper.

     Oncor is provided short-term financing by TXU Corp. and its affiliated companies. Oncor had short-term advances from affiliates of $13 million and $60 million outstanding as of June 30, 2003 and December 31, 2002, respectively. The weighted average interest rates on short-term borrowings at June 30, 2003 and December 31, 2002, were 3.07% and 2.45%, respectively.

     LONG-TERM DEBT -- During the six months ended June 30, 2003, Oncor redeemed or made scheduled principal payments on long-term debt as follows:

      First mortgage bonds...........................     $  306
      Medium term notes..............................         15
       Total.........................................     $  321


     See Note 2 to Financial Statements the six months ended June 30, 2003 for further detail of debt issuance and retirements.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell trade accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of June 30, 2003, TXU Energy through certain subsidiaries, Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. The June 30, 2003 financial statements reflect the sale of $64 million face amount of Oncor's receivables to TXU Receivables Company under the program in exchange for cash of $30 million and $34 million in subordinated notes, with $0.3 million of losses on sales for the six months ended June 30, 2003 that principally represents the interest costs on the underlying financing. These losses approximated 6% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program increased $12 million in the six month period ended June 30, 2003 primarily due to reserve requirements that were reduced through a temporary amendment in recognition of improving collection trends. Funding increases or decreases under the program are reflected as cash provided by or used in operating activities.

      Upon termination, cash flows to the originators would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services Company, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Corp.'s subsidiaries' retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

      In August 2003, the program was amended to extend the term to July 2004, as well as to extend the period providing temporarily higher delinquency and default compliance ratios through December 31, 2003. The program was also amended to coincide with the credit facilities' covenants by removing investment grade credit ratings as a requirement of an eligible originator and substituting maintenance of fixed charge coverage ratios and debt to capital ratios as requirements of an eligible originator. In June 2003, the program was amended to provide temporarily higher delinquency and default compliance ratios and temporary relief from the loss reserve formula. The June amendment reflected the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and The Electric Reliability Counsel of Texas for clearing customers' switching and billing data upon the transition to competition.

     CONTINGENCIES RELATED TO RECEIVABLES PROGRAM -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

     1) each of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

     2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

     The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Billing and collection delays arose due to implementation of new systems and processes within TXU Energy and The Electric Reliability Counsel of Texas for clearing customers' switching and billing data. The billing delays have been resolved but, while improving, the lagging collection issues continue to impact the ratios. The implementation of new provider of last resort rules by the Commission and strengthened credit and collection policies and practices are expected to bring the ratios into consistent compliance with the program.

     Under the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios or supply a parent guarantor that meets the ratio requirements. The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate. Prior to the August 2003 amendment extending the program, originator eligibility was predicated on the maintenance of an investment grade credit rating.

     CREDIT RATINGS OF TXU CORP. AND CERTAIN US SUBSIDIARIES -- The current credit ratings for TXU Corp., US Holdings, Oncor and TXU Energy are presented below:

                             TXU Corp.     US Holdings    Oncor       TXU Energy
                             ----------    -----------   --------     ----------
                              (Senior        (Senior                   (Senior
                             Unsecured)     Unsecured)   (Secured)    Unsecured)
S&P   .................         BBB-           BBB-        BBB            BBB
Moody's................         Ba1            Baa3        Baa1          Baa2
Fitch .................         BBB-           BBB-        BBB+           BBB


     Moody's currently maintains a negative outlook for TXU Corp. and a stable outlook for US Holdings, TXU Energy and Oncor. Fitch currently maintains a stable outlook for each of these entities. S&P currently maintains a negative outlook for each of these entities.

     These ratings are investment grade, except for Moody's rating of TXU Corp.'s senior unsecured debt, which is one notch below investment grade.

     A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant a change.

     FINANCIAL COVENANTS, CREDIT RATING PROVISIONS AND CROSS DEFAULT PROVISIONS -- Oncor has financing arrangements that contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of June 30, 2003, Oncor and its subsidiaries were in compliance with all of these covenants.

     Oncor has financing and other arrangements that contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material cross default provisions are described below.

     Other agreements of Oncor, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of Oncor or its subsidiaries.

     Cross Default Provisions
     ------------------------

     Oncor has financing arrangements that contain provisions that would result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. These provisions are referred to as "cross default" provisions.

     A default by TXU Energy or Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million or more would result in a cross default for such party under the TXU Energy/Oncor $450 million revolving credit facility. Under this credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under this facility to be accelerated as to TXU Energy, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under this facility as to Oncor, but not as to TXU Energy.

     A default by TXU Corp. on indebtedness of $50 million or more would result in a cross default under the new $500 million five-year revolving credit facility.

     The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company each have a cross default threshold of $50,000. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.


     CAPITALIZATION -- The capitalization ratios of Oncor at June 30, 2003, consisted of 58% ($3,981 million) long-term debt, less amounts due currently, and 42% ($2,913 million) shareholder's equity. As part of its restructuring at January 1, 2002, US Holdings determined that the goal for Oncor's initial capital structure would consist of approximately 40% shareholder's equity and 60% debt (total short-term and long-term debt and advances from affiliates). This targeted capital structure was adopted by the Commission in its rule-making for setting rates as part of the transition to retail competition in Texas, and the Commission applied that capital structure in setting Oncor's cost of service rates. Debt issuances and repurchases of common stock subsequent to Oncor's January 1, 2002 commencement of business reflect activities to move the actual capital structure close to the target capital structure. The targeting of this capital structure may result in future debt issuances and capital distributions.
Note 3 to the financial statements for the period ended June 30, 2003 and Note 7 to the financial statements for the periods ended December 31, 2002 and 2001 provide detailed disclosures regarding repurchases of common stock.

     Oncor's cash distributions may take the legal form of common stock share repurchases or the payment of dividends on outstanding shares of its common stock. The form of the distributions is primarily determined by current and forecasted levels of retained earnings as well as state tax implications. The common stock share repurchases made subsequent to January 1, 2002 are cash distributions to US Holdings that for financial reporting purposes have been recorded as a return of capital. Any future cash distributions to US Holdings will be reported (i) as a return of capital if made through repurchases or (ii) as a dividend if so declared by the board of directors. Any future common stock share repurchases will reduce the amount of Oncor's equity, but will not change US Holdings' 100% ownership of Oncor.



     REGULATORY ASSET SECURITIZATION --In accordance with the settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs as discussed above. The settlement provides for an initial issuance of securitization bonds in the amount of up to $500 million, which was completed on August 21, 2003, to be followed by a second issuance of the remainder, which is expected to be completed in the first half of 2004. The settlement resolves all issues related to regulatory assets and liabilities.

     LONG-TERM CONTRACTUAL OBLIGATIONS AND COMMITMENTS -- The following table summarizes the contractual cash obligations of Oncor for each of the periods presented. See Notes 6 and 11 to the financial statements for the years ended December 31, 2002, 2001 and 2000 included elsewhere in this prospectus for additional disclosures regarding terms of these obligations. For the six months ended June 30, 2003 there were no material changes in cash commitments from those disclosed for the year ended December 31, 2002.

                                                                  PAYMENTS DUE
                                      ----------------------------------------------------------------------
                                        2003        2004        2005        2006         2007     THEREAFTER
                                      --------    --------    --------    --------     --------    ---------
Long-term debt ...................    $    319    $    221    $     92    $     --     $    200    $  3,600
Operating leases .................           4           5           6           5            4          22
                                      --------    --------    --------    --------     --------    ---------
Total contractual cash obligations    $    323    $    226    $     98    $      5     $    204    $  3,622
                                      ========    ========    ========    ========     ========    =========

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risk is the risk that Oncor may experience a loss in value as a result of changes in market variables such as interest rates, which Oncor is exposed to in the ordinary course of business. Oncor enters into financial instruments, such as interest rate swaps to manage interest rate risk related to its indebtedness.

     INTEREST RATE RISK -- The table below provides information concerning Oncor's financial instruments as of December 31, 2002 and 2001 that are sensitive to changes in interest rates. Comparable information as of June 30, 2003 is not significantly different from the December 31, 2002 information provided below. The weighted average rate is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts are excluded from the table. See Note 6 to the financial statements for the years ended December 31, 2002, 2001 and 2000 and Note 2 to the financial statements for the three and six months ended June 30, 2003 and 2002 included elsewhere in this prospectus for a discussion of changes in debt obligations.

                                                  EXPECTED MATURITY DATE                         2002               2001
                                      --------------------------------------------------    ---------------    ---------------
                                                  (MILLIONS OF DOLLARS)
                                                                                  THERE-              FAIR               FAIR
                                      2003     2004       2005    2006    2007    AFTER     TOTAL     VALUE    TOTAL     VALUE
                                      ----     ----       ----    ----    ----    ------    -----     -----    -----     -----
Long-term Debt
   (including current maturities)
   Fixed Rate ...................     $319     $221       $ 92       -    $200   $3,600     $4,432    $4,487   $2,066    $2,082
       Average interest rate.....     6.94%    7.16%      6.75%      -    5.00%    7.01%      6.92%        -     7.78%        -
   Variable Rate ................        -        -        -         -        -       -         -          -   $1,600    $1,600
       Average interest rate.....        -        -        -         -        -       -         -          -     2.93%        -


     CREDIT RISK -- Credit risk relates to the risk of loss that Oncor may incur as a result of non-performance by its counterparties. Oncor's customers consist primarily of retail electric providers. As a requisite for obtaining and maintaining certification, a retail electric provider must meet financial resource standards established by the Commission. Retail electric provider certificates granted by the Commission are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and Commission rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs adopted by the Commission. Additionally, the Commission's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the transmission and distribution services provided and invoiced by Oncor are to its affiliated retail electric provider, TXU Energy, a material loss to Oncor arising from nonperformance by this retail electric provider is considered unlikely.

     Oncor's exposure to credit risk primarily represents trade accounts receivable from unaffiliated customers, which was $62 million as of December 31, 2002. One nonaffiliated customer represented 12.6% of this amount.

REGULATION AND RATES

     SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission. It resolved all major pending issues related to US Holdings' transition to competition pursuant to the restructuring legislation passed by the Texas legislature in 1999. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The settlement was approved by the Commission in June 2002 and has become final.

     Excess Mitigation Credit -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit designed to result in a $350 million, plus interest, credit (reduction) applied to delivery fees billed to retail electric providers applied over a two-year period ending December 31, 2003. The actual amount of this credit is expected to exceed $350 million as delivery volumes are anticipated to be higher than initially estimated. Oncor's earnings and cash flows are unaffected by the increase as TXU Energy will fund the increased credit.

     Regulatory Asset Securitization -- In accordance with the settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs as discussed above. The settlement provides for an initial issuance of securitization bonds in the amount of up to $500 million, which was completed on August 21, 2003, to be followed by a second issuance of the remainder, which is expected to be completed in the first half of 2004. The settlement resolves all issues related to regulatory assets and liabilities.

     Retail Clawback -- If TXU Energy retains more than 60% of its historical residential and small commercial power consumption after the first two years of competition, the amount of the retail clawback credit will be equal to the number of residential and small commercial customers retained by TXU Energy in its historical service territory on January 1, 2004, less the number of new customers TXU Energy has added outside of its historical service territory as of January 1, 2004, multiplied by $90. This determination will be made separately for the residential and small commercial classes. The credit, if any, will be applied to delivery fees billed by Oncor to retail electric providers, including TXU Energy, over a two-year period beginning January 1, 2004. Under the settlement agreement, TXU Energy will make a compliance filing with the Commission reflecting customer count as of January 1, 2004. In the fourth quarter of 2002, TXU Energy recorded a $185 million ($120 million after-tax) charge for the retail clawback, which represents the current best estimate of the amount to be funded to Oncor over the two-year period. Oncor's earnings and cash flows will be unaffected by the retail clawback as it is funded by TXU Energy.

      Transmission and distribution utilities in Texas are required to file a progress report with the Commission when over 35% of the residential or small commercial price-to-beat customer load that existed in the transmission and distribution utility's service territory prior to the January 1, 2002 onset of customer choice is being served by retail electric providers other than the transmission and distribution utility's affiliated retail electric provider.

      Accordingly, on June 30, 2003, Oncor reported to the Commission that, as of May 31, 2003, approximately 37%, of the total historical small commercial customer load, as adjusted pursuant to Commission rules, in its service territory was being served by retail electric providers other than TXU Energy.

      For purposes of these reports, the Commission rules adjust the total historical load to remove load for those individual small commercial customers who now use more than 1,000 kilowatts, and for those customers in which the aggregate use of all their affiliates under common control is more than 1,000 kilowatts and have contracted with Oncor's affiliated retail electric provider, TXU Energy. The calculations do not take into account the small commercial load that TXU Energy has gained outside of the Oncor service territory. Also the report filed by Oncor does not address the residential category where a significantly smaller percentage of the load is served by retail electric providers other than TXU Energy.

     If the 40% threshold related to the small commercial load is met, TXU Energy would reassess, and adjust accordingly, the estimated $185 million accrual it previously recorded, which included amounts related to this customer category. In addition, TXU Energy would be able to price competitively to this class of customer.

     TRANSMISSION RATES -- In May 2003, the Commission approved wholesale transmission rates that are estimated to result in an annual $44 million increase in Oncor's transmission and distribution revenues. Approximately 60% of the increase is recoverable from Oncor's non-affiliated wholesale transmission customers. The remaining 40% of the increase will be recoverable from retail electric providers upon an increase in Oncor's distribution tariffs expected to be approved by the Commission in the third quarter of 2003.

      SUMMARY -- Although Oncor cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments other than those discussed in this prospectus, which might significantly alter Oncor's financial position, results of operations or cash flows.

     CHANGES IN ACCOUNTING STANDARDS

     See Note 2 to the financial statements for the years ended December 31, 2002, 2001 and 2000 and Note 1 to the financial statements for the three and six months ended June 30, 2003 and 2002 for a discussion of changes in accounting standards.

                                    BUSINESS

OVERVIEW OF ONCOR ELECTRIC DELIVERY COMPANY AND AFFILIATES

     Oncor is a regulated company principally engaged in providing electricity transmission and distribution services to retail electric providers that sell power in the north-central, eastern and western parts of Texas. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. A majority of Oncor's revenues represent fees for delivery services provided to TXU Energy, a wholly-owned subsidiary of US Holdings. For the six months ended June 30, 2003, these affiliated revenues represented 73% of Oncor's revenues. Oncor is an indirect, wholly-owned subsidiary of TXU Corp.

     TXU Corp. is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, portfolio management, including risk management and certain trading activities, energy delivery and, through a business held for sale and formerly a joint venture, telecommunications services. TXU Corp. delivers or sells energy to approximately five million residential, commercial and industrial customers in the United States and Australia.

     Within the TXU corporate structure, Oncor, TXU Gas and three subsidiaries of TXU Gas are managed collectively as the Oncor Group and are reported by TXU Corp. as its energy delivery segment. TXU Gas' three subsidiaries managed within the Oncor Group are Oncor Utility Solutions (Texas) Company, Oncor Utility Solutions (North America) Company and Oncor Utility Solutions (Canada) Company Limited. While these three entities share the Oncor name, they are not subsidiaries of Oncor.

     Neither TXU Corp. nor any of its subsidiaries or affiliates, including members of the Oncor Group other than Oncor, will guarantee or provide other credit or funding support for any of the New Notes or any of the Remaining Old Notes.

     Oncor is managed as a single, integrated electric delivery business; consequently, there are no separate reportable business segments.

     Oncor's principal operations are:

     o ELECTRIC TRANSMISSION - Oncor's electricity transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities. Oncor's transmission facilities transverse almost 200,000 square miles of Texas and consist of 4,522 circuit miles of 345-kilovolt transmission lines and 9,615 circuit miles of 138- kilovolt and 69- kilovolt transmission lines and over 900 substations.

     o ELECTRIC DISTRIBUTION - Oncor's electricity distribution business distributes electricity for retail electric providers in its certificated service area. Oncor's service territory includes 92 counties and 370 incorporated municipalities in the north-central, eastern and western parts of Texas. Oncor provides delivery services to these retail electric providers, which sell electricity to over 2.9 million points of delivery. Oncor's distribution network consists of 55,178 miles of overhead primary conductors, 22,073 miles of overhead secondary and street light conductors, 12,264 miles of underground primary conductors and 7,332 miles of underground secondary and street light conductors. The majority of Oncor's distribution network operates at 25- kilovolt and 12.5- kilovolt.

     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 retail electric providers in Oncor's certificated service area. One of these retail electric providers is TXU Energy, which is the largest retail electric provider operating in Oncor's certificated service area.

     Oncor's operations do not include the production or sale of electricity, but rather consist of providing transmission and distribution and related services.

     For a more detailed discussion of Oncor's principal operations see "Oncor's Business" below.

OVERVIEW OF THE RESTRUCTURING

     Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas. Among other matters, that legislation provided that by January 1, 2002, each electric utility was required to separate (unbundle) its business into the following: power generation operations, a retail electric provider and a transmission and distribution company or separate transmission and distribution companies. As a result, TXU Corp. restructured its US businesses effective January 1, 2002 and began to participate in retail competition in the Texas electricity market on that date.

     Until December 31, 2001, US Holdings operated as a vertically-integrated electric utility subsidiary of TXU Corp., generating, transmitting and distributing electricity to customers in its service territory. On January 1, 2002, US Holdings transferred to Oncor its regulated transmission and distribution business and transferred to various subsidiaries of TXU Energy its generation assets and retail customers. Also, on January 1, 2002, the regulated electric transmission and distribution business of TXU SESCO was transferred to Oncor. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU system: the retail electric provider business of TXU SESCO; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas; and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. US Holdings and its subsidiaries possess all necessary franchises, licenses and certificates to enable them to conduct their businesses.

     The diagrams below summarize TXU Corp.'s principal US legal entities and their relationships before and after the restructuring:


     CHART
     Organization Chart with 2 columns
     Left Column
     Title (Centered over Column) - Before Restructuring
     Top Box, centered, labeled - TXU Corp.
     Next level - 2 boxes, labeled (left to right) - TXU Gas, TXU Electric
     Company
     Next level - 1 box (under first box), labeled - TXU Energy Trading

     Right Column
     Title (centered over column) - After Restructuring
     Top box, centered, labeled - TXU Corp.
     Next level - 2 boxes, labeled (left to right) - TXU Gas, US Holdings* Next level - 2 boxes under second box, labeled (left to right) - TXU Energy, Oncor
     Next level - 3 boxes under first box, labeled (left to right) - TXU Generation, TXU Portfolio** Management Company, TXU Energy Retail

-------------------
*    Formerly TXU Electric Company
**   Formerly TXU Energy Trading Company

     A more detailed discussion of each of Oncor's principal operations follows.

ONCOR'S BUSINESS

     Oncor's service area is located in the north-central, eastern and western parts of Texas, with a population in excess of 7 million - about one-third of the population of Texas. Oncor operates within the region of The Electric Reliability Counsil of Texas. In this prospectus, Oncor refers to The Electric Reliability Counsil of Texas as ERCOT. ERCOT is an intrastate network of investor-owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electric power systems in Texas and the Independent System Operator of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

     ELECTRIC TRANSMISSION -- Oncor's electricity transmission business is responsible for the real-time safe and reliable operations of its transmission network. These responsibilities consist of the construction and maintenance of transmission facilities and the monitoring, controlling and dispatching of high-voltage electricity within Oncor's control area.

     Oncor is a member of ERCOT, and the transmission business actively supports the operation of ERCOT and all market participants. The transmission business participates with ERCOT and other member utilities to plan, design and obtain regulatory approval for construction of new transmission lines necessary to increase bulk power transfer capability and to remove existing limitations and constraints on the ERCOT transmission grid.

     Transmission revenues are provided under tariffs approved by the Commission and the FERC. Network transmission revenues are provided from the use of the transmission power lines for delivery of power over facilities operating at 60,000 volts and above. Transformation service revenues are provided from the use of distribution substation facilities that transform power from high-voltage transmission to distribution voltages below 60,000 volts. Other services offered by the transmission business include, but are not limited to: system impact studies, facilities studies and maintenance of substations and transmission lines owned by other non-retail parties.

     The principal generating facilities of TXU Energy, certain non-utility generators and load centers of Oncor are connected by 4,522 circuit miles of 345-kilovolt transmission lines and 9,615 circuit miles of 138- and 69- kilovolt transmission lines.

     Oncor is connected by eight 345-kV lines to CenterPoint Energy, formerly Reliant Energy Inc.; by four 345-kV, eight 138-kV and nine 69-kV lines to American Electric Power Company; by two 345-kV and eight 138-kV lines to the Lower Colorado River Authority; by four 345-kV and nine 138-kV lines to the Texas Municipal Power Agency; by two asynchronous High Voltage Direct Current interconnections to American Electric Power Company in the Southwest Power Pool; and at several points with smaller systems operating wholly within Texas.

     ELECTRIC DISTRIBUTION -- Oncor's electricity distribution business is responsible for the overall safe and efficient operations of distribution facilities, including power delivery, power quality and system reliability. The Oncor distribution system supplies electricity to over 2.9 million points of delivery. The electricity distribution business consists of the ownership, management, construction, maintenance and operation of the distribution network within Oncor's certificated service area. Over the past five years, the number of Oncor's distribution system premises served has been growing an average of more than 2% a year.

     The 2.7 million formerly regulated electricity customers, retail customers who purchase and consume electricity, are free to choose from retail electric providers who compete for their business. However, these retail electric providers are now Oncor's customers. The changed character of customers, however, does not mean that the safe and reliable delivery of dependable energy is any less critical to Oncor's success. Service quality, safety and reliability are of paramount importance to retail electric providers, their customers and Oncor. Oncor intends to continue to build on its inherited tradition of low cost and high performance.

     Oncor's distribution system receives electricity from the transmission system through power distribution substations and distributes electricity to end users and wholesale customers through 2,914 distribution feeders.

     The Oncor distribution network consists of 55,178 miles of overhead primary conductors, 22,073 miles of overhead secondary and street light conductors, 12,264 miles of underground primary conductors and 7,332 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25-kilovolt and 12.5-kilovolt.

     Most of Oncor's transmission facilities and distribution lines have been constructed over lands of others pursuant to easements or along public highways and streets as permitted by law. The transmission facilities and the distribution network transferred from US Holdings to Oncor on January 1, 2002 are currently subject to the lien of the 1983 Mortgage. All of the transmission facilities and the distribution network of Oncor are currently subject to the lien of the Indenture.

     CONSTRUCTION PROGRAM -- Construction expenditures for the years 2003 through 2005 are estimated as follows:

                                      2003                2004                2005
                                    -------             -------              ------
                                                  (Millions of Dollars)
     Transmission                    $  225              $  240              $  240
     Distribution                       315                 310                 293
                                     ------              ------              ------
                Total                $  540              $  550              $  533
                                     ======              ======              ======


     CUSTOMERS -- There are no individually significant unaffiliated customers upon which Oncor's business or results of operations are highly dependent.

     Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 35 retail electric providers in Oncor's certificated service area. One of these retail electric providers is TXU Energy, which is the largest retail electric provider operating in Oncor's certificated service area. Delivery fee revenues from TXU Energy represent the majority of Oncor's revenues. Each retail electric provider is licensed by the Commission and must satisfy credit criteria and/or post collateral under Commission regulations. Commission regulations require retail electric providers to pay invoices from distribution companies within 35 days of receipt. Oncor provides retail electric providers with invoices and related meter readings on a daily basis.

     REGULATION AND RATES -- Oncor is subject to various federal, state and local regulations. Since Oncor's operations are wholly in the state of Texas, Oncor believes that it is not a public utility as defined in the Federal Power Act, as amended and has been advised by its counsel that it is not subject to general regulation under that Act. Oncor possesses all necessary franchises, licenses and certificates to enable it to conduct its businesses.

     The Commission has original jurisdiction over Oncor's transmission rates and services. With respect to Oncor's distribution rates and services, the Commission has original jurisdiction in unincorporated areas and those municipalities that have ceded original jurisdiction to the Commission and has exclusive appellate jurisdiction to review the rate and service orders and ordinances of municipalities. Generally, the Public Utility Regulatory Act has prohibited the collection of any rates or charges by a public utility that does not have the prior approval of the Commission.

     Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan with the Commission. It resolved all major pending issues related to US Holdings' transition to competition pursuant to the restructuring legislation passed by the Texas legislature in 1999. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The settlement was approved by the Commission in June 2002 and has become final.

     The major elements of the settlement affecting Oncor are:

     Excess Mitigation Credit -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit designed to result in a $350 million, plus interest, credit (reduction) applied to delivery fees billed to retail electric providers applied over a two-year period ending December 31, 2003. The actual amount of this credit is expected to exceed $350 million as delivery volumes are anticipated to be higher than initially estimated. Oncor's earnings and cash flows are unaffected by the increase as TXU Energy will fund the increased credit.

     Regulatory Asset Securitization -- In accordance with the settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs as discussed above. The settlement provides for an initial issuance of securitization bonds in the amount of up to $500 million, which was completed on August 21, 2003, to be followed by a second issuance of the remainder, which is expected to be completed in the first half of 2004. The settlement resolves all issues related to regulatory assets and liabilities.

     Retail Clawback -- If TXU Energy retains more than 60% of its historical residential and small commercial power consumption after the first two years of competition, the amount of the retail clawback credit will be equal to the number of residential and small commercial customers retained by TXU Energy in its historical service territory on January 1, 2004, less the number of new customers TXU Energy has added outside of its historical service territory as of January 1, 2004, multiplied by $90. This determination will be made separately for the residential and small commercial classes. The credit, if any, will be applied to delivery fees billed by Oncor to retail electric providers, including TXU Energy, over a two-year period beginning January 1, 2004. Under the settlement agreement, TXU Energy will make a compliance filing with the Commission reflecting customer count as of January 1, 2004. In the fourth quarter of 2002, TXU Energy recorded a $185 million ($120 million after-tax) charge for the retail clawback, which represents the current best estimate of the amount to be funded to Oncor over the two-year period. Oncor's earnings and cash flows will be unaffected by the retail clawback as it is funded by TXU Energy.

      Transmission and distribution utilities in Texas are required to file a progress report with the Commission when over 35% of the residential or small commercial price-to-beat customer load that existed in the transmission and distribution utility's service territory prior to the January 1, 2002 onset of customer choice is being served by retail electric providers other than the transmission and distribution utility's affiliated retail electric provider.

      Accordingly, on June 30, 2003, Oncor reported to the Commission that, as of May 31, 2003, approximately 37%, of the total historical small commercial customer load, as adjusted pursuant to Commission rules, in its service territory was being served by retail electric providers other than TXU Energy.

      For purposes of these reports, the Commission rules adjust the total historical load to remove load for those individual small commercial customers who now use more than 1,000 kilowatts, and for those customers in which the aggregate use of all their affiliates under common control is more than 1,000 kilowatts and have contracted with Oncor's affiliated retail electric provider, TXU Energy. The calculations do not take into account the small commercial load that TXU Energy has gained outside of the Oncor service territory. Also the report filed by Oncor does not address the residential category where a significantly smaller percentage of the load is served by retail electric providers other than TXU Energy.

     If the 40% threshold related to the small commercial load is met, TXU Energy would reassess, and adjust accordingly, the estimated $185 million accrual it previously recorded, which included amounts related to this customer category. In addition, TXU Energy would be able to price competitively to this class of customer.

     Transmission rates -- In May 2003, the Commission approved wholesale transmission rates that are estimated to result in an annual $44 million increase in Oncor's transmission and distribution revenues. Approximately 60% of the increase is recoverable from Oncor's non-affiliated wholesale transmission customers. The remaining 40% of the increase will be recoverable from retail electric providers upon an increase in Oncor's distribution tariffs expected to be approved by the Commission in the third quarter of 2003.

     See also Note 3 to the financial statements for the years ended December 31, 2002, 2001 and 2000 for further discussion of regulatory matters related to Oncor.

     Summary -- Although Oncor cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments other than those discussed in this prospectus, which might significantly alter Oncor's financial position, results of operations or cash flows.

     ENVIRONMENTAL -- Oncor is subject to various federal, state and local regulations dealing with environmental matters. These matters primarily include:

     o    storm water discharges from large construction sites,

     o the protection of wetlands, the habitats of endangered and threatened species and cultural resources in the siting of transmission rights of way,

     o    the regulation of underground gasoline storage tanks,

     o    the management and disposal of hazardous wastes, and

     o    the abatement of oil spills from occasional equipment failures.

     In the past, polychlorinated biphenyls (PCBs) were commonly utilized in transformers and other transmission and distribution equipment as insulation. In accordance with policies that meet or exceed industry and regulatory standards, Oncor properly manages and disposes of PCB contaminated equipment as it is removed from service. Oncor estimates that less than 5% of its equipment in use is PCB-contaminated under Environmental Protection Agency standards.

     Oncor utilizes waste disposal sites operated by third parties for the disposal of PCBs, lubricating oil, lighting and other wastes. Oncor has a program of regularly auditing these sites for compliance with applicable regulations.

     LEGAL PROCEEDINGS -- Oncor is party to lawsuits arising in the ordinary course of its business. Oncor believes, based on its current knowledge and advice of counsel, that the ultimate resolution of all such lawsuits and claims should not have a material adverse effect on its financial position, results of operation or cash flows.

                               MANAGEMENT OF ONCOR

     TXU Corp. controls US Holdings, and US Holdings, in turn, controls Oncor. US Holdings elects Oncor's board of directors, and US Holdings may choose to appoint additional directors, or remove current directors, from time to time at its discretion. Each member of the board of directors holds office until a successor is elected and qualified or until resignation or removal. Oncor's board of directors elects its officers and each of Oncor's officers serve at the discretion of the board of directors. Oncor began operations on January 1, 2002; consequently, Oncor's management did not receive any compensation for services rendered to Oncor prior to that date. Oncor's directors receive no compensation in their capacity as directors.

BOARD OF DIRECTORS

                               OTHER POSITIONS AND
                                OFFICES PRESENTLY      DATE FIRST ELECTED AS         PRESENT PRINCIPAL OCCUPATION OR
                                 HELD WITH ONCOR              DIRECTOR                   EMPLOYMENT AND PRINCIPAL
                               CURRENT TERM EXPIRES    (CURRENT TERM EXPIRES         BUSINESS (PRECEDING FIVE YEARS),
  NAME OF DIRECTOR      AGE         IN MAY 2004)             IN MAY 2004)                   OTHER DIRECTORSHIPS
-------------------   ------   --------------------    ---------------------      --------------------------------------

T. L. Baker             57             None               November 6, 2001        Executive Vice President of TXU Corp.
                                                                                    and President of TXU Energy; prior
                                                                                    thereto, Executive  Vice President
                                                                                    of TXU Corp. and Vice Chairman of
                                                                                    Oncor  and TXU Gas;  prior thereto,
                                                                                    President of  Oncor  and TXU Gas;
                                                                                    prior  thereto, President  of  TXU
                                                                                    Electric Company; prior  thereto,
                                                                                    President, Electric Service
                                                                                    Division of TXU Electric  Company,
                                                                                    TXU  Gas Distribution Division of
                                                                                    TXU Gas (TXU Gas Distribution) and
                                                                                    TXU  SESCO; other directorships:
                                                                                    TXU Gas.


H. Dan Farell           53             None                 May 16, 2003          Executive Vice President and Chief
                                                                                    Financial Officer of TXU Corp. and
                                                                                    Executive Vice President of US
                                                                                    Holdings; prior thereto, President
                                                                                    of  TXU  Gas Distribution  and TXU
                                                                                    Lone Star Pipeline; prior thereto,
                                                                                    President TXU Gas  Distribution and
                                                                                    Oncor; prior thereto, Executive
                                                                                    Vice President of TXU Electric, TXU
                                                                                    Gas Distribution and TXU SESCO;
                                                                                    prior thereto, Chairman of the
                                                                                    Board of TXU Electricity Limited
                                                                                    and Managing Director of TXU
                                                                                    Australia;  other directorships:  US
                                                                                    Holdings, TXU Energy and TXU Gas.

Michael J. McNally      48             None               November 6, 2001        Executive Vice President of TXU
                                                                                    Corp.; prior thereto, Executive
                                                                                    Vice President and Chief Financial
                                                                                    Officer of TXU Corp. and Executive
                                                                                    Vice President of US Holdings;
                                                                                    other  directorships:  US Holdings,
                                                                                    TXU Energy, TXU Gas and TXU Europe
                                                                                    Limited.

Erle Nye                66    Chairman of the Board       November 6, 2001        Chairman of  the Board and Chief
                               and Chief Executive                                  Executive of TXU Corp., Oncor, TXU
                                                                                    Energy, TXU Gas and US Holdings; prior
                                                                                    thereto, President and Chief Executive
                                                                                    of TXU Corp. and Chairman of the Board
                                                                                    and Chief Executive of TXU Electric
                                                                                    Company; other directorships: TXU Corp.,
                                                                                    US Holdings, TXU Energy, TXU Gas and
                                                                                    TXU Europe Limited.


                                       38


                               OTHER POSITIONS AND
                                OFFICES PRESENTLY      DATE FIRST ELECTED AS         PRESENT PRINCIPAL OCCUPATION OR
                                 HELD WITH ONCOR              DIRECTOR                   EMPLOYMENT AND PRINCIPAL
                               CURRENT TERM EXPIRES    (CURRENT TERM EXPIRES         BUSINESS (PRECEDING FIVE YEARS),
  NAME OF DIRECTOR      AGE         IN MAY 2004)             IN MAY 2004)                   OTHER DIRECTORSHIPS
-------------------   ------   --------------------    ---------------------      --------------------------------------
Eric H. Peterson        42             None               November 1, 2002        Executive  Vice  President and General
                                                                                   Counsel of TXU Corp.; prior thereto,
                                                                                   Senior Vice President and General Counsel
                                                                                   for DTE Energy; prior thereto, Partner in
                                                                                   the law firm of Worsham, Forsythe &
                                                                                   Wooldridge; other directorships: US
                                                                                   Holdings, TXU Energy and TXU Gas.

R. A. Wooldridge        65             None               November 6, 2001        Partner in the law firm of Hunton &
                                                                                    Williams LLP; other directorships: TXU
                                                                                    Energy and TXU Europe Limited.

EXECUTIVE OFFICERS

                             POSITIONS AND OFFICES     DATE FIRST ELECTED TO
                                 PRESENTLY HELD          PRESENT OFFICES
                             (CURRENT TERM EXPIRES    (CURRENT TERM EXPIRES              BUSINESS EXPERIENCE
  NAME OF OFFICER      AGE         IN MAY 2004)             IN MAY 2004)                 (PRECEDING FIVE YEARS)
-------------------   ------   --------------------    ---------------------      --------------------------------------
Erle Nye               66    Chairman of the Board      November 12, 2001         Chairman of the Board and Chief
                              and Chief Executive                                   Executive of TXU  Corp., Oncor, TXU
                                                                                    Energy, TXU Gas and US Holdings; prior
                                                                                    thereto, President and Chief Executive of
                                                                                    TXU Corp. and Chairman of the Board and
                                                                                    Chief Executive of TXU Electric Company.

M. S. Greene           57       Vice Chairman            August 4, 2003          Vice Chairman of Oncor and TXU Gas;
                                                                                    prior thereto, President of Oncor; prior
                                                                                    thereto, President of Transmission
                                                                                    Division of Oncor and TXU Lone Star
                                                                                    Pipeline; prior thereto, Executive Vice
                                                                                    President of TXU Fuel Company and TXU
                                                                                    Mining Company.

Scott R. Longhurst     36    Senior Vice President       November 4, 2002         Senior Vice President of Oncor and TXU
                                                                                    Gas; prior thereto, Senior Vice President
                                                                                    - Finance and Strategy of Oncor and TXU
                                                                                    Gas; prior thereto, Vice President -
                                                                                    Corporate Financial Planning of TXU
                                                                                    Business Services Company; prior thereto,
                                                                                    Vice President of Finance of TXU Europe
                                                                                    Limited; prior thereto, Chief Financial
                                                                                    Officer of Shell Oil Products Joint
                                                                                    Venture Saudi Arabia.

R. D. Trimble          54          President              August 4, 2003          President of Oncor; prior thereto, Senior
                                                                                    Vice President of Oncor; prior thereto,
                                                                                    Senior Vice President of Oncor and TXU
                                                                                    Gas Distribution; prior thereto, Senior
                                                                                    Vice President of US Holdings.

     There is no family relationship between any of the above-named directors and executive officers.

OWNERSHIP OF ONCOR'S COMMON STOCK

     All of Oncor's common stock is owned by US Holdings, a wholly-owned subsidiary of TXU Corp. There is no public trading market for Oncor's common stock.

EXECUTIVE COMPENSATION

     Oncor and its affiliates have paid or awarded compensation during the last calendar year to the executive officers named in the Summary Compensation Table for services in all capacities. Amounts reported in the Table as Bonus and LTIP Payouts for any calendar year reflect the performance of the individual and TXU Corp. in prior periods. Accordingly, amounts reported as Bonus in 2002 reflect performance in 2001 and amounts reported as LTIP Payouts in 2002 reflect performance for the three years ended in March 2002. Information relating to compensation provided in 2003 based on performance in 2002 is contained in the footnotes to the Table.

                                            SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                        ------------------------------      --------------------------------
                                                                                 AWARDS            PAYOUTS
                                                                            --------------------------------
                                                               OTHER
                                                               ANNUAL   RESTRICTED    SECURITIES              ALL OTHER
                                                               COMPEN-    STOCK      UNDERLYING     LTIP       COMPEN-
        NAME AND                         SALARY     BONUS     SATION($)   AWARDS       OPTIONS/    PAYOUTS     SATION
   PRINCIPAL POSITION          YEAR       ($)      ($)(5)       (6)       ($)(7)       SARS (#)    ($)(8)      ($)(9)
------------------------      ------    ---------  ---------  --------- ----------   -----------  ----------  ----------
Erle Nye, (1) (10) ........... 2002     1,037,500  1,950,000    ---      236,250         ---       4,286,400   299,985
  Chairman of the Board
  and Chief Executive of
  Oncor

T. L. Baker (2) (10).......... 2002      495,000     500,000    ---      112,500         ---       1,109,770   119,960
  Vice Chairman of Oncor                                        ---                      ---
                                                                ---                      ---
M. S. Greene (3) (10)......... 2002      326,667     200,000    ---       73,800         ---         351,516    82,420
  President of Oncor

Scott R. Longhurst (4) (10)... 2002      185,194     128,290   170,875     ---           ---         ---         1,845
  Senior Vice President
  of Oncor

-----------

(1)      Compensation amounts represent compensation paid by TXU Corp.

(2) Mr. Baker was elected Vice Chairman of Oncor effective November 4, 2002 and resigned as an officer of Oncor effective August 4, 2003. Compensation amounts represent compensation paid by Oncor.

(3) Mr. Greene was elected President of Oncor effective November 4, 2002. Compensation amounts represent compensation paid by Oncor.

(4) Mr. Longhurst was appointed and subsequently elected Senior Vice President of Oncor effective August 1, 2002. Compensation amounts represent compensation paid by TXU Europe Limited and, beginning November 1, 2002, TXU Business Services Company.


(5) Amounts reported as Bonus in the Summary Compensation Table are attributable principally to the named executive officers' participation in the TXU Annual Incentive Plan. Amounts reported for 2002 resulted from performance in 2001. No TXU Annual Incentive Plan awards for 2002 performance were provided in 2003 to any officers. Under the current terms of the TXU Annual Incentive Plan, target incentive awards ranging from 20% to 75% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or maximum actually awarded, if any, is dependent upon the attainment of performance measurement criteria established in advance by TXU Corp.'s Organization and Compensation Committee, as well as that committee's evaluation of the participant's and TXU Corp.'s performance. Amounts reported for Mr. Nye as Bonus also include amounts provided in his employment contract as discussed in footnote (10) and an additional bonus of $750,000 awarded in February 2002 in recognition of his contributions to TXU Corp.'s performance in 2001.

(6) The amount reported for Mr. Longhurst as Other Annual Compensation consists of benefits provided by TXU Corp. under the standard expatriate policy in connection with his extended assignment in the United States. The amount reported represents housing, relocation expenses, taxes associated with these benefits paid on Mr. Longhurst's behalf, and other benefits.

(7) Amounts reported as Restricted Stock Awards in the Summary Compensation Table are attributable to the named officer's participation in the Deferred and Incentive Compensation Plan. Participants in the Deferred and Incentive Compensation Plan may defer a percentage of their base salary not to exceed a maximum percentage determined by TXU Corp.'s Organization and Compensation Committee for each plan year and in any event not to exceed 15% of the participant's base salary. Salary deferred under the Deferred and Incentive Compensation Plan is included in amounts reported as Salary in the Summary Compensation Table. TXU Corp. makes a matching award (Matching Award) equal to 150% of the participant's deferred salary. Prior to 2002, one-half of any TXU Annual Incentive Plan award (Incentive Award) was deferred and invested under the Deferred and Incentive Compensation Plan. Matching Awards are subject to forfeiture under circumstances including termination for reasons other than death, disability or retirement. Under the Deferred and Incentive Compensation Plan, a trustee purchases TXU Corp. common stock with an amount of cash equal to each participant's deferred salary and Matching Award, and accounts are established for each participant containing performance units equal to such number of common shares. Deferred and Incentive Compensation Plan investments, including reinvested dividends, are restricted to TXU Corp. common stock, and the value of each unit credited to participants' accounts equals the value of a share of TXU Corp. common stock and is at risk based on the performance of the stock. On the expiration of the five year maturity period, the value of the participant's maturing accounts are paid in cash based upon the then current value of the performance units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferral together with 6% per annum interest compounded annually. Participants may elect to defer amounts that would otherwise mature under the Deferred and Incentive Compensation Plan, under and subject to the provisions of the Salary Deferral Program as discussed in footnote (9). The maturity period is waived if the participant dies or becomes totally and permanently disabled. The maturity period may be extended in the event that the amounts otherwise maturing under the Deferred and Incentive Compensation Plan, combined with the employee's other compensation, exceeds the annual compensation threshold established under the plan.


         Matching Awards that have been made under the Deferred and Incentive Compensation Plan are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards, undistributed Matching Awards and Incentive Awards made in prior years under Deferred and Incentive Compensation Plan provisions that are no longer effective and dividends reinvested thereon, the number and market value at December 31, 2002 of such performance units (each of which is equal to one share of common stock) held in the Deferred and Incentive Compensation Plan accounts for Messrs. Nye, Baker and Greene were 61,832 ($1,155,022), 19,607 ($366,259) and 13,170 ($246,016),
         respectively.

(8) Amounts reported as LTIP Payouts in the Summary Compensation Table are attributable to the vesting and distribution of performance-based restricted stock awards under the Long-Term Incentive Compensation Plan and the distribution during the year of earnings on salaries previously deferred under the Deferred and Incentive Compensation Plan.

         The Long-Term Incentive Compensation Plan is a comprehensive, stock-based incentive compensation plan providing for common stock-based awards, including performance-based restricted stock. Outstanding awards, as of December 31, 2002, of performance-based restricted stock to the named executive officers may vest at the end of a three-year performance period and provide for an ultimate distribution of from 0% to 200% of the number of the shares initially awarded, based on TXU Corp.'s total return to shareholders over that three-year period compared to the total returns provided by the companies comprising the Standard & Poor's Electric Utilities Index. Dividends on restricted shares are reinvested in TXU Corp. common stock and are paid in cash upon release of the restricted shares. Under the terms of the Long-Term Incentive Compensation Plan, the maximum amount of any award that may be paid in any one year to any of the named executive officers is the fair market value of 100,000 shares of TXU Corp.'s common stock determined as of the first day of such calendar year. The portion of any award that, based on such limitation, cannot be fully paid in any year is deferred until a subsequent year when it can be paid. For 2002, based on TXU Corp. achieving the 5th highest total return to shareholders of the returns provided by the companies comprising the Standard & Poor's Electric Utilities Index over the three-year period ending March 31, 2002, Messrs. Nye, Baker and Greene each received 200% of the restricted shares awarded in May of 1999, which stock was valued at $4,286,400, $1,071,600 and $321,480, respectively.

         Amounts reported also include earnings distributed during the year on salaries previously deferred under the Deferred and Incentive Compensation Plan for Messrs. Baker and Greene of $38,170 and $30,036, respectively.

         As a result of restricted stock awards under the Long-Term Incentive Compensation Plan, and reinvested dividends thereon, the number of shares of restricted stock and the market value of such shares at December 31, 2002 held for Messrs. Nye, Baker, Greene and Longhurst were 376,431 ($7,031,731), 68,207 ($1,274,107), 22,620 ($422,542) and
         8,637 ($161,339), respectively.

         As noted, salaries deferred under the Deferred and Incentive Compensation Plan are included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the Deferred and Incentive Compensation Plan with those deferred salaries for 2002 and the number of shares awarded under the Long-Term Incentive Compensation Plan.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


                        DEFERRED AND INCENTIVE                       LONG-TERM INCENTIVE COMPENSATION PLAN
                          COMPENSATION PLAN
                      ------------------------------      ----------------------------------------------------------
                        NUMBER OF    PERFORMANCE          NUMBER OF    PERFORMANCE
                         SHARES,      OR OTHER             SHARES,      OR OTHER
                        UNITS OR    PERIOD UNTIL          UNITS OR    PERIOD UNTIL        ESTIMATED FUTURE PAYOUTS
                         OTHER       MATURATION            OTHER       MATURATION         --------------------------
           NAME         RIGHTS (#)    OR PAYOUT           RIGHTS (#)    OR PAYOUT         MINIMUM (#)     MAXIMUM (#)
   ------------------ ------------  ----------------      ----------  --------------      -----------     -----------
   Erle Nye..........    2,877          5 Years             150,000        3 Years            0             300,000

   T. L. Baker.......    1,370          5 Years              40,000        3 Years            0              80,000

   M. S. Greene......      899          5 Years               9,000        3 Years            0              18,000

   Scott R. Longhurst        0          5 Years               5,000        3 Years            0              10,000


(9) Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named executive officer's participation in the plans noted, and as otherwise described, in this footnote.


         Under the TXU Thrift Plan all eligible employees of TXU Corp. and any of its participating subsidiaries may invest a portion of their regular salary or wages in common stock of TXU Corp., or in a variety of selected mutual funds. Under the TXU Thrift Plan, TXU Corp. matches a portion of an employee's contributions. Currently, TXU Corp.'s matching contribution is 75% of the first 6% of the employee's contribution for employees covered under the traditional defined benefit component of the TXU Retirement Plan, and 100% of the first 6% of the employee's contribution for employees covered under the cash balance component of the TXU Retirement Plan. All matching contributions are invested in common stock of TXU Corp. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Baker, Greene and Longhurst were $12,000, $9,000, $9,000 and $1,845, respectively, during 2002.


         Under the Salary Deferral Program each employee of TXU Corp. and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the Salary Deferral Program ($106,030 for the program year beginning January 1, 2002) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award and maturing Deferred and Incentive Compensation Plan awards, for a period of seven years, for a period ending with the retirement of such employee, or for a combination of these periods. TXU Corp. makes a matching award, subject to forfeiture under circumstances including termination for reasons other than death, disability or retirement, equal to 100% of up to the first 8% of salary deferred under the Salary Deferral Program; provided that employees who first become eligible to participate in the Salary Deferral Program on or after January 1, 2002, who are also eligible, or become eligible, to participate in the Deferred and Incentive Compensation Plan, are not eligible to receive any Salary Deferral Program matching award. Salaries and bonuses deferred under the Salary Deferral Program are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Salary Deferral Program selected by each participant. At the end of the applicable maturity period, the trustee for the Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments. TXU Corp. is financing the retirement option portion of the Salary Deferral Program through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow TXU Corp. to fully recover the cost of the retirement option. During 2002, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Baker and Greene in the amounts of $103,000, $49,200 and $40,733, respectively.

         Under the TXU Split-Dollar Life Insurance Program split-dollar life insurance policies are purchased for eligible corporate officers of TXU Corp. and its participating subsidiaries. The death benefit of the participants' insurance policies are equal to two, three or four times their annual TXU Split-Dollar Life Insurance Program compensation depending on their category. Individuals who first became eligible to participate in the TXU Split-Dollar Life Insurance Program after October 15, 1996, vest in the policies issued under the TXU Split-Dollar Life Insurance Program over a six year period. TXU Corp. pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the TXU Split-Dollar Life Insurance Program is terminable at any time, it is designed so that if it is continued, TXU Corp. will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant's attainment of age 65. During 2002, the economic benefit derived by Messrs. Nye, Baker and Greene from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid amounted to $184,985, $61,760 and $32,687, respectively.

(10) TXU Corp. or Oncor has entered into employment agreements with Messrs. Nye, Baker, Greene and Longhurst as described in this footnote.

         Effective June 1, 2002, TXU Corp. entered into a new employment agreement with Mr. Nye, which supersedes his previous employment agreement. The new agreement provides for an initial term expiring May 31, 2005, and a secondary term expiring May 31, 2007. During the initial term, Mr. Nye will continue to serve as TXU Corp.'s Chairman of the Board and Chief Executive until such time as his successor is elected at which time Mr. Nye may continue as TXU Corp.'s Chairman of the Board and/or in such other executive position as he and TXU Corp. may mutually agree upon. During the secondary term, Mr. Nye will continue as an employee of TXU Corp. or, with TXU Corp.'s approval, he may retire and serve TXU Corp. in a consulting capacity through the expiration of the secondary term. Mr. Nye will, during the initial term, be entitled to a minimum annual base salary of $1,050,000, eligibility for an annual bonus under the terms of the TXU Annual Incentive Plan, and minimum annual restricted stock awards of 40,000 shares under the Long-Term Incentive Compensation Plan. The agreement also provides for a special one-time bonus of $1,000,000 in consideration for his entering into the new agreement. Such bonus is payable in equal annual installments over a five year period. During the secondary term, Mr. Nye will be entitled to an annual base salary equal to 75% of his base salary prior to expiration of the initial term and eligibility for a prorated bonus under the terms of the TXU Annual Incentive Plan for the 2005 plan year. The agreement also provides Mr. Nye with benefits following his retirement, including administrative support, annual medical examinations and financial planning services. The agreement also reconfirms TXU Corp.'s prior agreement to fund the retirement benefit to which Mr. Nye will be entitled under TXU Corp.'s supplemental retirement plan. Additionally, the agreement entitles Mr. Nye to severance benefits in the event he dies, becomes disabled, is terminated without cause or resigns or retires with TXU Corp.'s approval during the term of the agreement, including the base salary and annual incentive awards he would have received; continued payment of the remaining special bonus annual installment payments; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under circumstances described in the agreement following a change-in-control of TXU Corp. during the initial term, including a payment equal to the greater of three times his annualized base salary and target bonus or the total base salary and bonus he would have received for the remainder of the term of the agreement; any unpaid portion of the special bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

         TXU Corp. entered into an employment agreement with Mr. Baker effective July 1, 2000. The agreement, as amended, provides for the continued service by Mr. Baker through June 30, 2004 (Term). Under the terms of the agreement, Mr. Baker will, during the Term, be entitled to a minimum annual base salary of $420,000, eligibility for an annual bonus under the terms of the TXU Annual Incentive Plan, and minimum restricted stock awards of 12,000 shares under the Long-Term Incentive Compensation Plan. The agreement entitles Mr. Baker to severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under circumstances described in the agreement following a change-in-control of TXU Corp. during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

         TXU Corp. entered into an employment agreement with Mr. Greene effective July 1, 2000. The agreement, as amended, provides for the continued service by Mr. Greene through June 30, 2004 (Term). Under the terms of the agreement, Mr. Greene will, during the Term, be entitled to a minimum annual base salary of $300,000, eligibility for an annual bonus under the terms of the TXU Annual Incentive Plan, and minimum restricted stock awards of 5,000 shares under the Long-Term Incentive Compensation Plan. The agreement entitles Mr. Greene to severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under circumstances described in the agreement following a change-in-control of TXU Corp. during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

         Oncor entered into an employment agreement with Mr. Longhurst effective November 1, 2002. The agreement provides for the continued service by Mr. Longhurst through July 31, 2005 (Term). Under the terms of the agreement, Mr. Longhurst will, during the Term, be entitled to an initial annual base salary of $205,000, eligibility for an annual bonus under the terms of the TXU Annual Incentive Plan, a retention bonus payment equal to $20,000 if Mr. Longhurst continues his employment through the end of the Term, and eligibility for consideration for awards under the Long-Term Incentive Compensation Plan. The agreement also provides for benefits associated with Mr. Longhurst's transition from international assignment status to his employment status with Oncor, including housing, relocation and transportation assistance, immigration assistance and tax preparation assistance. The agreement entitles Mr. Longhurst to severance benefits in the event he is terminated without cause during the Term, including a payment equal to the base salary and target bonuses he would have received for the remainder of the Term; the retention bonus payment; a payment in lieu of international assignment transition benefits provided for in the agreement; and relocation to the U.K. for Mr. Longhurst and his family.


         TXU Corp. and its participating subsidiaries maintain retirement plans, which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended. Oncor refers to these retirement plans collectively as the Retirement Plan. The Retirement Plan contains both a traditional defined benefit component and a cash balance component. Annual retirement benefits under the traditional defined benefit component, which applied during 2002 to each of the named officers other than Mr. Nye and Mr. Longhurst, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant's average annual earnings during his or her three years of highest earnings. The Retirement Plan also contains a cash balance component, which covers all employees who first become eligible to participate in the Retirement Plan on or after January 1, 2002, and employees previously covered under the traditional defined benefit component who, during a one-time election period in 2001, and for certain employees covered by collective bargaining agreements, during other specifically negotiated election periods, elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance plan component. Mr. Nye elected to convert to the cash balance plan during the 2001 election period. Under the cash balance component, hypothetical accounts are established for participants and credited with monthly contribution credits equal to a percentage of the participant's compensation, 3.5%, 4.5%, 5.5% or 6.5% depending on the participant's combined age and years of accredited service, and interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Amounts reported under Salary for the named executive officers in the Summary Compensation Table approximate earnings as defined under the traditional defined benefit component of the Retirement Plan without regard to any limitations imposed by the Internal Revenue Code. Benefits paid under the traditional defined benefit component of the Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Internal Revenue Code. Based on benefits accrued under the cash balance component of the Retirement Plan as of December 31, 2002, the estimated annual benefit payable to Mr. Nye under such component at normal retirement age is $1,138,269. Mr. Longhurst was covered by the Electricity Supply Pension Scheme, in which TXU Europe participates, through October 31, 2002. As of December 31, 2002, years of accredited service under the Retirement Plan for Messrs. Nye, Baker, Greene and Longhurst were 40, 32, 32 and 0, respectively.

                             TXU PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                            --------------------------------------------------------------
     Remuneration               20          25           30            35             40
     ------------           --------    --------     --------    ----------     -----------
      $   50,000            $ 14,688    $ 18,360     $ 22,032    $   25,704     $   29,376
         100,000              29,688      37,110       44,532        51,954         59,376
         200,000              59,688      74,610       89,532       104,454        119,376
         400,000             119,688     149,610      179,532       209,454        239,376
         800,000             239,688     299,610      359,532       419,454        479,376
       1,000,000             299,688     374,610      449,532       524,454        599,376
       1,400,000             419,688     524,610      629,532       734,454        839,376
       1,800,000             539,688     674,610      809,532       944,454      1,079,376
       2,000,000             599,688     749,610      899,532     1,049,454      1,199,376

     TXU Corp.'s supplemental retirement plan provides for the payment of retirement benefits, which would otherwise be limited by the Internal Revenue Code or the definition of earnings in the Retirement Plan, as well as retirement compensation not payable under the Retirement Plan which TXU Corp. or its participating subsidiaries are obligated to pay. Under the supplemental retirement plan, retirement benefits are calculated in accordance with the same formula used under the qualified plan, except that, with respect to calculating the portion of the supplemental retirement plan benefit attributable to service under the defined benefit component of the Retirement Plan, earnings also include TXU Annual Incentive Plan awards (for 2002, 100% of the TXU Annual Incentive Plan award, and for 2001 and 2000, 50% of the TXU Annual Incentive Plan awards, are reported under Bonus for the named officers in the Summary Compensation Table). The table set forth above illustrates the total annual benefit payable at retirement under the Retirement Plan inclusive of benefits payable under the supplemental retirement plan, prior to any reduction for earlier-than-normal or a contingent beneficiary option which may be selected by participants.

SECURITY OWNERSHIP OF MANAGEMENT

     The following lists the common stock of TXU Corp. owned by the directors and executive officers of Oncor at August 14, 2003. The named individuals have sole voting and investment power for the shares of common stock reported. Ownership of such common stock by the directors and executive officers, individually and as a group, constituted less than 1% of the outstanding shares of TXU Corp. common stock at August 14, 2003.

                NAME                      BENEFICIALLY OWNED           SHARE PLAN(1)                 TOTAL
                ----                      ------------------           -------------                 -----
                                                                     (NUMBER OF SHARES)
T. L. Baker.......................              158,841                    30,466                    189,307

H. Dan Farell.....................               54,819                    21,411                     76,230

M. S. Greene .....................               57,220                    20,596                     77,816

Scott R. Longhurst................               29,300                         0                     29,300

Michael J. McNally................              176,530                    36,861                    213,391

Erle Nye..........................              497,895                    94,685                    592,580

Eric H. Peterson .................               61,795                     5,567                     67,362

R. A. Wooldridge..................                9,606                         0                      9,606

All directors and executive
  officers as a group (8).........            1,046,006                   209,586                  1,255,592
___________________

(1) Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan. Although the Deferred and Incentive Compensation Plan allows these units to be paid only in the form of cash, investments in units under the Deferred and Incentive Compensation Plan create essentially the same investment stake in the performance of TXU Corp.'s common stock as do investments in actual shares of TXU Corp.'s common stock.

RELATIONSHIPS AND RELATED TRANSACTIONS

     R. A. Wooldridge, a director of Oncor, is a partner of Hunton & Williams LLP, which provides legal services to Oncor, TXU Corp. and other affiliates of Oncor.

                RELATIONSHIPS AMONG ONCOR AND OTHER TXU COMPANIES


     On January 1, 2002, the regulated transmission and distribution assets of US Holdings and TXU SESCO, which we refer to in this section of the prospectus collectively as the T&D Assets, were transferred to Oncor in connection with the restructuring of TXU Corp. as a result of the restructuring legislation passed by the Texas legislature in 1999. The relationships of the TXU entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December of 2001.

     The master separation agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy, including stranded costs as finally determined and other related items. Oncor will collect from, or refund to, retail electric providers, through a non-bypassable tariff, or credit, amounts associated with the unregulated business' transition to competition and remit to, or collect from, TXU Energy any of these amounts which have not been securitized. Oncor's sole responsibility shall be to act as collection or disbursement agent and Oncor has no rights or obligations with respect to any of the amounts collected or refunded. In addition, pursuant to the master separation agreement, Oncor


     o assumed all liabilities and obligations relating to the T&D Assets and the business and operations related thereto, accruing or arising prior to or after January 1, 2002;

     o assumed certain litigation pending at January 1, 2002 relating to the T&D Assets; and

     o agreed to indemnify the other TXU entities for liabilities and obligations assumed.

     In connection with the restructuring, Oncor entered into other agreements with TXU entities. The Decommissioning Funds Collection Agent Agreement between Oncor and TXU Generation provides for the collection by Oncor and the remittance to TXU Generation of a decommissioning funds tariff in an amount determined and approved by the Commission for the decommissioning of the Comanche Peak nuclear generating station. Oncor acts merely as a collection agent for TXU Generation under this agreement and is not otherwise obligated for decommissioning costs.


     Oncor entered into two ERCOT Standard Generation Interconnection Agreements with TXU Generation for the interconnection between Oncor's transmission and distribution facilities and the generation facilities owned by TXU Generation. Transmission Maintenance Agreements with TXU Generation provide for maintenance and operation support services by Oncor to the generation facilities owned by TXU Generation. During 2002, TXU Energy paid Oncor approximately $2.4 million for maintenance services rendered pursuant to these Transmission Maintenance Agreements.


     Oncor assumed interconnection obligations of US Holdings under three power purchase agreements with unaffiliated entities. In addition, US Holdings remains obligated on Oncor's first mortgage bonds.

     OTHER SIGNIFICANT AFFILIATE TRANSACTIONS:
     ----------------------------------------

     o Oncor records revenue from TXU Energy for electricity delivery fees. For the three months ended June 30, 2003 and 2002, these revenues were $349 million and $397 million, respectively. For the six months ended June 30, 2003 and 2002, these revenue were $726 million and $813 million, respectively.

     o Oncor records interest income receivable from TXU Energy with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest income reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory assets. For the three months ended June 30, 2003 and 2002, this interest income totaled $12 million and $5 million, respectively. For the six months ended June 30, 2003 and 2002, this interest income totaled $24 million and $11 million, respectively.

     o Under terms of a settlement plan filed by US Holdings, Oncor expects to issue securitization bonds in the principal amount of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, Oncor's financial statements reflect a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

     o Oncor has a note receivable from TXU Energy related to the excess mitigation credit established in accordance with the Settlement Plan. Oncor has implemented the $350 million credit, plus interest, as a credit applied to delivery fees billed to retail electric providers, including TXU Energy, for a two-year period ending December 31, 2003. At June 30, 2003, the note receivable balance was $71 million. The principal and interest payments on the note receivable from TXU Energy reimburse Oncor for the credit applied to receivables from retail electric providers. For the three months ended June 30, 2003 and 2002, the principal payments received on the note receivable totaled $47 million and $33 million, respectively and the interest income totaled $2 million and $6 million, respectively. For the six months ended June 30, 2003 and 2002, the principal payments received on the note receivable totaled $99 million and $46 million, respectively and the interest income totaled $5 million and $12 million, respectively.

     o Oncor charges TXU Gas for customer and administrative services. For the three months ended June 30, 2003 and 2002, these charges totaled $7 million each quarter. For the six months ended June 30, 2003 and 2002, these charges totaled $15 million and $14 million, respectively, and are largely reported as a reduction in operation and maintenance expenses.

     o Average daily short-term advances from affiliates for the three months ended June 30, 2003 and 2002, were $142 million and $1.2 billion, respectively. Interest expense incurred on the advances was $1 million and $9 million, respectively, and the weighted average interest rates for the respective periods were 3.07% and 2.33%. Average daily short-term advances from affiliates for the six months ended June 30, 2003 and 2002 were $136 million and $1.4 billion, respectively. Interest expense incurred on the advances was $2 million and $21 million, respectively, and the weighted average interest rates for the respective periods were 2.7% and 3.04%.

     o TXU Business Services Company charges Oncor for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three months ended June 30, 2003 and 2002, these costs totaled $27 million and $37 million, respectively. For the six months ended June 30, 2003 and 2002, these costs totaled $55 million and $71 million, respectively and are included in operation and maintenance expense.

     All agreements between Oncor and affiliated entities are on terms at least as favorable to Oncor as could be obtained with unrelated third parties.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Oncor is offering to exchange the New 2015 Notes for the Old 2015 Notes and the New 2033 Notes for the Old 2033 Notes, as described herein. Unlike the Old Notes, the New Notes will be registered under the Securities Act.

     The Old Notes were initially sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Banc One Capital Markets, Inc. on December 20, 2002. In connection with the sale of the Old Notes, Oncor and those initial purchasers entered into a registration rights agreement, dated December 20, 2002, which requires Oncor, among other things, to:

               (a) use its reasonable best efforts to cause an exchange offer registration statement that it files with the SEC under the Securities Act with respect to both series of the New Notes identical in all material respects to the respective series of Old Notes to be declared effective under the Securities Act within 270 days after December 20, 2002, and upon the effectiveness of the exchange offer registration statement to promptly offer both series of registered New Notes for the respective series of unregistered Old Notes and consummate the exchange offer within 315 days after December 20, 2002 and/or

               (b) in any of the circumstances described in the next paragraph, to cause a shelf registration statement that it files with the SEC covering continuous re-sales of the Old Notes or New Notes to be declared effective under the Securities Act within the later of (i) 180 days after being required or requested to file a shelf registration statement and (ii) 270 days after December 20, 2002.


     Oncor may file a shelf registration statement if (i) Oncor is not permitted to effect the exchange offer because of any change in law or in applicable interpretations of the staff of the SEC, or for any other reason the exchange offer is not consummated on or prior to 315 days after December 20, 2002, (ii) any initial purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes or (iii) any holder, other than a broker-dealer, is not permitted by applicable law or interpretations of the staff of the SEC to participate in the exchange offer or, in the case of any holder, other than a broker-dealer, that participates in the exchange offer, such holder does not receive freely tradeable New Notes on the date of the exchange and any such holder so requests.


     The registration rights agreement also provides that if Oncor fails to perform any of its obligations set forth in (a) and (b) above, the interest rate on the Old Notes will be increased by 0.50% per annum until the default is cured, or if earlier, the date on which the Old Notes may first be resold in reliance on Rule 144(k) of the Securities Act, provided however, the additional interest rate may not exceed in the aggregate 0.50% per annum.

     The New Notes of each series referred to in (a) above will be issued in a like principal amount and identical in all material respects as the respective series of Old Notes, except that the New Notes will be registered under the Securities Act and will be issued without a restrictive legend. Consequently, the New Notes, unlike the Old Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act. Also, the registration rights and related additional interest provisions applicable to the Old Notes do not apply to the New Notes.

     A copy of the registration rights agreement has been filed as an exhibit to the exchange offer registration statement of which this prospectus is a part. The exchange offer contemplated hereby is being made pursuant to the registration rights agreement.

     The term "holder" with respect to this exchange offer means any person in whose name Old Notes are registered on Oncor's books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Notes are held of record by DTC.

     By tendering Old Notes for New Notes in this exchange offer, a holder is deemed to represent to Oncor that

     o any New Notes to be received by the holder will be acquired in the ordinary course of the holder's business,

     o the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act,

     o the holder is not an "affiliate" of Oncor, as defined in Rule 405 under the Securities Act, since affiliates of Oncor may not participate in the exchange offer, and

     o if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, Oncor believes that the New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by any holder of the New Notes, other than any holder which is an "affiliate" of Oncor within the meaning of Rule 405 under the Securities Act, and except as otherwise discussed below with respect to holders which are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as the New Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of the New Notes. Any holder who tenders Old Notes in this exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Notes. In the event that Oncor's belief is not correct, holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. Oncor will not assume or indemnify holders against any such liability.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must agree to deliver a prospectus in connection with any resale of these New Notes. These broker-dealers may use this prospectus for this purpose. Each of these broker-dealers may be deemed to be an "underwriter" within the meaning of the Securities Act.

     Affiliates of Oncor, within the meaning of Rule 405 of the Securities Act, and broker-dealers that acquired Old Notes directly from Oncor may not rely on the above mentioned interpretive letters written by the staff of the SEC. Consequently, those affiliates and broker-dealers may not participate in this exchange offer. They must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of their Old Notes. This prospectus may not be used for any such resale of Old Notes.

     Oncor has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in this exchange offer.

     This exchange offer is not being made to, nor will Oncor accept tenders for exchange from, holders of Old Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Oncor will accept any and all Old Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the date the exchange offer expires. Holders may tender their Old Notes in whole or in part in minimum denominations only of $1,000 and integral multiples of $1,000 in excess thereof. For each Old Note accepted for exchange, the holder of the Old Note will receive a New Note of the respective series having a principal amount equal to that of the surrendered Old Note.

     The form and terms of the New Notes of each series will be the same as the form and terms of the Old Notes of the respective series. However, the registration rights and related additional interest provisions and the transfer restrictions applicable to the Old Notes will not be applicable to the New Notes and the New Notes, unlike the Old Notes, will be registered under the Securities Act. The New Notes of each series will evidence the same debt as the Old Notes of the respective series. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

     No interest will be paid in connection with this exchange. The New Notes will bear interest, at the respective interest rate, from and including the last interest payment date on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on these Old Notes at the time of tender or exchange. Rather, interest will be paid on the exchanged New Notes on the first Interest Payment Date after the expiration of the exchange offer.

     As of the date of this prospectus, $500,000,000 in aggregate principal amount of the Old 2015 Notes and $350,000,000 in aggregate principal amount of the Old 2033 Notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Old Notes.

     Oncor will be deemed to have accepted validly tendered Old Notes when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from Oncor.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of any of the conditions under "Conditions to the Exchange Offer" below, the tendered Old Notes will be returned, without expense, to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

     The exchange offer will expire at 5:00 p.m., New York City time, on __________, 2003, unless extended. If extended, "expiration date" shall refer to the latest date and time to which the exchange offer is extended.

     Oncor will notify the exchange agent of any extension of the current expiration date by oral, promptly confirmed in writing, or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after such expiration date.

     Oncor reserves the right, in its reasonable discretion,

     o to delay accepting any Old Notes subsequent to the expiration date only if the delay is in anticipation of receiving any necessary governmental approvals, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under "Conditions to the Exchange Offer" shall not have been satisfied, by giving oral, promptly confirmed in writing, or written notice of such delay, extension or termination to the exchange agent, or

     o    to amend the terms of this exchange offer in any manner.

     Any such delay, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If Oncor amends this exchange offer in a manner that Oncor determines, in its reasonable discretion, constitutes a material change, Oncor will promptly disclose the material change by means of a prospectus supplement. Oncor will distribute the prospectus supplement to the registered holders of Old Notes, and will extend this exchange offer to the extent required by law.

     Without limiting the manner in which Oncor may choose to make a public announcement of any delay, extension, amendment or termination of this exchange offer, Oncor will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to this exchange offer, Oncor will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will promptly issue the New Notes of the respective series after the expiration date. See "Conditions to the Exchange Offer." For purposes of this exchange offer, Oncor will be deemed to have accepted properly tendered Old Notes for exchange when it shall have given oral, promptly confirmed in writing, or written notice thereof to the exchange agent.

     New Notes will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal, or facsimile thereof, or an agent's message (as hereinafter defined) in lieu thereof and (2) all other required documents. However, Oncor reserves the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer. While Oncor reserves the right to waive any defects or irregularities in the conditions to the exchange offer, Oncor will not waive any condition with respect to an individual holder unless Oncor waives the condition for all holders.

     Old Notes that are not accepted for exchange and Old Notes submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder thereof promptly after the expiration or termination of this exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Oncor may terminate this exchange offer before the expiration date, or before acceptance of the Old Notes with respect to any conditions relating to necessary governmental approvals, and, if so terminated, will not exchange any New Notes for any Old Notes, if:

     o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in Oncor's reasonable judgment, might materially impair its ability to proceed with this exchange offer; or

     o any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in Oncor's reasonable judgment, might materially impair its ability to proceed with this exchange offer.

     If Oncor determines in its reasonable discretion that any of the above conditions exist, Oncor may

     o refuse to accept any tendered Old Notes and promptly return all previously tendered Old Notes to the tendering holders,

     o extend this exchange offer and retain all Old Notes tendered prior to the expiration date, subject, however, to the rights of holders who tendered the Old Notes to withdraw their tendered Old Notes, or

     o waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Notes which have not been validly withdrawn. If the waiver constitutes a material change to this exchange offer, Oncor will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and Oncor will extend this exchange offer to the extent required by law.

     While Oncor reserves the right to waive any defects or irregularities in the conditions to the exchange offer, Oncor will not waive any condition with respect to an individual holder unless Oncor waives the condition for all holders.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

     Registered holders of Old Notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in this exchange offer should follow the directions set forth below and in the letter of transmittal.

     All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the letter of transmittal DO NOT APPLY to these beneficial owners.

  Registered Holders

     A registered holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent prior to the expiration date. In addition, either

     o certificates for the tendered Old Notes must be received by the exchange agent along with the letter of transmittal or

     o the holder must comply with the guaranteed delivery procedures described below.

     The Old Notes will be properly tendered if the letter of transmittal and other required documents are received by the exchange agent at the address set forth below under "Exchange Agent" prior to the expiration date.

     The tender by a holder that is not validly withdrawn prior to the expiration date will constitute an agreement between the holder and Oncor in accordance with the terms and subject to the conditions herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO OLD NOTES, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO ONCOR. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered

     o by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     o    for the account of an Eligible Institution (as defined below).

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (Eligible Institution).

     If a letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder as the registered holder's name appears on that registered holder's Old Notes.

     If a letter of transmittal or any Old Notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person or persons should so indicate when signing. Moreover, unless waived by Oncor, evidence satisfactory to Oncor, must be submitted with the letter of transmittal as to that person or persons authority to so act.

     DTC Participants

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer their Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. These deliveries must be accompanied by either

     o the letter of transmittal or facsimile thereof, with any required signature guarantees or

     o    an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described below must be complied with. The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus.

     The term "agent's message" means a message, electronically transmitted by DTC to, and received by, the exchange agent, and forming a part of the Book-Entry Confirmation, as defined in the letter of transmittal, which states that DTC has received an express acknowledgement from a beneficial owner of Old Notes stating that the beneficial owner has received and agrees to be bound by, and makes each of the representations and warranties contained in the letter of transmittal, and that the beneficial owner agrees that Oncor may enforce the letter of transmittal against the beneficial owner.

     Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and

     o    whose Old Notes are not immediately available,

     o who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

     o who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

               (1)  the tender is made through an Eligible Institution;

               (2) prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the tendered Old Notes, unless tender is to be made by book-entry transfer, and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or facsimile thereof, or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

               (3) the certificates and/or other documents referred to in clause (2) above are received by the exchange agent within the time specified above.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

     Miscellaneous

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by Oncor in its reasonable discretion, which determination will be final and binding. Oncor reserves the absolute right to reject any and all Old Notes not properly tendered or any tendered Old Notes that Oncor's acceptance of which would, in the opinion of Oncor's counsel, be unlawful. Oncor's reasonable interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time that Oncor shall reasonably determine. Although Oncor intends to notify tendering holders of defects or irregularities with respect to their tenders of Old Notes, none of Oncor, the exchange agent, nor any other person shall incur any liability for failure to give this notification. Old Notes will not be deemed properly tendered until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered, and which have not been cured or waived, will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of this exchange offer.

     New Notes will only be issued after timely receipt by the exchange agent of
(1) certificates for the Old Notes tendered for exchange or a timely Book-Entry Confirmation of the tendered Old Notes into the exchange agent's account at DTC,
(2) a properly completed and duly executed letter of transmittal, or facsimile thereof, or agent's message in lieu thereof and (3) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to the tendering holder thereof, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or non-exchanged Old Notes will be credited to an account maintained with DTC, promptly after the expiration or termination of this exchange offer.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See PLAN OF DISTRIBUTION.

     Oncor reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date or, as set forth above under "Conditions to the Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers could differ from the terms of this exchange offer.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided herein, tenders of Old Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To validly withdraw a tender of Old Notes in this exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must

     o specify the name of the person having deposited the Old Notes to be withdrawn, which Oncor refers to as the "Depositor,"

     o identify the Old Notes to be withdrawn, including the certificate number unless tendered by book-entry transfer,

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender, and

     o specify the name in which any Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

     All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by Oncor in its reasonable discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been properly tendered for purposes of this exchange offer and will be returned to the holder thereof without cost to the holder promptly after withdrawal. Consequently, no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are properly retendered. Validly withdrawn Old Notes may be properly retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent of this exchange offer. Requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Notes should be directed to the exchange agent addressed as follows:

                  The Bank of New York
                  Corporate Trust Operations
                  Reorganization Unit
                  101 Barclay Street - 7 East
                  New York, New York 10286

                  Attention:  Kin Lau

                  By Telephone:  (212) 815-3750
                  By Facsimile:   (212) 298-1915

FEES AND EXPENSES

     Oncor will pay the expenses, if any, of soliciting tenders. Oncor has not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. Oncor, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Oncor will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange for their customers.

     Oncor will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to this exchange offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the related letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to this exchange offer, then the amount of any resulting transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     Oncor will record the New Notes at the same carrying value as the Old Notes for which they are exchanged, which is the aggregate principal amount of tendered Old Notes, as reflected in Oncor's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with this exchange offer. The cost of this exchange offer will be amortized over the term of the New Notes.

APPRAISAL OR DISSENTERS' RIGHTS

     Holders of the Old Notes will not have appraisal or dissenters' rights in connection with this exchange offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     Oncor issued the Old Notes, and will issue the New Notes under the Indenture, as supplemented by an officer's certificate. This section summarizes the material terms of the New Notes and the Indenture, as supplemented by the officer's certificate. This summary does not contain a complete description of the New Notes or the Indenture. You should read this summary together with the Indenture and officer's certificate for a complete understanding of all of the provisions and for the definitions of some terms used in this summary. The Indenture and the officer's certificate are available upon request to Oncor or the Trustee. The Indenture, the officer's certificate and a form of each New Note have been filed with the SEC as exhibits to the exchange offer registration statement of which this prospectus is a part. In addition, the Indenture is qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of that Act. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions. In this section, Oncor includes references in parentheses to sections of the Indenture. Whenever Oncor refers to particular sections or defined terms of the Indenture herein, those sections or defined terms are incorporated by reference herein.

     The New Notes are two separate series of debt securities that Oncor may issue under the Indenture. The New Notes and all other debt securities, including any Remaining Old Notes, issued under the Indenture are collectively referred to herein as Indenture Securities. The Indenture permits Oncor to issue an unlimited amount of Indenture Securities from time to time. All Indenture Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Indenture Securities of such series. This means that Oncor may from time to time, without the consent of the existing holders of the New Notes of any series, create and issue further Indenture Securities having the same terms and conditions as the New Notes in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Indenture Securities. Additional Indenture Securities issued in this manner will be consolidated with, and will form a single series with the New Notes.

     The New Notes of each series will be identical in all material respects to the Old Notes of the respective series, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the Old Notes are not applicable to the New Notes. The New Notes of each series will be of the same series as the respective series of Old Notes, and will be considered as a single class for purposes of any acts of Holders, such as voting and consents, under the Indenture. To the extent any Old Notes are not exchanged for New Notes, those Old Notes will remain outstanding under the Indenture and will rank pari passu with the New Notes.

      The New Notes will be issued in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will initially be issued in book-entry form and will be represented by one or more fully registered global certificates. The global certificates will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Purchases of beneficial interests in these global certificates will be made in book-entry form. Except under the limited circumstances described in this prospectus, purchasers of these beneficial interests will not receive certificates representing their beneficial interests in the New Notes. See "Book-Entry" below.

     The New Notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

MATURITY AND INTEREST

     The New 2015 Notes will mature on January 15, 2015, and the New 2033 Notes will mature on January 15, 2033, unless earlier redeemed. Interest on the New Notes of each series will:

     o be payable in U.S. dollars at the rate of 6.375% with respect to the New 2015 Notes and at the rate of 7.250% with respect to the New 2033 Notes;

     o be computed for each interest period on the basis of a 360 day year consisting of twelve 30 day months and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

     o be payable semi-annually in arrears on January 15 and July 15 of each year, and at maturity;

     o    accrue from the date of the last interest payment on the Old Notes;
          and

     o be paid to the persons in whose names the New Notes are registered at the close of business on December 31 for the January 15 interest payment date and on July 1 for the July 15 interest payment date. Oncor shall not be required to make transfers or exchanges of the New Notes for a period of 15 days next preceding an interest payment date.

     The covenants contained in the Indenture will not afford holders of New Notes protection in the event of a highly-leveraged transaction involving Oncor.

OPTIONAL REDEMPTION

     Oncor may redeem the New Notes of each series, in whole or in part, at its option, at any time prior to their maturity. Oncor will give notice of its intent to redeem the New Notes at least 30 days prior to the redemption date. If Oncor redeems all or any part of the New Notes of any series, it will pay a "make-whole" redemption price equal to the greater of

     o 100% of the principal amount of the New Notes of the series being redeemed or

     o the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes of the series being redeemed, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus (i) .30% with respect to the New 2015 Notes or (ii) .35% with respect to the New 2033 Notes, plus, in each case, accrued interest on those New Notes of such series to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

     "H.15(519)" means the weekly statistical release entitled "H.15 (519) Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

     "Independent Investment Banker" means the Reference Treasury Dealer.

     "Reference Treasury Dealer" means Merrill Lynch Government Securities, Inc., and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Oncor shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue


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(expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and the notice shall be of no effect unless the moneys are so received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the New Notes or portions thereof called for redemption.

PAYMENT AND PAYING AGENTS

     Interest on each New Note payable on any interest payment date will be paid to the person in whose name that New Note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Note, the defaulted interest may be paid to the holder of that New Note as of the close of business on a date between 10 and 15 days before the date proposed by Oncor for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that New Note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

     Principal, premium, if any, and interest on the New Notes at maturity will be payable upon presentation of the New Notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for Oncor. However, Oncor may choose to make payment of interest by check mailed to the address of the persons entitled to the payment. Oncor may change the place of payment on the New Notes, appoint one or more additional paying agents, including Oncor, and remove any paying agent, all at the discretion of Oncor. (Indenture, Section 702.)

REGISTRATION AND TRANSFER

     The transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (Indenture, Section 305.) Oncor may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the New Notes. (Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the New Notes. However, Oncor may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. Oncor will not be required to execute or to provide for the registration, transfer or exchange of

     o    any New Note during the 15 days before an interest payment date;

     o any New Note during the 15 days before giving any notice of redemption; or

     o any New Note selected for redemption except the unredeemed portion of any New Note being redeemed in part.

     (Indenture, Section 305.)

SECURITY

         Except as described below under this heading and under "Issuance of Additional Indenture Securities," and subject to the exceptions discussed under "Discharge of Lien; Release Date", all Indenture Securities will be secured, equally and ratably, by:


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


          (1) the first lien of an equal principal amount of 1983 Mortgage Bonds issued under the 1983 Mortgage, and delivered to the Trustee under the Indenture, and other Class A Bonds as described below; as discussed under "Description of the 1983 Mortgage Bonds
               - Security," the 1983 Mortgage constitutes a first mortgage lien on substantially all of Oncor's electric transmission and distribution properties; and

          (2) the lien of the Indenture on substantially all of Oncor's tangible electric transmission and distribution property located in Texas, which lien is a first lien on that property not covered by the 1983 Mortgage and is otherwise junior to the lien of the 1983 Mortgage. If Oncor acquires any property that is subject to a Class A Mortgage, the lien of the Indenture would be junior to the lien of that Class A Mortgage. Oncor sometimes refers to its property that is subject to the lien of the Indenture as "Mortgaged Property."

     As described above, the New Notes will initially be secured by liens on substantially all of Oncor's tangible electric transmission and distribution assets. At June 30, 2003, the net book value of these assets was $6.2 billion. Similar to the Old Notes, the New Notes will initially be secured obligations of Oncor that will rank equally with all of Oncor's other outstanding secured debt. At June 30, 2003, Oncor had $3,113 million aggregate principal amount of secured debt outstanding, of which $1,063 million aggregate principal amount were first mortgage bonds not held by the Trustee and $2,050 million in aggregate principal amount were senior secured notes, including the Old Notes.

     See "Discharge of Lien; Release Date" for a discussion of the provisions of the Indenture pursuant to which the lien of the Indenture can be discharged and the Indenture Securities would become Oncor's unsecured obligations.

CLASS A BONDS

     As discussed below under "Consolidation, Merger and Conveyance of Assets," Oncor will be permitted to merge or consolidate with another company upon meeting specified requirements. Following a merger or consolidation of another company into Oncor, Oncor could deliver to the Trustee first mortgage bonds issued under an existing mortgage on the properties of such other company as the basis for the issuance of additional Indenture Securities. In such event, the Indenture Securities would be secured, additionally, by the first lien of such first mortgage bonds and by the lien of the Indenture on the electric transmission and distribution property acquired from such other company, which would be junior to the lien of such existing mortgage. The 1983 Mortgage and all such other mortgages are hereinafter collectively referred to as the "Class A Mortgages," and all first mortgage bonds issued under the Class A Mortgages are hereinafter collectively referred to as the "Class A Bonds." (Indenture, Section 1706.)

     Class A Bonds, including 1983 Mortgage Bonds, that are the basis for the authentication and delivery of Indenture Securities (a) will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by the Trustee, subject to the provisions of the Indenture, for the benefit of the holders of all Indenture Securities outstanding from time to time; (b) will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as such Indenture Securities; and (c)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for their redemption at Oncor's option, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class A Bonds. (Indenture, Sections 1602 and 1701). To the extent that Class A Bonds do not bear interest, holders of Indenture Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Indenture Securities; however, such holders will nevertheless have the benefit of the lien of the Indenture in respect of the amount of accrued interest.

     Any payment by Oncor of principal of or premium or interest on the Class A Bonds delivered to and held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Indenture Securities which is then due. Oncor's obligation under the Indenture to make such payment in respect of the Indenture Securities will be deemed satisfied and discharged to the extent of such payment. If, at the time of any such payment of principal of Class A Bonds, there is no principal then due in respect of the Indenture Securities, the proceeds of the payment will constitute "Funded Cash" and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Indenture. If, at the time of any such payment of premium or interest on Class A Bonds, there is no premium or interest then due on the Indenture Securities, the payment will be remitted to Oncor at Oncor's request; except that, if any event of default under the Indenture, as described below, has occurred and is continuing, the payment will be held as part of the Mortgaged Property until the


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event of default under the Indenture has been cured or waived. (Indenture,
Section 1702). See "Withdrawal of Cash" below.

     Any payment by Oncor on Indenture Securities authenticated and delivered on the basis of the delivery to the Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of such Class A Bonds) will, to the extent thereof, be deemed to satisfy and discharge Oncor's obligations, if any, to make a corresponding payment, in respect of such Class A Bonds which is then due. (Indenture, Section 1702).

     The Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Indenture. (Indenture, Section 1704.) At the time any Indenture Securities which have been authenticated and delivered upon the basis of Class A Bonds, cease to be outstanding, other than as a result of the application of the proceeds of the payment or redemption of such Class A Bonds, the Trustee will surrender to Oncor, or upon Oncor's order, an equal principal amount of such Class A Bonds. (Indenture, Section 1703.)

     When the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Trustee, does not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, then, at Oncor's request and subject to the satisfaction of the conditions discussed under "Discharge of Lien; Release Date" below, the Class A Bonds held by the Trustee will be deemed satisfied and discharged, the Trustee will surrender such Class A Bonds for cancellation, and the New Notes will become senior unsecured debt of Oncor, subject to Permitted Secured Debt and the exceptions described below. (Indenture, Section 1811.) See "Discharge of Lien; Release Date" below.

     At the date of this prospectus, the only Class A Mortgage is the 1983 Mortgage, and the only Class A Bonds issuable at this time are 1983 Mortgage Bonds issuable under the 1983 Mortgage. When all of the outstanding 1983 Mortgage Bonds which are not held by the Trustee do not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, and assuming no other Class A Mortgage exists at the time, the Indenture may become unsecured.

     "Capitalization" means the total of all the following items appearing on, or included in, Oncor's unconsolidated balance sheet; (i) liabilities for indebtedness maturing more than 12 months from the date of determination, and
(ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of Oncor's capital stock held in Oncor's treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

     For purposes of the calculations referred to above, as of June 30, 2003, Oncor had $3,113 million principal amount of 1983 Mortgage Bonds outstanding, including the 1983 First Mortgage Bonds held by the Trustee. Of this amount, $1,063 million are not held by the Trustee which equaled approximately 17% of the net book value of Oncor's Electric Utility Property and approximately 15% of Oncor's Capitalization. These 1983 Mortgage Bonds have different maturities and redemption premiums. Some do not mature until 2025, but all are redeemable on or before July 1, 2005. In addition, Oncor may purchase or defease any of these 1983 Mortgage Bonds.

LIEN OF THE INDENTURE

     The Indenture creates a lien on substantially all tangible properties of Oncor in Texas used in the transmission and distribution of electric energy, other than excepted property and subject to permitted liens, in each case as described below. Oncor's transmission and distribution properties of the type subject to the lien of the Indenture, regardless of whether the Release Date has occurred, but exclusive of Excepted Property described below, are sometimes referred to as "Electric Utility Property." At the date of this prospectus, substantially all of this property, while subject to the lien of the Indenture, is also subject to the prior lien of the 1983 Mortgage. For so long as the 1983 Mortgage is in effect, and all of the outstanding 1983 Mortgage Bonds and any other Class A Bonds, that are not held by the Trustee, exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, the Indenture Securities will have the benefit of the first mortgage lien of the 1983 Mortgage on this property, and also the benefit of the prior lien of any additional Class A Mortgage on any property subject thereto,


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to the extent of the aggregate principal amount of Class A Bonds, issued under the respective Class A Mortgages, held by the Trustee.

PERMITTED LIENS

     The lien of the Indenture is subject to permitted liens described in the Indenture. These permitted liens include liens existing at the execution date of the Indenture such as the lien of the 1983 Mortgage, liens on property at the time Oncor acquires the property such as the lien of any other Class A Mortgage, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics', construction and materialmen's liens, judgment liens, easements, reservations and rights of others, including governmental entities, in, and defects of title in, Oncor's property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by Oncor or by others on Oncor's property, rights and interests of Persons other than Oncor arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property, liens which have been bonded or for which other security arrangements have been made, liens created in connection with the issuance of tax-exempt bonds, purchase money liens and liens related to the construction or acquisition of property, or the development or expansion of property, liens which secure specified Indenture Securities equally and ratably with other obligations, and additional liens on any of Oncor's property (other than Excepted Property, as described below) to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of Oncor's Net Tangible Assets or 10% of Oncor's Capitalization. (Indenture, Granting Clauses and Sections 101 and 707.)

     The Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Indenture Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Indenture, Section 1007.) Any lien of this nature would be a Permitted Lien under the Indenture.

EXCEPTED PROPERTY

     The lien of the Indenture does not cover, among other things, the following types of property: property located outside of Texas; cash and securities not paid, deposited or held under the Indenture; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, transition property, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not necessary for the operation or maintenance of electric transmission and distribution facilities; coal, lignite, ore, gas, oil and other minerals and timber rights; electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; leasehold interests; all property which prior to the execution date of the Indenture has been released from the lien of the 1983 Mortgage; all property which subsequent to the execution date of the Indenture has been released from the lien of the Indenture; and any and all property not acquired or constructed by Oncor for use in its electric transmission and distribution business. Oncor sometimes refers to property of Oncor not covered by the lien of the Indenture as "Excepted Property." (Indenture, Granting Clauses.)

     Oncor may enter into supplemental indentures with the Trustee, without the consent of the holders, in order to subject additional property, including property that would otherwise be excepted from the lien, to the lien of the Indenture. (Indenture, Section 1301.) This property would constitute Property Additions and would be available as a basis for the issuance of Indenture Securities. See "Issuance of Additional Indenture Securities."

     The Indenture provides that after-acquired property, other than Excepted Property, will be subject to the lien of the Indenture. (Indenture, Second Granting Clause.) However, in the case of consolidation or merger, whether or not Oncor is the surviving company, or transfer of the Mortgaged Property as or substantially as an entirety, the Indenture will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from Oncor in or as a result of


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such transfer, as well as improvements, extensions and additions (as defined in the Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (Indenture, Section 1203) See "Consolidation, Merger and Conveyance of Assets" below.

     See "Discharge of Lien; Release Date" for a discussion of provisions of the Indenture pursuant to which, subject to the satisfaction of specified conditions, all the Mortgaged Property would be released from the lien of the Indenture and Indenture Securities would become Oncor's unsecured obligations.

ISSUANCE OF ADDITIONAL INDENTURE SECURITIES

     Subject to the issuance restrictions described below, the maximum principal amount of Indenture Securities that may be authenticated and delivered under the Indenture is unlimited. (Indenture, Section 301.) Prior to the Release Date, Indenture Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

     o the aggregate principal amount of Class A Bonds delivered to the Trustee; (Indenture, Section 1602.)

     o the Cost or Fair Value to Oncor (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Indenture Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements; (Indenture, Section 1603.)

     o the aggregate principal amount of retired Indenture Securities, but if Class A Bonds had been made the basis for the authentication and delivery of the retired Indenture Securities, only after the discharge of the related Class A Mortgage; or (Indenture, Section 1604.)

     o    an amount of cash deposited with the Trustee. (Indenture, Section
          1605.)

     Property Additions generally include any property that is owned by Oncor and is subject to the lien of the Indenture. (Indenture, Section 103.)

     Oncor expects that, until the Release Date, it will issue Indenture Securities primarily on the basis of Class A Bonds issued under the 1983 Mortgage. However, Oncor has the right to issue additional Indenture Securities on the basis of property additions, retired Indenture Securities and cash deposits, and not on the basis of Class A Bonds issued under the 1983 Mortgage.

RELEASE OF PROPERTY

     Unless an event of default under the Indenture has occurred and is continuing, Oncor may obtain the release from the lien of the Indenture of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which the Cost of the property to be released, or, if less, the Fair Value to Oncor of the property at the time it became Funded Property, exceeds the aggregate of:

     o an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

     o an amount equal to the Cost or Fair Value to Oncor, whichever is less, of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements, except that the adjustments need not be made if the Property Additions were acquired or made within the 90-day period preceding the release;

     o the aggregate principal amount of Indenture Securities Oncor would be entitled to issue on the basis of retired Indenture Securities (with such entitlement being waived by operation of such release);

     o any amount of cash and/or an amount equal to the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released delivered to the trustee or other holder of a lien prior to the lien of the Indenture, subject to the limitations described below;


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


     o the aggregate principal amount of Indenture Securities delivered to the Trustee (with such Indenture Securities to be canceled by the Trustee); and

     o any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Indenture, Section 1803.)

     Property that is not Funded Property may generally be released from the lien of the Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to Oncor, whichever is less, of all Property Additions which do not constitute Funded Property, excluding the property to be released, after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value, whichever is less, of property to be released does not exceed the aggregate amount of the Cost or Fair Value to Oncor, whichever is less, of Property Additions acquired or made within the 90-day period preceding the release. (Indenture, Section 1804.)

     The Indenture provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (Indenture Sections 1802, 1805, 1807 and 1808.)

     If Oncor retains any interest in any property released from the lien of the Indenture, the Indenture will not become a lien on the released property or any interest therein or any improvements, extensions or additions to the released property or renewals, replacements or substitutions of or for the released property or any part or parts thereof. (Indenture, Section 1810.)

WITHDRAWAL OF CASH

     Unless an event of default under the Indenture has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by Oncor (a) to the extent of the Cost or Fair Value to Oncor, whichever is less, of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Indenture Securities that Oncor would be entitled to issue on the basis of retired Indenture Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Indenture Securities delivered to the Trustee, or (2) upon Oncor's request, be applied to (a) the purchase of Indenture Securities or (b) the payment (or provision for payment) at stated maturity of any Indenture Securities or the redemption (or provision for payment) of any Indenture Securities which are redeemable (Indenture, Section
1806); except that cash deposited with the Trustee as the basis for the authentication and delivery of Indenture Securities, as well as cash representing a payment of principal of Class A Bonds, may, in addition, be withdrawn in an amount equal to the aggregate principal amount of Class A Bonds delivered to the Trustee. (Indenture, Sections 1605 and 1702.)

DISCHARGE OF LIEN; RELEASE DATE

     At any time when the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Trustee, does not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization, the Indenture may be amended and supplemented, without the consent of the holders of New Notes or any other Indenture Securities, including any Remaining Old Notes, to eliminate all terms and conditions relating to collateral for the Indenture Securities, with the result that Oncor's obligations under the Indenture and the Indenture Securities, including the New Notes, would be entirely unsecured. Oncor refers to the date on which the elimination of collateral occurs as the "Release Date."

     The occurrence of the Release Date is subject to Oncor's delivery of the following documents to the Trustee:

     o a company order requesting execution and delivery by the Trustee of a supplemental indenture and other instruments necessary to discharge, cancel, terminate or satisfy the lien of the Indenture;

     o    an officer's certificate stating that


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


          (1) to the knowledge of the officer, no event of default under the Indenture has occurred and is continuing and

          (2) the aggregate principal amount of all Class A Bonds outstanding under all Class A Mortgages, other than those held by the Trustee, does not exceed the greater of 5% of the net book value of Oncor's Electric Utility Property or 5% of Oncor's Capitalization; and

     o an opinion of counsel to the effect that none of Oncor's Electric Utility Property, other than Excepted Property, is subject to any lien other than the lien of the Indenture and Permitted Liens.

     Upon the execution and delivery of the amendment of the Indenture as contemplated above, the lien of the Indenture will be deemed to have been satisfied and discharged and the Trustee will release the Mortgaged Property from the lien of the Indenture. (Indenture, Section 1811.)

LIMITATION ON SECURED DEBT

     So long as any of the Indenture Securities remain outstanding, Oncor will not issue any Secured Debt other than Permitted Secured Debt, in each case as defined below, without the consent of the holders of a majority in principal amount of the outstanding Indenture Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

     o Oncor makes effective provision whereby all New Notes and other affected Indenture Securities then outstanding will be secured equally and ratably with this Secured Debt or

     o Oncor delivers to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures this Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the New Notes and other affected Indenture Securities then outstanding and meeting the other requirements set forth in the Indenture.

     "Secured Debt" means Debt created, issued, incurred or assumed by Oncor which is secured by a lien upon any of Oncor's property other than Excepted Property. For purposes of this covenant, any Capitalized Lease Liabilities of Oncor will be deemed to be Debt secured by a lien on Oncor's property.

     "Debt" means:

     o Oncor's indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which Oncor is obligated to repay this borrowed money;

     o    any guaranty by Oncor of any such indebtedness of another person; and

     o    any Capitalized Lease Liabilities of Oncor.

        "Debt" does not include, among other things:

     o indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

     o any trade obligations, including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives, or other obligations in the ordinary course of business;

     o obligations under any lease agreement that are not Capitalized Lease Liabilities; or

     o any liens securing indebtedness, neither assumed nor guaranteed by Oncor nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Oncor for substation, transmission line, transportation line, distribution line or right of way purposes.

     "Permitted Secured Debt" means, as of any particular time:


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     o    Class A Bonds and Indenture Securities issued prior to the Release
          Date;

     o Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

     o Secured Debt secured by Purchase Money Liens or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by Oncor, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien shall extend to or cover any of Oncor's property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by Oncor;

     o Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended or any successor provision of law, for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by Oncor, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

     o Secured Debt (i) which is related to the construction or acquisition of property not previously owned by Oncor or (ii) which is related to the financing of a project involving the development or expansion of Oncor's property and (iii) in either case, the obligee in respect of which has no recourse to Oncor or any of Oncor's property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction or the proceeds of such property or such project; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (iii) above; and

     o in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of Oncor's Net Tangible Assets or 10% of Oncor's Capitalization.

     "Net Tangible Assets" means the amount shown as total assets on Oncor's unconsolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on Oncor's unconsolidated balance sheet and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged.

     "Capitalized Lease Liabilities" means the amount, if any, shown as liabilities on Oncor's unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by Oncor, which amount shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Oncor is engaged.

     (Indenture, Section 707.)

DEFEASANCE

     Oncor will be discharged from its obligations on the New Notes of a particular series if it irrevocably deposits with the Trustee or any paying agent, other than Oncor, sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of New Notes. (Indenture, Section 801.)


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CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS

     Under the terms of the Indenture, Oncor may not consolidate with or merge into any other entity or convey, transfer or lease as or substantially as an entirety to any entity its Electric Utility Property, unless:

     o the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the Electric Utility Property of Oncor as or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes Oncor's obligations on all Indenture Securities then outstanding under the Indenture and if such consolidation, merger, conveyance, sale or other transfer occurs prior to the Release Date, confirms the lien of the Indenture on the Mortgaged Property;

     o in the case of a lease, the lease is made expressly subject to termination by Oncor or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Indenture;

     o Oncor shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the Indenture; and

     o immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing.

(Indenture, Section 1201.) In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above Oncor would be released and discharged from all obligations under the Indenture and on the Indenture Securities then outstanding unless Oncor elects to waive the release and discharge. (Indenture, Section 1204.)

     The Indenture does not prevent or restrict:

     o any conveyance or other transfer, or lease, of any part of Oncor's Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof or (Indenture, Section 1205.)

     o any conveyance, transfer or lease of any of Oncor's properties where Oncor retains Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Indenture Securities, and any other outstanding debt securities that rank equally with, or senior to, the Indenture Securities with respect to such Electric Utility Property, other than any Class A Bonds held by the Trustee. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that Oncor selects and that is approved by the Trustee. (Indenture, Section 1206.)

     The terms of the Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (Indenture, Section 1205.)

EVENTS OF DEFAULT

     "Event of default," when used in the Indenture with respect to Indenture Securities, means any of the following:

     o failure to pay interest on any Indenture Security for 30 days after it is due;

     o failure to pay the principal of or any premium on any Indenture Security when due;

     o failure to perform any other covenant in the Indenture that continues for 90 days after Oncor receives written notice from the Trustee, or Oncor and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Indenture Securities;

     o events of bankruptcy, insolvency or reorganization of Oncor specified in the Indenture;

     o as long as the Trustee holds any outstanding Class A Bonds which were delivered as the basis for the authentication and delivery of outstanding Indenture Securities, the occurrence of a matured event of default under the related Class A Mortgage other than any such matured event of default which (i) is not a failure to make payments on Class A Bonds and is not of similar kind or character to the event of default relating to events of bankruptcy, insolvency or reorganization, referred to above and (ii) has not resulted in the acceleration of the outstanding Class A Bonds under such Class A


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          Mortgage; provided, however, that the waiver or cure of such event of default under a Class A Mortgage will constitute a waiver and cure of the corresponding event of default under the Indenture, and the rescission and annulment of the consequences thereof will constitute a rescission and annulment of the corresponding consequences under the Indenture; or

     o any other event of default included in any supplemental indenture or officer's certificate for that series of Indenture Securities.

(Indenture, Sections 901 and 1301.)

REMEDIES

     If an event of default under the Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Indenture Securities may declare the principal amount of all of the Indenture Securities to be due and payable immediately.

     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

     o    Oncor has paid or deposited with the Trustee a sum sufficient to pay:

          (1)  all overdue interest on all outstanding Indenture Securities;

          (2) the principal of and premium, if any, on the outstanding Indenture Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

          (3)  interest on overdue interest to the extent lawful; and

          (4)  all amounts due to the Trustee under the Indenture; and

     o any other event of default under the Indenture with respect to the Indenture Securities of that series has been cured or waived as provided in the Indenture.

     (Indenture, Section 902.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

     Subject to the Indenture, under certain circumstances and to the extent permitted by law, if an event of default under the Indenture occurs and is continuing prior to the Release Date, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Indenture, Section 917.)

     Upon the occurrence and continuance of an event of default under the Indenture after the Release Date, the remedies of the Trustee and the holders under the Indenture would be limited to the rights of unsecured creditors.

     In addition to every other right and remedy provided in the Indenture, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an event of default under the Indenture has occurred and is continuing. (Indenture, Section 916.)

     Other than its duties in case of an event of default under the Indenture, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 912.)


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


     No holder of Indenture Securities will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

     o the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

     o the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

     o the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Indenture Securities, inconsistent with the written request of holders referred to above.

(Indenture, Section 907.) However, these limitations do not apply to a suit by a holder of an Indenture Security for payment of the principal, premium, if any, or interest on the Indenture Security on or after the applicable due date. (Indenture, Section 908.)

     Oncor will provide to the Trustee an annual statement by an appropriate officer as to Oncor's compliance with all conditions and covenants under the Indenture. (Indenture, Section 705.)

MODIFICATION AND WAIVER

     Without the consent of any holder of Indenture Securities, Oncor and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

     o to evidence the assumption by any permitted successor of the covenants of Oncor in the Indenture and in the Indenture Securities;

     o to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon Oncor;

     o to add additional events of default under the Indenture for all or any series of Indenture Securities;

     o to change or eliminate or add any provision to the Indenture; provided, however, if the change will adversely affect the interests of the holders of Indenture Securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of Indenture Securities of such series has been obtained in accordance with the Indenture or

          (2) when no Indenture Securities of the affected series remain outstanding under the Indenture;

     o    to provide additional security for any Indenture Securities;

     o to establish the form or terms of Indenture Securities of any other series as permitted by the Indenture;

     o to provide for the authentication and delivery of bearer securities with or without coupons;

     o to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

     o to provide for the procedures required for use of a noncertificated system of registration for the Indenture Securities of all or any series;

     o to change any place where principal, premium, if any, and interest shall be payable, Indenture Securities may be surrendered for registration of transfer or exchange and notices to Oncor may be served;

     o to amend and restate the Indenture as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of Indenture Securities of any series in any material respect;

     o    to cure any ambiguity or inconsistency; or


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     o    after the Release Date, to amend the Indenture to eliminate any provisions related to the lien of the Indenture, Mortgaged Property and Class A Bonds which are no longer applicable.

     (Indenture, Section 1301.)

     The holders of at least a majority in aggregate principal amount of the Indenture Securities of all series then outstanding may waive compliance by Oncor with some restrictive provisions of the Indenture. (Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding Indenture Securities may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest and the covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Indenture Security of any series affected. (Indenture, Section 913.)

     The consent of the holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may without the consent of all the Holders of the Indenture Securities of all series then outstanding:

     o change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any Indenture Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Indenture Security;

     o create any lien ranking prior to the lien of the Indenture with respect to more than 10% of the Mortgaged Property or, except as provided in the Indenture in connection with the Release Date, terminate the lien of the Indenture on more than 10% of the Mortgaged Property or deprive any holder of the benefits of the security of the lien of the Indenture;

     o reduce the percentage in principal amount of the outstanding Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

     o modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Indenture Securities of any series.

     A supplemental indenture that changes the Indenture solely for the benefit of one or more particular series of Indenture Securities, or modifies the rights of the holders of Indenture Securities of one or more series, will not affect the rights under the Indenture of the holders of the Indenture Securities of any other series. (Indenture, Section 1302.)

     The Indenture provides that Indenture Securities owned by Oncor or anyone else required to make payment on the Indenture Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     Oncor may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but Oncor shall have no obligation to do so. If Oncor fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding New Notes and the Remaining Old Notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding New Notes and the Remaining Old Notes shall be computed as of the record date.

     Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any Indenture Security will bind every future holder of that Indenture Security and the holder of every Indenture Security issued upon the registration of transfer of or in exchange for that Indenture


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Security. A transferee will also be bound by acts of the Trustee or Oncor in reliance thereon, whether or not notation of that action is made upon the Indenture Security. (Indenture, Section 106.)

VOTING OF CLASS A BONDS

     The Indenture provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Indenture Securities, attend such meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection therewith, as to matters with respect to which it, as such holder, is entitled to vote or consent. The Indenture provides that, so long as no event of default under the Indenture has occurred and is continuing, the Trustee will, as holder of such Class A Bonds, vote or consent, without any consent or other action by the holders of the Indenture Securities, except as described in the proviso of paragraph (4) below, in favor of any amendments or modifications to the Class A Mortgage of substantially the same tenor and effect as follows:

          (1) to modify the 1983 Mortgage to allow Oncor to issue 1983 Mortgage Bonds up to 70% of the lower of (a) the fair value to Oncor of the property subject to the lien of the 1983 Mortgage (1983 Mortgaged Property) as of a valuation date specified by Oncor and
               (b) the cost of the 1983 Mortgaged Property as of such valuation date;

          (2)  to make certain technical amendments to the 1983 Mortgage;

          (3) to conform any provision of a Class A Mortgage in all material respects to the correlative provision of the Indenture, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Indenture, to delete from a Class A Mortgage any provision to which the Indenture contains no correlative provision and any combination of the foregoing; and/or

          (4) with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in clauses (1) through (3) above, vote all such Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Indenture, would require the consent of holders of Indenture Securities as described under "Modification and Waiver," without the prior consent of holders of Indenture Securities which would be required for such an amendment or modification of the Indenture. (Indenture, Section 1705.)

     As described more fully in "Description of the 1983 Mortgage Bonds - Modification" below, Oncor may make amendments to, or eliminate certain covenants in, the 1983 Mortgage with the consent of the holders of 60% of the outstanding 1983 Mortgage Bonds issued under the 1983 Mortgage. A holder of Indenture Securities would no longer benefit from such covenants contained in the 1983 Mortgage should the Trustee vote these 1983 Mortgage Bonds to amend or eliminate the covenants as described above. As of June 30, 2003, the Trustee held approximately 66% of the outstanding 1983 Mortgage Bonds.

RESIGNATION OF A TRUSTEE

     The Trustee may resign at any time by giving written notice to Oncor or may be removed at any time by act of the holders of a majority in principal amount of all series of Indenture Securities then outstanding delivered to the Trustee and Oncor. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Oncor has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 1010.)


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NOTICES

     Notices to holders of New Notes will be given by mail to the addresses of such holders as they may appear in the security register for New Notes. (Indenture, Section 108.)

TITLE

     Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name New Notes are registered as the absolute owner thereof, whether or not the New Notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York except where otherwise required by law. (Indenture, Section 114.)

INFORMATION ABOUT THE TRUSTEE

     The Trustee under the Indenture is The Bank of New York. In addition to acting as Trustee, The Bank of New York also acts as the Mortgage Trustee. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of Oncor and its affiliates. The Bank of New York will also act as the Exchange Agent. Oncor and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

BOOK-ENTRY

     The certificates representing the New Notes will be issued in fully registered form, without coupons. The New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee will be considered the sole owner or holder of the New Notes represented by such global certificate for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

     Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Oncor, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. Oncor also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.


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     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated New Note for any reason, including to sell New Notes to persons in jurisdictions which require such delivery of such New Notes or to pledge such New Notes, such holder must transfer its interest in a global certificate in accordance with DTC's applicable procedures, the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

     Oncor expects that, in accordance with DTC's customary procedures, DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Notes, DTC will exchange a global certificate for certificated New Notes, which it will distribute to its participants.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

     Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Oncor nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a global certificate and a successor depositary is not appointed by Oncor within 90 days, Oncor will issue certificated New Notes in exchange for a global certificate.

     Oncor will make all payments of principal and interest in immediately available funds.

     Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the New Notes that are not certificated New Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

     The information under this sub-caption "Book-Entry" concerning DTC and DTC's book-entry system has been obtained from information provided by DTC.

                     DESCRIPTION OF THE 1983 MORTGAGE BONDS

     The first mortgage bonds were issued on December 20, 2002 under the 1983 Mortgage. All first mortgage bonds issued or to be issued under the 1983 Mortgage, including the first mortgage bonds delivered to the Trustee on December 20, 2002 in connection with the issuance of the Old Notes, are collectively referred to in this prospectus as the 1983 Mortgage Bonds. Material terms of the 1983 Mortgage Bonds are summarized below. Whenever particular provisions or defined terms in the 1983 Mortgage are referred to under this DESCRIPTION OF 1983 MORTGAGE BONDS, such provisions or defined terms are incorporated by reference in this prospectus.

     The 1983 Mortgage Bonds are, or will be, secured by a first mortgage lien on substantially all of Oncor's property as described below under "Security and Priority." All 1983 Mortgage Bonds are equally secured and rank equally with respect to each other.

SECURITY AND PRIORITY

     The 1983 Mortgage Bonds are secured by a first lien on substantially all of Oncor's property acquired from US Holdings on January 1, 2002, other than cash and securities, except those specifically deposited; equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; and gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution network.

     In addition, the first mortgage lien is subject to encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

     The 1983 Mortgage contains provisions that impose the lien of the 1983 Mortgage on improvements, extensions, replacements and additions to the 1983 Mortgaged Property acquired by Oncor after the date of the 1983 Mortgage, other than the excepted property described above and subject to pre-existing liens such as purchase money mortgages and other liens or defects in title. However, if Oncor consolidates or merges with or conveys or transfers all or substantially all of the mortgaged property to another corporation, the lien created by the 1983 Mortgage will generally not cover the property of the successor company, other than the property it acquires from Oncor and improvements, extensions, replacements and additions to that property. (1983 Mortgage, Section 18.03.)

     The 1983 Mortgage provides that the Mortgage Trustee shall have a lien upon the 1983 Mortgaged Property, prior to the 1983 Mortgage Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (1983 Mortgage, Section 19.09.)

ISSUANCE OF ADDITIONAL 1983 MORTGAGE BONDS

     The maximum principal amount of 1983 Mortgage Bonds that may be issued under the 1983 Mortgage is unlimited. 1983 Mortgage Bonds of any series may be issued from time to time on the basis of:

          (1) 70% of qualified property additions after adjustments to offset retirements;

          (2) retirement of 1983 Mortgage Bonds or certain prior lien bonds; and/or

          (3)  deposits of cash.

     With certain exceptions, in the case of (2) above, the issuance of 1983 Mortgage Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 out of the preceding 15 months must be at least twice the annual interest requirements on all 1983 Mortgage Bonds at the time outstanding, including the additional issuance and all other senior ranking indebtedness. In general, interest on variable interest bonds, if any, is calculated using the average rate in effect during the 12 month period.

     Property additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas.

     The 1983 Mortgage contains restrictions upon the issuance of 1983 Mortgage Bonds against property additions subject to prior liens. (1983 Mortgage, Sections 1.04 to 1.07 and 3.01 to 7.01.)

      It is expected that the 1983 Mortgage Bonds to be delivered to the Trustee will be issued upon the basis of the retirement of 1983 Mortgage Bonds.

RELEASE AND SUBSTITUTION OF PROPERTY

     Property subject to the first mortgage lien may be released upon the basis of:

          (1) the deposit of cash or, to a limited extent, purchase money mortgages;

          (2) property additions, after making adjustments in certain cases to offset retirement and after making adjustments for prior lien bonds outstanding against property additions; and/or

          (3)  waiver of the right to issue 1983 Mortgage Bonds,


     in each case without applying any earnings test.

     Cash may be withdrawn upon the bases stated in (2) and (3) above.

     When property released is not funded property, property additions used to effect the release may be available as credits under the 1983 Mortgage. Similar provisions are in effect as to cash proceeds of such property. The 1983 Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (1983 Mortgage, Sections 1.05, 7.02, 7.03, 9.05, 10.01 to 10.04 and 13.03 to 13.09.)

DIVIDEND RESTRICTIONS

     The 1983 Mortgage provides that Oncor may declare or pay dividends (other than dividends payable solely in shares of its common stock) on any shares of its common stock only out of the unreserved and unrestricted retained earnings and will not make any such declaration or payment when it is insolvent, or when the payment thereof would render Oncor insolvent. (1983 Mortgage, Section 9.07.)

     The amount restricted is subject to being increased or decreased on the basis of various factors, and any restricted retained earnings can be otherwise used by Oncor.

SPECIAL PROVISIONS FOR RETIREMENT OF 1983 MORTGAGE BONDS

     If mortgaged property is condemned or sold other than in a project to be jointly owned by Oncor and others to any governmental authority resulting in the receipt of $50,000,000 or more as proceeds, Oncor, subject to the conditions provided in the 1983 Mortgage, must apply such proceeds, less certain deductions, to the retirement of 1983 Mortgage Bonds. (1983 Mortgage, Section 9.14.)

MODIFICATION

     The rights of bondholders may be modified with the consent of holders of 60% of all 1983 Mortgage Bonds outstanding, or, if less than all series of 1983 Mortgage Bonds are adversely affected, the consent of the holders of 60% of the 1983 Mortgage Bonds adversely affected and (unless 1983 Mortgage Bonds issued prior to 1989 are retired or the holders of those 1983 Mortgage Bonds otherwise consent) of the holders of a majority of all 1983 Mortgage Bonds. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the first lien or reducing the percentage required for modification, is effective against any bondholder without such holder's consent. (1983 Mortgage, Article XXI.)

VOTING OF 1983 MORTGAGE BONDS HELD BY THE TRUSTEE

     The Trustee will, as holder of the 1983 Mortgage Bonds, attend such meetings of bondholders under the 1983 Mortgage, or deliver its proxy in connection therewith, as to matters with respect to which it is entitled to vote or consent. See DESCRIPTION OF THE NOTES - Voting of Class A Bonds.

DEFAULTS AND NOTICE OF DEFAULTS

     "Defaults" are defined in the 1983 Mortgage as:

     o    default in payment of principal;

     o default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any 1983 Mortgage Bonds;

     o default in payment of principal or interest with respect to certain prior lien bonds;

     o    certain events in bankruptcy, insolvency or reorganization; and

     o default in other covenants for 90 days after notice. (1983 Mortgage, Section 15.01.)

     The Mortgage Trustee may withhold notice of default, except in the case of a default in the payment of principal, interest or an installment of any fund required to be applied to the purchase or redemption of any 1983 Mortgage Bonds, if it determines that doing so is in the best interest of the bondholders. (1983 Mortgage, Section 15.02.)

     The Mortgage Trustee or the holders of 25% of the 1983 Mortgage Bonds may declare the principal and interest due and payable on default, but a majority may annul such declaration if such default has been cured. (1983 Mortgage, Section 15.03.)

     No holder of 1983 Mortgage Bonds may enforce the lien of the 1983 Mortgage without giving the Mortgage Trustee written notice of a default and unless the holders of 25% of the 1983 Mortgage Bonds have requested the Mortgage Trustee to act and have offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (1983 Mortgage, Section 15.16.)

     The holders of a majority of the 1983 Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (1983 Mortgage, Section 15.07.)

     The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (1983 Mortgage, Section 19.08.)

SATISFACTION AND DISCHARGE

     Upon Oncor making due provision for the payment of all of the 1983 Mortgage Bonds and paying all other sums due under the 1983 Mortgage, the 1983 Mortgage will cease to be of further effect and may be discharged. (1983 Mortgage, Article XX.)

ANNUAL REPORT TO THE MORTGAGE TRUSTEE

     Oncor must give the Mortgage Trustee an annual statement as to whether or not Oncor has fulfilled its obligations under the 1983 Mortgage throughout the preceding calendar year.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of exchanging Old Notes for New Notes and of the ownership and disposition of the New Notes as of the date hereof. Thelen Reid & Priest LLP, Oncor's counsel, is of the opinion that, insofar as it relates to matters of law or legal conclusions, the following summary is accurate in all material respects. Except where noted, it deals only with New Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding New Notes as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United Stated citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Old Notes other than pursuant to their initial issuance and distribution, and who acquire New Notes other than in this exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

     The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date hereof, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

     PROSPECTIVE HOLDERS OF NEW NOTES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

     As used herein, a "United States Holder" means a beneficial owner of an Old Note or a New Note that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used herein, the term "Non-United States Holder" means a beneficial owner of an Old Note or a New Note that is not a United States Holder.

     EXCHANGE OF OLD NOTES FOR NEW NOTES

     An exchange of Old Notes for New Notes in this exchange offer will not constitute a taxable exchange of the notes for United States federal income tax purposes. Rather, the New Notes will be treated as a continuation of the Old Notes. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of Old Notes for New Notes, and the holder will have the same tax basis and holding period in the holder's New Notes as the holder had in the Old Notes immediately before the exchange.

     UNITED STATES HOLDERS

         PAYMENTS OF INTEREST

     Stated interest on a New Note will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

         SALE, EXCHANGE AND RETIREMENT OF THE NEW NOTES

     Upon the sale, exchange or retirement of New Notes, including a deemed disposition for United States federal income tax purposes, a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the New Notes. The holder's adjusted tax basis in the New Notes will be, in general, its initial purchase price for the Old Notes it is exchanging. The gain or loss upon the sale, exchange or retirement of the New Notes will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the New Notes are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 15% for years 2003 through 2008, and 20% for years 2009 and later, where the property is held for more than one year. For property held for one year or less, capital gain of a non-corporate United States Holder is generally taxed at rates applicable to ordinary income.

NON-UNITED STATES HOLDERS

         NON-UNITED STATES HOLDERS NOT ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

               Payments of Interest

     Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the New Notes if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder or a financial institution acting on behalf of the holder must file a statement with Oncor or Oncor's paying agent confirming that the holder is the beneficial owner of the New Notes and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the New Notes on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if Oncor has actual knowledge or reason to know that the beneficial owner of the New Notes is a United States Holder, Oncor must disregard any certificate or statement to the contrary and withhold federal income tax.

     The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of Oncor's stock, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to Oncor through stock ownership. Oncor will withhold federal income tax at the rate of 30% or lower treaty rate, if applicable in the case of interest payments to holders described in this paragraph.

               Sale, Exchange and Retirement of the New Notes

     A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a New Note, including a deemed disposition for United States federal income tax purposes, unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the New Note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the New Note will be treated in the same manner as payments of interest on the New Note made to the Non-United States Holder, as described above.

         NON-UNITED STATES HOLDERS ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES

               Payments of Interest

     Interest paid on a New Note that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits, which may include effectively connected interest received on the New Notes, that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. Oncor will not withhold United States federal income tax on interest paid on a New Note to a Non-United States Holder if the holder furnishes Oncor with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

               Sale, Exchange or Retirement of the New Notes

     Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a New Note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of New Notes are subject to information reporting unless the holder establishes an exemption.

     Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of the New Notes may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for years 2003 through 2010 is 28%, and for years 2011 and later is 31%.

     Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

     Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the New Notes unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

     In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the New Notes paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of New Notes to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     As discussed under THE EXCHANGE OFFER in this prospectus, based on an interpretation of the staff of the SEC, New Notes issued pursuant to this exchange offer may be offered for resale and resold or otherwise transferred by a holder of such New Notes, other than any such holder which is an "affiliate" of Oncor within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers, without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of such New Notes.

     Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Oncor has agreed that, for a period of 90 days after the consummation of this exchange offer, Oncor will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Oncor will not receive any proceeds from any sale of New Notes by broker-dealers.

     New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker-dealer that participated in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the consummation of the registered exchange offer, Oncor will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Oncor has agreed with the initial purchasers of the Old Notes to pay expenses incident to this exchange offer, including the expenses of one counsel for the holders of the Old Notes, other than commissions or commissions of any brokers or dealers and will indemnify the holders of the Old Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this exchange offer, each broker-dealer that receives New Notes for its own account pursuant to this exchange offer agrees that, upon receipt of notice from Oncor of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading, which notice Oncor agrees to deliver promptly to such broker-dealer, such broker-dealer will suspend use of this prospectus until Oncor has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

     The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from Oncor.

                                     EXPERTS

     The financial statements of Oncor as of December 31, 2002 and 2001, and for the three years ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements have been included in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

                            VALIDITY OF THE NEW NOTES


     Thelen Reid & Priest LLP, New York, New York, and Hunton & Williams LLP, Dallas, Texas, will pass upon the validity and enforceability of the New Notes for Oncor. However, all matters of Texas law will be passed upon only by Hunton & Williams LLP, Dallas, Texas. At June 30, 2003, the fair market value of securities of TXU Corp. and its subsidiaries owned by attorneys at each of the firms of Hunton & Williams LLP and Thelen Reid & Priest LLP participating in the representation of Oncor in connection with the preparation of this prospectus and the registration statement was approximately $234,064 and $121,707, respectively. Robert A. Wooldridge, a partner at Hunton & Williams LLP, is a member of the governing boards of certain subsidiaries of TXU Corp., including Oncor. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

                              FINANCIAL STATEMENTS

     INDEX TO FINANCIAL STATEMENTS                                         PAGE
                                                                           ----

     YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

         Independent Auditors' Report......................................F-2

         Statements of Consolidated Income and Consolidated
         Comprehensive Income for the years ended December 31,
         2002, 2001 and 2000...............................................F-3

         Statements of Consolidated Cash Flows for the years
         ended December 31, 2002, 2001 and 2000............................F-4

         Consolidated Balance Sheets as of December 31, 2002 and 2001......F-5

         Statements of Consolidated Shareholder's Equity for the years ended December 31, 2002, 2001 and 2000............................F-6

         Notes to Financial Statements.....................................F-7

     SIX MONTHS ENDED JUNE 30, 2003 AND 2002

         Independent Accountants' Report...................................F-25

         Condensed Statements of Consolidated Income and Consolidated Comprehensive Income for the three and six months ended
         June 30, 2003 and 2002............................................F-26

         Condensed Statements of Consolidated Cash Flows for the
         six months ended June 30, 2003 and 2002...........................F-27

         Condensed Consolidated Balance Sheets as of June 30, 2003
         and December 31, 2002.............................................F-28

         Notes to Financial Statements.....................................F-29

INDEPENDENT AUDITORS' REPORT

ONCOR ELECTRIC DELIVERY COMPANY:

We have audited the accompanying consolidated balance sheets of Oncor Electric Delivery Company and subsidiaries (Oncor) as of December 31, 2002 and 2001, and the related statements of consolidated income, comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Oncor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.

Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates and assumptions made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oncor at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE  LLP

Dallas, Texas
February 14, 2003

                         ONCOR ELECTRIC DELIVERY COMPANY
                        STATEMENTS OF CONSOLIDATED INCOME

                                                          YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------
                                                  2002             2001            2000
                                                 ------           ------          ------
                                                         MILLIONS OF DOLLARS

Operating revenues:

   Affiliated...............................     $1,586           $2,314           $2,081
   Nonaffiliated ...........................        408                -                -
       Total operating revenues.............      1,994            2,314            2,081

Operating  expenses:

   Operation and maintenance................        762              920              811
   Depreciation and amortization............        264              239              232
   Income taxes.............................        100              118              118
   Taxes other than income..................        391              543              436
       Total operating expenses.............      1,517            1,820            1,597

Operating income ...........................        477              494              484

Other income and deductions:
   Other income.............................          9                9                8
   Other deductions.........................          7                7                5
   Nonoperating income  taxes...............         18                1                2

Interest income-- affiliates................         49                -                1

Interest expense and other charges..........        265              267              260

Income before extraordinary loss............        245              228              226

Extraordinary loss, net of tax effect.......       (123)               -                -

Net income..................................     $  122           $  228           $  226


                 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                                       YEAR ENDED DECEMBER 31,
                                                                   ------------------------------
                                                                   2002         2001        2000
                                                                   ----         ----        ----
                                                                        MILLIONS OF DOLLARS

Net income....................................................     $ 122        $ 228       $ 226
Other comprehensive income (loss)--
   Net change related to derivatives (cash flow hedges):

          Net change in fair value, net of tax benefit of $14.       (25)           -          -
          Amounts realized in earnings during the year........         1            -          -
       Total..................................................       (24)           -          -

Comprehensive income..........................................     $  98        $ 228       $226

See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                      STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                          -----------------------------
                                                                          2002        2001         2000
                                                                          ----        ----         ----
                                                                              MILLIONS OF DOLLARS

Cash flows-- operating activities
   Net income.........................................................    $ 122       $ 228        $ 226
   Adjustments to reconcile net income to cash provided by
     operating activities:
     Extraordinary loss, net of tax effect............................      123           -            -
     Depreciation and amortization ...................................      285         239          305
     Deferred income taxes and investment tax credits-- net ..........      154          34          (24)
     Gains from sale of assets .......................................       (2)          -            -
     Reduction of revenues for earnings in excess of regulatory
        earnings cap..................................................        -           5            -
     Changes in operating assets and liabilities:
       Accounts receivable-- trade (including affiliates).............     (216)        (23)         (27)
       Accounts payable-- trade (including affiliates)................      (23)         28          (59)
       Other assets...................................................     (203)         60           (4)
       Other liabilities..............................................       (7)        104           24
         Cash provided by operating activities........................      233         675          441

Cash flows-- financing activities
  Issuances of long-term debt.........................................    3,050         400          575
  Retirements/repurchases of debt.....................................   (1,084)       (920)        (159)
  Repurchase of common stock..........................................     (150)       (455)        (248)
  Net change in advances from affiliates..............................   (1,345)        964          (83)
  Decrease in note receivable from TXU Energy related to
     a regulatory liability...........................................      180           -            -
  Debt premium, discount, financing, reacquisition expenses
     and redemption deposits..........................................     (287)        (55)          (4)
       Cash provided by (used in) financing activities................      364         (66)          81

Cash flows-- investing activities
  Capital expenditures................................................     (513)       (635)        (517)
  Proceeds from sale of assets........................................        4           -            -
  Other...............................................................      (46)         39           12
       Cash used in investing activities..............................     (555)       (596)        (505)

Net change in cash and cash equivalents...............................       42          13           17

Cash and cash equivalents-- beginning balance..........................      35          22            5

Cash and cash equivalents-- ending balance............................    $  77       $  35        $  22

See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                           CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,
                                                                --------------------
                                                                2002            2001
                                                                ----            ----
                                                                 MILLIONS OF DOLLARS

                                    ASSETS

   Current assets

     Cash and cash equivalents.............................     $  77           $   35
     Accounts receivable:

       Affiliates (principally TXU Energy).................       213                -
       Other...............................................        62              131
     Materials and supplies inventories - at average cost..        40               38
     Note receivable from TXU Energy.......................       170              170
     Other current assets..................................        35               36
         Total current assets..............................       597              410

     Investments:

       Restricted cash.....................................       210                -
       Other investments...................................        29               29
     Property, plant and equipment - net...................     6,056            5,802
     Due from TXU Energy...................................       437              617
     Regulatory assets - net...............................     1,630            1,605
     Other noncurrent assets...............................        63               32
         Total assets......................................     $9,022          $8,495

              LIABILITIES AND SHAREHOLDER'S EQUITY

   Current liabilities

     Long-term debt due currently..........................     $ 319           $  370
     Advances from affiliates..............................        60              108
     Accounts payable:
       Affiliates..........................................         -               43
       Other...............................................        30               50
     Customer deposits.....................................         1               81
     Accrued taxes.........................................       142              170
     Accrued interest......................................        70               54
     Other current liabilities.............................        91              130
         Total current liabilities.........................       713            1,006

   Accumulated deferred income taxes.......................     1,296            1,204
   Investment tax credits..................................        74               79
   Other noncurrent liabilities and deferred credits.......       210              223
   Long-term debt, less amounts due currently..............     4,080            3,282

   Contingencies (Note 11)

   Shareholder's equity (Note 7)...........................     2,649            2,701

       Total liabilities and shareholder's equity..........     $9,022          $8,495

  See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY

                 STATEMENTS OF CONSOLIDATED SHAREHOLDER'S EQUITY

                                                                                   DECEMBER 31,
                                                                         -------------------------------
                                                                         2002          2001         2000
                                                                         ----          ----         ----
                                                                               MILLIONS OF DOLLARS

Balance at beginning of year..........................................    $2,701       $2,532        $2,554
   Net income.........................................................      122          228           226
   Repurchase of common stock of US Holdings allocated to Oncor.......         -        (455)         (248)
   Common stock repurchased and retired (2002 - 1,388,000 shares).....     (150)
   Conversion of advances to capital..................................        -          396             -
   Changes in accumulated other comprehensive loss, net of tax effects      (24)           -             -
Balance at end of year................................................    $2,649       $2,701        $2,532


   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY

                          NOTES TO FINANCIAL STATEMENTS

1.   BUSINESS

     Oncor was formed as a Texas corporation in the fourth quarter of 2001. Oncor was created as a result of the deregulation of the electric utility industry in Texas effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, formerly TXU Electric Company, which is a wholly-owned subsidiary of TXU Corp. Prior to January 1, 2002, US Holdings was a regulated, integrated electric utility company engaged in the generation, purchase, transmission, distribution and sale of electricity (power) in the north-central, eastern and western parts of Texas.

     Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to retail electric providers that sell power in the north-central, eastern and western parts of Texas. For the year ended December 31, 2002, approximately 80% of Oncor's revenues represented fees for delivery services provided to TXU Energy under the restructured operating environment described below.

     BUSINESS RESTRUCTURING - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas and provided for a transition to increased competition in the generation and retail sale of electricity. As a result, TXU Corp. restructured certain of its US businesses effective January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Commission, as of January 1, 2002, US Holdings transferred:

   o its electric transmission and distribution assets to Oncor, which is a utility regulated by the Commission;

   o its unregulated power generation assets to subsidiaries of TXU Energy, which is the new competitive business and also a wholly-owned subsidiary of US Holdings; and

   o    its retail customers to a subsidiary retail electric provider of TXU
        Energy.

     In addition, the transmission and distribution assets of TXU SESCO Company, a subsidiary of TXU Corp., also were transferred to Oncor.

     The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001.

     Oncor operates within the ERCOT system. ERCOT is an intrastate network of investor-owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electric power systems in Texas and the Independent System Operator of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

2.   SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The transmission and distribution operations that were combined to form Oncor were part of fully integrated public utility businesses of subsidiaries of TXU Corp., under common ownership and control for the periods presented prior to January 1, 2002. The financial statements of Oncor as of December 31, 2001 and December 31, 2000, present the financial position, results of operations and cash flows of the combined transmission and distribution operations of US Holdings and TXU SESCO. The financial statements for periods subsequent to January 1, 2002, present Oncor's actual operating results. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to a subsidiary retail electric provider of TXU Energy, certain assets and liabilities relating to the retail function, which had been previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

     The prior year financial information for Oncor includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power generation and transmission and distribution operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the transmission and distribution operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate revenues, common expenses, assets and liabilities between US Holdings' power generation and transmission and distribution operations. Interest and other financing costs were determined based upon debt allocated. Allocations reflected in the financial information for 2001 and 2000 did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002. Had the unbundled transmission and distribution operations of US Holdings actually existed as a separate entity, its results of operations could have differed materially from those included in the historical financial statements presented herein.

     USE OF ESTIMATES -- The preparation of Oncor's consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates during the current year. In addition, see above for discussion of estimates used and methodologies employed to derive the combined financial statements for 2001 and 2000.

     SYSTEM OF ACCOUNTS -- The accounting records of Oncor have been maintained in accordance with the FERC's Uniform System of Accounts as adopted by the Commission.

     REGULATORY ASSETS AND LIABILITIES -- The financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The regulatory assets and liabilities include those that arose from US Holdings' and TXU SESCO's transmission and distribution operations and those assigned from US Holdings that arose from generation operations.

     GOODWILL AND INTANGIBLE ASSETS -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over a range of 20 to 40 years.

     SFAS No. 142, "Goodwill and Other Intangible Assets," became effective for Oncor on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of Oncor's goodwill from continuing operations ($1 million annually) ceased effective January 1, 2002.

     In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Oncor completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill at that time. No impairment resulted from the additional evaluation performed in 2002 as of October 1, which has been selected as the annual impairment test date.

     SFAS No. 142 also requires additional disclosures regarding intangible assets (other than goodwill) that are amortized:

                                                AS OF DECEMBER 31, 2002              AS OF DECEMBER 31, 2001
                                           ---------------------------------      -----------------------------
                                           GROSS GROSS
                                            CARRYING   ACCUMULATED                CARRYING  ACCUMULATED
                                             AMOUNT    AMORTIZATION    NET         AMOUNT   AMORTIZATION    NET
                                           ----------- ------------    ---        --------  ------------    ---

Amortized intangible assets

   Capitalized software...............         $151        $ 53         $ 98         $131       $ 37         $ 94
   Land easements.....................          168          51          117          161         54          107
     Total............................         $319        $104         $215         $292       $ 91         $201

     Amortized intangible asset balances are classified as property, plant and equipment in the balance sheet. Oncor has no intangible assets (other than goodwill) that are not amortized.

     Aggregate amortization expense for intangible assets, other than goodwill, for the years ended December 31, 2002, 2001 and 2000 was $19 million, $10 million and $15 million, respectively; estimated amounts for the next five years are as follows:

                                                       AMORTIZATION
        YEAR                                              EXPENSE
        ----                                           ------------

        2003.............................                  $20
        2004.............................                   20
        2005.............................                   20
        2006.............................                   20
        2007.............................                    9

     At December 31, 2002 and 2001, goodwill of $25 million was reported in investments on the balance sheet, which was net of accumulated amortization of $7 million.

     PROPERTY, PLANT AND EQUIPMENT -- Transmission and distribution facilities are stated at original cost. The cost of transmission and distribution facility additions includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction (AFUDC). AFUDC is a regulatory cost accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to utility facilities being constructed. Oncor used AFUDC rates of 6.6% in 2002 and 2001 and 9% in 2000.

     DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT -- Depreciation is generally calculated on a straight-line basis over the estimated service lives of the properties. Depreciation as a percent of average depreciable property approximated 2.9% for 2002, 2001 and 2000.

     Oncor capitalizes computer software costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." These costs are being amortized over periods ranging from five to seven years.

     VALUATION OF LONG-LIVED ASSETS -- Oncor evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows associated with the assets are less than carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows. See Changes in Accounting Standards below.

     FINANCIAL INSTRUMENTS -- Oncor utilizes derivative financial instruments such as interest rate swaps in order to manage its exposure to changes in interest rates. Oncor generally designates these derivatives as cash flow hedges.

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" requires the recognition of derivatives in the balance sheet, the measurement of those instruments at fair value and the recognition in earnings of changes in the fair value of derivatives. SFAS No. 133 provides exceptions to this accounting if (a) the derivative is deemed to represent a transaction in the normal course of purchasing from a supplier and selling to a customer, or (b) the derivative is deemed to be a cash flow or fair value hedge. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset in other comprehensive income. Any hedge ineffectiveness is recorded in earnings. Amounts are reclassified from other comprehensive income to earnings as the underlying transactions occur and realized gains and losses are recognized in earnings. As of December 31, 2002, Oncor had no fair value hedges.

     Oncor documents designated debt-related hedging relationships, including the strategy and objectives for entering into such hedge transactions and the related specific firm commitments or forecasted transactions. Effectiveness is assessed based on changes in cash flows of the hedges as compared to changes in cash flows of the hedged items.

     REVENUE RECOGNITION -- Oncor records revenue for delivery services under the accrual method. Electricity transmission and distribution revenues are recognized when delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the delivery fee value of electricity provided from the meter reading date to the end of the period. The accrued revenue is based on actual daily revenues for the most recent metered period applied to the number of unmetered days through the end of the period.

     INCOME TAXES -- Oncor is included in the consolidated federal income tax return of TXU Corp. and its subsidiary companies. Oncor uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability of TXU Corp. and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated pro-rata to those companies that generated AMT on a separate company basis. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS No. 109, "Accounting for Income Taxes", provide that regulated enterprises are permitted to recognize the expense associated with deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

     TAXES OTHER THAN INCOME -- Local gross receipts taxes reported in taxes other than income are generally not a "pass through" item such as sales and excise taxes. Local gross receipts taxes are assessed to Oncor by local governmental bodies, based on sales-related input, as a cost of doing business. Oncor records local gross receipts tax as an expense.

     CASH EQUIVALENTS -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

     CHANGES IN ACCOUNTING STANDARDS -- SFAS No. 143, "Accounting for Asset Retirement Obligations", became effective on January 1, 2003. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When a new liability is recorded beginning in 2003, the entity will capitalize the net present value of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted each period, and the capitalized cost is depreciated over the useful life of the related asset. The adoption of SFAS No. 143 is not expected to have a material effect on Oncor's earnings or financial condition.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," became effective January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for long-lived assets to be disposed of by sale, resolves significant implementation issues related to SFAS No. 121 and establishes new rules for reporting of discontinued operations.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002 and became effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 will be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in June 2002 and became effective on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

     Financial Accounting Standards Board Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FIN No. 34" was issued in November 2002 and became effective for disclosures made in the December 31, 2002 financial statements. The interpretation requires expanded disclosures of guarantees. In addition, the interpretation requires recording the fair market value of guarantees upon issuance or modification after January 1, 2003.

     FIN No. 46, "Consolidation of Variable Interest Entities" was issued in January 2003. FIN No. 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. This guidance will be effective for the quarter ending September 30, 2003.

     For accounting standards not yet adopted or implemented, Oncor is evaluating the potential impact on its financial position and results of operations.

3.   REGULATION AND RATES

     RESTRUCTURING LEGISLATION -- The restructuring legislation passed by the Texas legislature in 1999 restructured the electric utility industry in Texas and provided for a transition to increased competition in the generation and retail sale of electricity. By January 1, 2002, each electric utility was required to separate (unbundle) its business activities into a power generation company, a retail electric provider, and a transmission and distribution utility or separate transmission and distribution utilities. Unbundled transmission and distribution utilities within ERCOT, such as Oncor, remain regulated by the Commission.

     The restructuring legislation provided for the recovery of generation-related regulatory assets (regulatory assets) and generation-related and purchased power-related costs that are in excess of market value (stranded costs). It provided a means for electric utilities to mitigate stranded costs during the rate freeze period that preceded unbundling. Unmitigated stranded costs would be finally determined in a 2004 "true-up" proceeding relying principally upon market-based asset valuations. Regulatory assets and unmitigated stranded costs can be recovered through the issuance of transition (securitization) bonds or imposition of a competition transition charge.

     REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission. It resolved all major pending issues related to US Holdings' transition to competition pursuant to the restructuring legislation. The settlement provided for in the settlement plan does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related fuel adjustments. The Settlement was approved by the Commission in June, 2002. In August, 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance of securitization bonds relating to recovery of regulatory assets. The Commission's order approving the settlement plan and the financing order were appealed by certain nonsettling parties to the Travis County, Texas District Court in August, 2002. In January, 2003 US Holdings concluded a settlement of these appeals and they were dismissed. Thus the settlement became final.

     The major elements of the settlement affecting Oncor are:

     Excess Mitigation Credit and Appeals Related to Transmission and Distribution Rates -- Beginning in 2002, Oncor began implementing an excess stranded cost mitigation credit in the amount of $350 million, plus interest, applied over a two-year period as a reduction to transmission and distribution rates charged to retail electric providers. In June 2001, the Commission had issued an interim order that addressed Oncor's charges for transmission and distribution service when retail competition would begin. Among other things, that interim order, and subsequent final order issued in October 2001, required Oncor to reduce rates over the period from 2002-2008. The Commission's decision was appealed to the Travis County, Texas District Court. Finalization of the settlement means TXU Corp.'s appeal has been dismissed. Also, in July 2001, the staff of the Commission had notified US Holdings and the Commission that it disagreed with US Holdings' computation of the level of earnings in excess of the regulatory earnings cap for calendar year 2000. In August 2001, the Commission issued an order adopting the staff position. US Holdings appealed this matter to the Travis County, Texas District Court, which affirmed the Commission's order and US Holdings then appealed that decision to the Third District Court of Appeals in Austin, Texas. This appeal has now been dismissed.

     Regulatory Asset Securitization -- In October 1999, US Holdings filed an application with the Commission for a financing order to permit the issuance by a special purpose entity of $1.65 billion of securitization bonds. In May 2000, the Commission signed an order rejecting such request and authorized only $363 million of such bonds. US Holdings filed an appeal with the Travis County, Texas District Court and in September 2000, the Court issued a judgment that reversed part of the Commission's order and affirmed other aspects of the Commission's order. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas; and in June 2001, it issued a ruling and in October 2001 remanded the case to the Commission, which consolidated it into the settlement plan proceeding. In accordance with the settlement, Oncor received a financing order authorizing it to issue securitization bonds in the aggregate principal amount of $1.3 billion to recover regulatory assets and other qualified costs. The settlement provides that there can be an initial issuance of securitization bonds in the amount of up to $500 million, followed by a second issuance of the remainder after 2003. The settlement resolves all issues related to regulatory assets and liabilities.

     OPEN-ACCESS TRANSMISSION -- At the state level, the Texas Public Utility Regulatory Act, as amended, requires owners or operators of transmission facilities to provide open access wholesale transmission services to third parties at rates and terms that are non-discriminatory and comparable to the rates and terms of the utility's own use of its system. The Commission has adopted rules implementing the state open access requirements for utilities that are subject to the Commission's jurisdiction over transmission services, such as Oncor.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas, District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997, through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of any litigation related to this matter.

     SUMMARY -- Although Oncor cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

4.   EXTRAORDINARY LOSS

     In 2002, Oncor recorded an extraordinary loss of $123 million (net of income tax benefit of $66 million) to writedown regulatory assets subject to securitization through the future issuance of $1.3 billion principal amount of transition (securitization) bonds in accordance with US Holdings' settlement plan with the Commission as described in Note 3. The regulatory asset carrying value is intended to represent the estimated amount of future cash flows to be recovered from retail electric providers through increased rates; the determination of such amount is based on estimates. Oncor's future payments of the bonds' principal and interest will be equal to the amount of increased electricity delivery rates. The writedown, which was taken as a result of the final approval of the settlement plan, reflects the impact of lower interest rates. As actual interest rates on the bonds may differ from current estimates, the regulatory asset carrying value, which was $1.7 billion at December 31, 2002, is subject to further adjustment.

5.   SHORT-TERM FINANCING

     In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates in April 2003; borrowings outstanding at that time can be extended for one year. This facility is used for working capital and general corporate purposes. Up to $1.0 billion of letters of credit may be issued under the facility. As of December 31, 2002, the remaining amount available under the facility of $879 million, after $121 million used to support outstanding letters of credit, was fully drawn by TXU Energy and US Holdings.

     In October 2002, Oncor entered into a commitment for a secured credit facility of up to $1 billion. The facility was intended to fund interim refinancings of approximately $700 million of maturing secured debt should market conditions not support a timely, cost effective refinancing. The balance was to be available for general corporate purposes at Oncor. In December 2002, Oncor issued $850 million of senior secured notes, reducing the commitment to $150 million. Oncor subsequently converted the commitment to a $150 million 364-day senior secured credit facility, expiring in December 2003, all of which was available at December 31, 2002.

     Oncor is provided short-term financing by TXU Corp. and its affiliated companies. Oncor had short-term advances from affiliates of $60 million and $108 million outstanding as of December 31, 2002 and December 31, 2001, respectively. The weighted average interest rate on short-term borrowings at December 31, 2002 and 2001, were 2.45% and 3.08%, respectively.

Cross Default Provisions
------------------------

     Certain financing arrangements of TXU Corp., US Holdings, TXU Energy and Oncor contain provisions that would result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions. Most agreements have a cure period of up to 30 days from the occurrence of the specified event during which the company is allowed to rectify or correct the situation before it becomes an event of default.

     A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross default under the $1.0 billion joint US Holdings/TXU Energy/Oncor 364-Day revolving credit facility. Under this revolving credit facility, (i) a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor, (ii) a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy, and (iii) a default by US Holdings would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy. Under the Oncor $150 million credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell trade accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of December 31, 2002, Oncor, TXU Energy through certain subsidiaries, and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2002, Oncor had sold $50 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $16 million and $33 million in subordinated notes, with $1 million of losses on sales for the year ended December 31, 2002, that principally represent the interest costs on the underlying financing. These losses approximated 5% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding to Oncor under the program decreased from $67 million at September 30, 2002, to $50 million at December 31, 2002, primarily due to seasonality.

     Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables

Company represent TXU Corp.'s subsidiaries' retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the balance sheet.

     In October 2002, the program was amended to extend the program to July 2003, to provide for reserve requirement adjustments as the quality of the portfolio changes and to provide for adjustments to reduce receivables in the program by the related amounts of customer deposits held by originators. In February 2003, the program was further amended to allow receivables 31-90 days past due into the program.

     CONTINGENCIES RELATED TO RECEIVABLES PROGRAM -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

         1) the credit rating for the long-term senior debt securities of both any originator and its parent guarantor, if any, declines below BBB- by S&P's or Baa3 by Moody's; or

         2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceeds stated thresholds.

     The delinquency and dilution ratios exceeded the relevant thresholds at various times during 2002 and in January 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customer switching and billing data. The resolution of these issues as well as the implementation of new provider of last resort rules by the Commission are expected to bring the ratios in consistent compliance with the program.

     Under the receivables sale program, all originators are required to maintain a `BBB-' (S&P) and a `Baa3' (Moody's) rating or better (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate.

     The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company, a subsidiary of TXU Corp., which services the purchased receivables, each have a cross default threshold of $50 thousand. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

6.   LONG-TERM DEBT

     Oncor's long-term debt consists of the following:

                                                                             DECEMBER 31,
                                                                           -----------------
                                                                           2002         2001
                                                                           ----         ----

    9.320% Fixed Medium Term Secured Notes due January 15, 2002...         $  --        $  10
    9.680% Fixed Medium Term Secured Notes due February 25, 2002..            --           20
    9.700% Fixed Medium Term Secured Notes due March 1, 2002......            --           25
    6.470% Fixed Medium Term Secured Notes due November 13, 2002..            --            3
    6.560% Fixed Medium Term Secured Notes due November 20, 2002..            --           10
    6.580% Fixed Medium Term Secured Notes due November 20, 2002..            --            5
    9.530% Fixed Medium Term Secured Notes due January 30, 2003...             4            4
    9.700% Fixed Medium Term Secured Notes due February 28, 2003..            11           11
    8.125% Fixed First Mortgage Bonds due February 1, 2002........            --          150
    8.000% Fixed First Mortgage Bonds due June 1, 2002............            --          147
    6.750% Fixed First Mortgage Bonds due March 1, 2003...........           132          194
    6.750% Fixed First Mortgage Bonds due April 1, 2003...........            69           95
    2.426% Floating Rate Series C First Mortgage Bonds
           due June 15, 2003......................................            --          400
    8.250% Fixed First Mortgage Bonds due April 1, 2004...........           100          100
    6.250% Fixed First Mortgage Bonds due October 1, 2004.........           121          121
    6.750% Fixed First Mortgage Bonds due July 1, 2005............            92           92
    8.875% Fixed First Mortgage Bonds due February 1, 2022........            --          112
    7.875% Fixed First Mortgage Bonds due March 1, 2023...........           224          224
    8.750% Fixed First Mortgage Bonds due November 1, 2023........           103          103
    7.875% Fixed First Mortgage Bonds due April 1, 2024...........           133          133
    8.500% Fixed First Mortgage Bonds due August 1, 2024..........            --          115
    7.625% Fixed First Mortgage Bonds due July 1, 2025............           215          215
    7.375% Fixed First Mortgage Bonds due October 1, 2025.........           178          178
    6.375% Fixed Senior Secured Notes due May 1, 2012.............           700           --
    7.000% Fixed Senior Secured Notes due May 1, 2032.............           500           --
    6.375% Fixed Senior Secured Notes due January 15, 2015........           500           --
    7.250% Fixed Senior Secured Notes due January 15, 2033........           350           --
    5.000% Fixed Debentures due September 1, 2007.................           200           --
    7.000% Fixed Debentures due September 1, 2022.................           800           --
    Long-term advances from affiliates............................            --        1,200
    Unamortized premium and discount..............................           (33)         (15)
        Total ....................................................         4,399        3,652

    Less amount due currently.....................................           319          370

    Total Long-Term Debt..........................................         $4,080       $3,282


     In February 2003, Oncor gave notice of its intent to redeem on March 5, 2003, all ($103 million principal amount) of its Texas Utilities Electric Company (now Oncor) First Mortgage and Collateral Trust Bonds, 8 3/4% Series due November 1, 2023, at 104.01% of the principal amount thereof, plus accrued interest to the redemption date. The notice is subject to receipt of the redemption moneys by the trustee on or before the redemption date.

     In December 2002, Oncor issued $850 million principal amount of its senior secured notes in two series in a private placement with registration rights. One series of $500 million bears interest at the annual rate of 6.375% and matures in 2015 and the other series of $350 million bears interest at the annual rate of 7.250% and matures in 2033. Each series is initially secured by a lien on an equal principal amount of Oncor's first mortgage bonds and the lien of the indenture under which the senior secured notes were issued; however, the liens securing these bonds may be released in certain circumstances. The net proceeds were used by Oncor for the repurchase and retirement of $61 million principal amount of Oncor's 6.75% First Mortgage Bonds due in March 2003 and the defeasance of the remaining $132 million principal amount, as well as the repurchase and retirement of $25 million principal amount of Oncor's 6.75% First Mortgage bonds due April 2003 and the defeasance of the remaining $69 million principal amount. The remaining net proceeds were used for general corporate purposes, including the repayment of short-term advances from affiliates. The short-term advances represented amounts borrowed to redeem $400 million principal amount of Oncor's First Mortgage Bonds floating rate Series C due June 15, 2003.

     The defeasance amounts (approximately $210 million at December 31, 2002) were deposited with the trustee for such bonds with irrevocable instructions from Oncor to apply such deposited proceeds to the payment of principal and interest on such bonds through maturity or the earliest redemption date. These deposits are reflected in restricted cash on the balance sheet.

     In August 2002, Oncor issued $1.0 billion aggregate principal amount of unsecured debentures in two series in a private placement with registration rights. One series of $200 million is due September 1, 2007 and bears interest at the rate of 5%, and the other series of $800 million is due September 1, 2022 and bears interest at the rate of 7%. Proceeds from the issuance were used by Oncor to repay advances from affiliates and commercial paper.

     In August 2002, Oncor redeemed all of its 8.5% First Mortgage Bonds due August 1, 2024 and all of its 8.875% First Mortgage Bonds due February 1, 2022, in aggregate principal amounts of $115 million and $112 million, respectively. In June 2002, Oncor redeemed all of its 8% First Mortgage Bonds due June 1, 2002, in the aggregate principal amount of $147 million, and in February 2002, Oncor redeemed all of its 8.125% First Mortgage Bonds due February 1, 2002, in the aggregate principal amount of $150 million. Oncor funded the redemptions through the issuance of commercial paper, advances from affiliates and cash from operations.

     In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in two series in a private placement with registration rights. One series of $700 million is due May 1, 2012 and bears interest at the annual rate of 6.375%, and the other series of $500 million is due May 1, 2032 and bears interest at the annual rate of 7%. Each series is initially secured by an equal principal amount of Oncor's first mortgage bonds; however, the lien of those bonds may be released in certain circumstances. Proceeds from the issuance were used by Oncor to repay advances from US Holdings.

     DEBT RESTRUCTURE AND REFINANCING PLAN -- On January 1, 2002, US Holdings' business was restructured into a regulated transmission and distribution utility business and an unregulated energy business. See Note 1 for a more detailed discussion of the separation of the businesses. In connection with the restructuring, the generation assets transferred to TXU Energy were released from the lien of US Holdings' mortgage. Upon transfer of the transmission and distribution assets to Oncor, Oncor assumed US Holdings' mortgage and the first mortgage bonds outstanding thereunder. US Holdings remains a co-obligor with respect to payments. The substantial majority of Oncor's electric utility property, plant and equipment is subject to the lien of the mortgage.

     Maturity requirements for the years 2003 through 2007 and thereafter under long-term debt instruments outstanding at December 31, 2002, were as follows:

YEAR

2003 .............................................          $  319
2004 .............................................             221
2005 .............................................              92
2006 .............................................              --
2007 .............................................             200
Thereafter........................................           3,600
Unamortized discounts and premiums................             (33)
     Total........................................          $4,399

7.   SHAREHOLDER'S EQUITY

     The balances of shareholder's equity for dates prior to January 1, 2002 in the Statements of Consolidated Shareholder's Equity reflect the allocated historical net book value of the transmission and distribution operations of US Holdings and TXU SESCO that were combined to form Oncor. On January 1, 2002 these operations were contributed to Oncor as required by the restructuring legislation, and historical equity amounts were assigned to common stock.

     The changes in shareholder's equity for the year ended December 31, 2002 are as follows (in millions of dollars):

Common stock without par value-- 100,000,000 authorized shares
   Balance at December 31, 2001 (69,000,000 shares).................   $2,701
      Common stock repurchased and retired (1,388,000 shares).......     (150)
   Balance at December 31, 2002  (67,612,000 shares) ...............    2,551

Retained earnings:

   Balance at December 31, 2001.....................................        -
      Net income....................................................      122
   Balance at December 31, 2002.....................................      122

Accumulated other comprehensive income (loss) net of tax effects:

   Balance at December 31, 2001.....................................        -
      Changes related to derivatives (cash flow hedges) ............      (24)
   Balance at December 31, 2002.....................................      (24)

Shareholder's equity  at December 31, 2002..........................   $2,649

     No shares of Oncor's common stock are held by or for its own account, nor are any shares of such capital stock reserved for its officers and employees or for options, warrants, conversions and other rights in connection therewith.

     Oncor's mortgage restricts its payment of dividends to the amount of its retained earnings.

     On July 31, 2002, Oncor's Articles of Incorporation were amended to split the shares of common stock on a 69,000-for-1 basis. Shares outstanding for all periods have been restated to reflect this stock split.

     In January 2003, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million.

     In April 2002, Oncor repurchased 69,000 shares of its common stock (adjusted for stock split) from US Holdings for $50 million. In July 2002, Oncor repurchased another 69,000 shares (adjusted for stock split) of its common stock from US Holdings for $50 million. On October 1, 2002, Oncor repurchased 1,250,000 shares of its common stock from US Holdings for $50 million. US Holdings used the proceeds from the share repurchases to repay advances from TXU Corp.


     The legal form of cash distributions to US Holdings has been common stock share repurchases; but, for financial accounting, these cash distributions are recorded as a return of capital.

8.   INCOME TAXES

         The components of income tax expense (benefit) are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                 2002        2001        2000
                                                 ----        ----        ----

Reported in operating expenses Current:

     Federal...................................   $ (55)     $  83       $ 135
     State.....................................       1          1           7
        Total..................................     (54)        84         142
   Deferred:
     Federal...................................     159         39         (19)
   Investment tax credits......................      (5)        (5)         (5)
        Total to operating expenses............     100        118         118
Reported in other income and deductions
   Current:

     Federal...................................      18          1           2
        Total..................................   $ 118      $ 119       $ 120


      Reconciliation of income taxes computed at the federal statutory rate to income tax expense:

                                                           YEAR ENDED DECEMBER 31,
                                                         ---------------------------
                                                         2002        2001       2000
                                                         ----        ----       ----

Income before income taxes and extraordinary items....   $363        $347       $346

Income taxes at the federal statutory rate of 35%.....    127         121        121
   Amortization of investment tax credits.............     (5)         (5)        (5)
   Amortization (under regulatory accounting) of
      statutory tax rate changes......................     (8)         (3)        (5)
   State income taxes, net of federal tax benefit.....      1           1          5
   Other..............................................      3           5          4
Income tax expense....................................   $118        $119       $120

Effective tax rate....................................     33%         34%        35%

     The components of Oncor's deferred tax assets and deferred tax liabilities are as follows:

                                                                              DECEMBER 31,
                                                 ------------------------------------------------------------------------
                                                              2002                                   2001
                                                 ---------------------------------      ---------------------------------
                                                 TOTAL       CURRENT    NONCURRENT      TOTAL       CURRENT    NONCURRENT
                                                 -----       -------    ----------      -----       -------    ----------

DEFERRED TAX ASSETS

   Unamortized investment tax credits...        $   40       $    -       $   40       $   43       $    -       $   43
   Regulatory liability.................            60            -           60          124            -          124
   Alternative minimum tax..............           110            -          110           76            -           76
   Employee benefits....................            62            -           62           74            -           74
   Deferred benefits of state income taxes           6            -            6           10            -           10
   Other federal tax assets.............            13            1           12           32           15           17
   Deferred state income taxes..........             2            -            2            6            -            6
      Total deferred tax assets.........        $  293       $    1       $  292       $  365       $   15       $  350

DEFERRED TAX LIABILITIES

   Depreciation differences and
      capitalized construction cost             $  928       $    -       $  928       $  832       $    -       $  832
   Redemption of long-term debt.........            44            -           44           40            -           40
   Securitizable regulatory asset.......           571            -          571          633            -          633
   Deferred charges for state income taxes          17           16            1           15           11            4
   Other federal tax liabilities........            33            -           33           27            -           27
   Deferred state income taxes..........            11            -           11           18            -           18
      Total deferred tax liability......          1,604          16        1,588        1,565           11        1,554
   NET DEFERRED TAX LIABILITY (ASSET)...        $1,311       $   15       $1,296       $1,200       $   (4)      $1,204


     At December 31, 2002, Oncor had approximately $110 million of alternative minimum tax credit carryforwards available to offset future tax payments.

     TXU Corp.'s income tax returns are subject to examination by applicable tax authorities. The IRS is currently examining the tax returns of TXU Corp. and its subsidiaries for the years 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any examinations.

9.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Oncor is a participating employer in the TXU Retirement Plan, a defined benefit pension plan sponsored by TXU Corp. The TXU Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Employees are eligible to participate in the TXU Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The TXU Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings.

     All eligible employees hired after January 1, 2002 participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU Corp.'s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

     The allocated net periodic pension benefit applicable to Oncor was $7 million for 2002, $14 million for 2001 and $15 million for 2000. Estimated accrued pension cost applicable to Oncor as of December 31, 2002 and 2001, was $15 million and $25 million, respectively. There were no contributions in 2002, 2001 and 2000. The amounts provided represent allocations of the TXU Retirement Plan to Oncor. As of December 31, 2002, no minimum pension liability had been allocated to Oncor.

     In addition, Oncor's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan. This plan is a participant-directed defined contribution profit sharing plan qualified under Section 401(a) of the Internal Revenue Code, and is subject to the provisions of ERISA. The TXU Thrift Plan includes an employee stock ownership component. Under the terms of the TXU Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, the maximum amount of their salary or wages permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of employee contributions up to 6% of regular salary or wages for employees who participate under the cash balance formula of the TXU Retirement Plan, and 75% of employee contributions up to 6% of regular salary or wages for employees who participate under the traditional defined benefit formula of the TXU Retirement Plan. Employer matching contributions are invested in TXU Corp. common stock. Contributions to the TXU Thrift Plan, including cash and TXU Corp. common stock, by TXU Corp. aggregated $30 million for 2002, $16 million for 2001 and $15 million in 2000. Oncor's portion of such contributions was $8 million in 2002, $5 million in 2001 and $6 million in 2000.

     In addition to the TXU Retirement Plan and the TXU Thrift Plan, Oncor participates with TXU Corp. and certain other affiliated subsidiaries of TXU Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The estimated net periodic postretirement benefits cost other than pensions applicable to Oncor was $33 million for 2002, $27 million for 2001 and $27 million for 2000. Contributions paid by Oncor to fund postretirement benefits other than pensions were $25 million, $18 million and $18 million in 2002, 2001 and 2000, respectively.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and related estimated fair values of Oncor's significant financial instruments that are not reported at fair value on the balance sheet are as follows:

                                                    DECEMBER 31, 2002       DECEMBER 31, 2001
                                                  --------------------     -------------------
                                                  CARRYING       VALUE     CARRYING       FAIR
                                                    AMOUNT       FAIR        AMOUNT      VALUE
                                                  --------       -----     --------      -----

Long-term debt (including current maturities).....  $(4,399)    $(4,487)     $(3,652)    $(3,682)

Off-balance sheet assets (liabilities):

     Financial guarantees..........................   --            (3)        --          --


     With the implementation of SFAS No. 133 on January 1, 2001, financial instruments that are derivatives are now recorded on the balance sheet at fair value.

     The fair value of long-term debt is estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

11.  COMMITMENTS AND CONTINGENCIES

     LEASES -- Oncor has entered into operating leases covering various facilities and properties including transportation and data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for the years ended December 31, 2002, 2001 and 2000 were $18 million, $15 million and $16 million, respectively (including amounts paid by TXU Corp. and charged to Oncor).

     Future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002, are as follows:

           YEAR

           2003.................................................        $  4
           2004.................................................           5
           2005.................................................           6
           2006.................................................           5
           2007.................................................           4
           Thereafter...........................................        __22
              Total future minimum lease payments...............        $ 46


     RESIDUAL VALUE GUARANTEES IN OPERATING LEASES -- Oncor is the lessee under various operating leases that obligate it to guarantee the residual values of the leased facilities. At December 31, 2002, the aggregate maximum amount of residual values guaranteed was approximately $64 million with an estimated residual recovery of approximately $63 million. The average life of the lease portfolio is approximately four years.

     GENERAL -- Oncor is involved in various legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

12.  SUPPLEMENTARY FINANCIAL INFORMATION

     CREDIT RISK -- Credit risk relates to the risk of loss that Oncor may incur as a result of non-performance by its counterparties. Oncor's customers consist primarily of retail electric providers. As a requisite for obtaining and maintaining certification, a retail electric provider must meet the financial resource standards established by the Commission. Retail electric provider certificates granted by the Commission are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and Commission rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs adopted by the Commission. Additionally, the Commission's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the transmission and distribution services provided and invoiced by Oncor are to its affiliated retail electric provider, a material loss to Oncor arising from nonperformance by its customers is considered unlikely.

     Oncor's exposure to credit risk primarily represents trade accounts receivable from unaffiliated customers, which was $62 million as of December 31, 2002. One nonaffiliated customer represented 12.6% of this amount.

      REGULATORY ASSETS AND LIABILITIES --

                                                                                  DECEMBER31,
                                                                               -----------------
                                                                               2002         2001
                                                                               ----         ----

REGULATORY ASSETS

Generation-related regulatory assets subject to securitization.............. $ 1,652      $ 1,841
Securities reacquisition costs..............................................     124          117
Recoverable deferred income taxes-- net.....................................      76           74
Other regulatory assets.....................................................      46           34
   Total regulatory assets..................................................   1,898        2,066

REGULATORY LIABILITIES

Liability to be applied to stranded generation assets (excess mitigation)...     170          355
Investment tax credit related and protected excess deferred taxes...........      98          106
   Total regulatory liabilities.............................................     268          461

   Net regulatory assets.................................................... $ 1,630      $ 1,605


     Included in regulatory assets are assets of $1.8 billion at December 31, 2002, and $1.9 billion at December 31, 2001, that were not earning a return. Of the assets not earning a return, $1.7 billion is expected to be recovered over the term of the securitization bonds pursuant to the Settlement Plan approved by the Commission. See Note 3 for further discussion of the settlement plan. The remaining regulatory assets have a remaining recovery period of 14 to 31 years.

     RESTRICTED CASH -- At December 31, 2002, approximately $210 million of the net proceeds from Oncor's issuance of senior secured notes on December 20, 2002, was deposited in a trust to be used to redeem First Mortgage Bonds of Oncor due in March and April 2003 and is reflected in investments on the balance sheet.

     ACCOUNTS RECEIVABLE -- At December 31, 2002 and 2001, accounts receivable of $275 million and $131 million are stated net of allowance for uncollectible accounts of $1 million and $4 million, respectively. Accounts receivable at December 31, 2002 and 2001 included unbilled revenues of $97 million and $50 million, respectively. The majority of the 2001 accounts receivable balance was transferred to TXU Energy on January 1, 2002. Oncor recorded bad debt expense of $5 million in 2002.

     AFFILIATE TRANSACTIONS -- The following represent significant affiliate transactions of Oncor:

     o Oncor records interest income receivable from TXU Energy with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest income reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory assets. For the year ended December 31, 2002, this interest income totaled $28 million. See also Note 3.

     o Under terms of the Settlement Plan, Oncor expects to issue securitization bonds in the principal amount of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, Oncor's financial statements reflect a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

     o In addition, Oncor has a note receivable from TXU Energy related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a reduction of its fees charged to retail electric providers, including TXU Energy, for a two-year period. The principal and interest payments on the note receivable from TXU Energy reimburse Oncor for the credit applied to the delivery fees billed to retail electric providers. For the year ended December 31, 2002, the principal payments received on the note receivable totaled $180 million and the interest income totaled $21 million.

     o Average daily short-term advances from affiliates during 2002 were $790 million and interest expense incurred on the advances was $23 million. The weighted average interest rate for 2002 was 2.3%.

     o Oncor also records revenue from TXU Energy for electricity delivery fees. For the year ended December 31, 2002, these revenues were $1.6 billion.

     o TXU Business Services Company, a subsidiary of TXU Corp., charges Oncor for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For 2002, 2001 and 2000, these costs totaled $142 million, $197 million and $176 million, respectively, and are reported in operation and maintenance expenses.

     o Oncor charges TXU Gas Company, a subsidiary of TXU Corp., for customer and administrative services. For 2002, 2001 and 2000, these charges totaled $29 million, $43 million and $72 million, respectively, and are largely reported as a reduction in operation and maintenance expenses.

     SUPPLEMENTAL CASH FLOW INFORMATION --

                                                              YEAR ENDED DECEMBER 31,
                                                            ---------------------------
                                                            2002        2001       2000
                                                            ----        ----       ----

Cash payments of interest (net of amounts capitalized)....  $ 242      $ 261       $ 251
Cash payments (refunds) of income taxes...................    (29)        33         125
Noncash conversion of advances to capital ................      -        396           -
Noncash advances from affiliates..........................    (91)      (101)         47


   PROPERTY, PLANT AND EQUIPMENT --

                                                                    DECEMBER 31,
                                                               ---------------------
                                                               2002             2001
                                                               ----             ----
In service

     Transmission.........................................     $2,176           $1,979
     Distribution.........................................      6,376            6,110
     Other assets.........................................        434              430
       Total..............................................      8,986            8,519
     Less accumulated depreciation........................      3,039            2,888
       Net of accumulated depreciation....................      5,947            5,631
Construction work in progress.............................         87              149
Held for future use.......................................         22               22
       Net property, plant and equipment..................     $6,056           $5,802


      INTEREST EXPENSE AND RELATED CHARGES --

                                                                   YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                               2002          2001        2000
                                                               ----          ----        ----

     Interest ............................................     $ 262        $ 260       $ 253
     Amortization of debt expense.........................         8           14          11
     Allowance for borrowed funds used during
         construction and capitalized interest............        (5)          (7)         (4)
      Total interest expense and other related charges ...     $ 265        $ 267       $ 260


     DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES -- Oncor's derivative financial instruments that have been designated as cash flow hedges match the terms of the underlying hedged items. As a result, Oncor experienced no hedge ineffectiveness during 2002.

     During 2002, Oncor entered into certain cash flow hedges related to future forecasted interest payments. These hedges were terminated in May 2002, and $39 million ($25 million after-tax) was recorded as a charge to other comprehensive income. These losses are being amortized to earnings over a period of up to thirty years, as the transactions are still forecasted. These hedges essentially represent the remaining balance in other comprehensive income.

     As of December 31, 2002, it is expected that $1 million of after-tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which the volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges.

     QUARTERLY INFORMATION (UNAUDITED) -- In the opinion of Oncor, the information below includes all adjustments necessary for a fair statement of such amounts. Quarterly results are not necessarily indicative of a full year's operations because of seasonal and other factors.

                                               OPERATING REVENUES      OPERATING INCOME      NET INCOME (LOSS)
                                               ------------------      ----------------      -----------------
                 Quarter Ended                  2002        2001        2002      2001        2002       2001
                                               ------      ------      ------    ------      ------     ------
March 31...........................            $  494      $  476      $  124    $   97      $   71     $   24
June 30............................               500         529         123       110          65         40
September 30.......................               557         650         155       182          96        112
December 31........................               443         659          75       105        (110)(1)     52

                                               $1,994      $2,314      $  477    $  494      $  122     $  228


(1) Fourth quarter 2002 net income includes extraordinary charges of $123 million (net of tax benefit).

     OTHER INCOME AND OTHER DEDUCTIONS -- Other income and other deductions consist of several individually immaterial items.

INDEPENDENT ACCOUNTANTS' REPORT

ONCOR ELECTRIC DELIVERY COMPANY:

We have reviewed the accompanying condensed consolidated balance sheet of Oncor Electric Delivery Company and subsidiaries (Oncor) as of June 30, 2003, and the related condensed statements of consolidated income and of comprehensive income for the three-month and six-month periods ended June 30, 2003 and 2002, and the condensed statements of consolidated cash flows for the six-month periods ended June 30, 2003 and 2002. These financial statements are the responsibility of Oncor's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Oncor as of December 31, 2002, and the related statements of consolidated income, comprehensive income, cash flows and shareholder's equity for the year then ended (not presented herein); and in our report dated February 14, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2002, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE  LLP

Dallas, Texas
August 12, 2003

                         ONCOR ELECTRIC DELIVERY COMPANY
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)

                                            THREE MONTHS ENDED SIX MONTHS ENDED
                                                 JUNE 30,         JUNE 30,
                                            ------------------ ----------------
                                             2003        2002   2003      2002
                                            ------      ------ ------    ------
                                                  (MILLIONS OF DOLLARS)

Operating revenues:

   Affiliated.............................   $349      $397      $ 726    $813
   Nonaffiliated..........................    137       103        266     181
         Total operating revenues.........    486       500        992     994

Operating expenses:

   Operation and maintenance..............    190       189        378     367
   Depreciation and amortization..........     68        67        137     131
   Income taxes...........................     18        29         43      62
   Taxes, other than income...............     93        92        185     187
       Total operating expenses...........    369       377        743     747

Operating income..........................    117       123        249     247

Other income and deductions:
   Other income...........................      2         1          4       2
   Other deductions.......................      2         1          3       3
   Nonoperating income taxes..............      5         4         11       6

Interest income - affiliates..............     14        11         29      23

Interest expense and other charges........     74        65        155     127

Net income................................   $ 52      $ 65      $ 113    $136



            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED   SIX MONTHS ENDED
                                                              JUNE 30,            JUNE 30,
                                                         ------------------   ----------------
                                                          2003        2002     2003      2002
                                                         ------      ------   ------    ------
                                                                (MILLIONS OF DOLLARS)

Net income.............................................    $ 52      $ 65      $ 113    $136
Other comprehensive income, net of tax effects:
   Cash flow hedge activity -
     Net change in fair value of derivatives
       (net of tax benefit of $14 and $14).............      --       (26)        --     (25)
     Amounts realized in earnings during the period....       1        --          1      --
       Total...........................................       1       (26)         1     (25)

Comprehensive income...................................    $ 53      $ 39      $ 114    $111


See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                        -------------------
                                                                        2003           2002
                                                                        ----           ----
                                                                       (MILLIONS OF DOLLARS)

Cash flows -- operating activities:

     Net income.....................................................    $113           $136
     Adjustments to reconcile net income to cash provided
       by (used in) operating activities:
         Depreciation and amortization .............................     142            143
         Deferred income taxes and investment tax credits-- net ....      75             67
     Changes in operating assets and liabilities ...................    (213)          (415)
       Cash provided by (used in) operating activities..............     117            (69)

Cash flows -- financing activities:
   Issuances of long-term debt......................................      --           1,200
   Retirements/repurchases of debt..................................    (321)          (352)
   Capital contribution from parent.................................     250             --
   Repurchase of common stock.......................................    (100)           (50)
   Net issuances of commercial paper................................      --            295
   Net change in advances from affiliates...........................     (47)          (780)
   Decrease in note receivable from TXU Energy related to a
     regulatory liability...........................................      99             46
   Redemption deposit applied to debt retirement....................     210             --
   Debt premium, discount, financing, and reacquisition expenses....      (4)           (20)
       Cash provided by financing activities........................      87            339

Cash flows -- investing activities:
   Capital expenditures.............................................    (245)          (265)
   Other............................................................       6            (39)
       Cash used in investing activities............................    (239)          (304)

Net change in cash and cash equivalents.............................     (35)           (34)

Cash and cash equivalents-- beginning balance.......................      77             35

Cash and cash equivalents-- ending balance..........................    $ 42           $  1

     See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                          JUNE 30,      DECEMBER 31,
                                                            2003             2002
                                                          --------      ------------
                                                           (MILLIONS OF DOLLARS)

                      ASSETS

Current assets:
   Cash and cash equivalents.........................    $      42        $      77
   Restricted cash...................................                           210
   Accounts receivable:
      Affiliates (principally TXU Energy)............          262              213
      Trade..........................................           92               62
   Inventories.......................................           38               40
   Note receivable from TXU Energy...................           71              170
   Other current assets..............................           57               35
      Total current assets...........................          562              807

Investments..........................................           27               29
Property, plant and equipment - net..................        6,162            6,056
Due from TXU Energy..................................          437              437
Regulatory assets - net..............................        1,770            1,630
Other noncurrent assets..............................           65               63
      Total assets...................................    $   9,023        $   9,022

         LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
   Advances from affiliates..........................    $      13        $      60
   Long-term debt due currently......................          100              319
   Accounts payable - trade..........................           53               30
   Accrued taxes.....................................           70              142
   Accrued interest..................................           92               70
   Other current liabilities.........................           99               92
      Total current liabilities .....................          427              713

Accumulated deferred income taxes and investment
  tax credits........................................        1,433            1,370
Other noncurrent liabilities and deferred credits....          269              210
Long-term debt, less amounts due currently...........        3,981            4,080

Contingencies (Note 4)

Shareholder's equity (Note 3)........................        2,913            2,649

      Total liabilities and shareholder's equity.....    $   9,023        $   9,022

   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS - Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

     Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to retail electric providers that sell power in the north-central, eastern and western parts of Texas. A majority of Oncor's revenues represent fees for delivery services provided to TXU Energy, a wholly-owned subsidiary of US Holdings. For the six months ended June 30, 2003, such affiliated revenues represented 73% of Oncor's revenues.

     Oncor is managed as an integrated business; consequently, there are no separate reportable business segments.

     BASIS OF PRESENTATION -- The condensed consolidated financial statements of Oncor have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in its 2002 Form 10-K.

     In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in the 2002 Form 10-K. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated. Certain previously reported amounts have been reclassified to conform to current classifications.

     CHANGES IN ACCOUNTING STANDARDS --SFAS 145, regarding classification of items as extraordinary, became effective on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." The adoption of SFAS 145 did not result in a reclassification for the six months ended June 30, 2002.

     SFAS 146, regarding exit costs, became effective on January 1, 2003. SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value. The adoption of SFAS 146 did not impact results of operations for the six months ended June 30, 2003.

     FIN 45 requires recording the fair value of guarantees upon issuance or modification after December 31, 2002. The interpretation also requires expanded disclosures of guarantees (see Note 4 under Residual value guarantees in operating leases). The adoption of FIN 45 did not materially impact results of operations for the six months ended June 30, 2003.

     FIN 46 was issued in January 2003. FIN 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. This guidance will be effective for existing variable interest entities in the quarter ending September 30, 2003 and immediately for any new variable interest entities. The adoption of FIN 46 did not and is not expected to impact financial position or results of operations.

     SFAS 149 was issued in April 2003 and became effective for contracts entered into or modified after June 30, 2003. SFAS 149 clarifies what contracts may be eligible for the normal purchase and sale exception, the definition of a derivative and the treatment in the statement of cash flows when a derivative contains a financing component. The adoption of SFAS 149 is not expected to impact financial position or results of operations.

     SFAS 150 was issued in May 2003 and became effective June 1, 2003 for new financial instruments and July 1, 2003 for existing financial instruments. SFAS 150 requires that certain mandatorily redeemable preferred securities be classified as liabilities beginning July 1, 2003. SFAS 150 is not expected to impact financial position.

     EITF 01-8 was issued in May 2003 and is effective prospectively for arrangements that are new, modified or committed to beginning July 1, 2003. This guidance may require that certain types of arrangements be accounted for as leases, including tolling and power supply contracts, take-or-pay contracts and service contracts involving the use of specific property and equipment. The adoption of EITF 01-8 is not expected to impact financial position or results of operations.

2.   FINANCING ARRANGEMENTS

     CREDIT FACILITIES -- At June 30, 2003, Oncor and TXU Energy had a $450 million revolving credit facility that matures on February 25, 2005. This facility is used for working capital and other general corporate purposes, including letters of credit, and replaced the $1 billion 364-day revolving credit facility that expired in April 2003. Up to $450 million of letters of credit may be issued under this facility. As of June 30, 2003, there were $21 million of outstanding letters of credit issued by TXU Energy, but no cash borrowings under this facility.

     This facility, as well as others available to US Holdings, will provide back-up for any future issuance of commercial paper by Oncor and TXU Energy. At June 30, 2003, Oncor had no outstanding commercial paper.

     Oncor is provided short-term financing by TXU Corp. and its affiliated companies. Oncor had short-term advances from affiliates of $13 million and $60 million outstanding as of June 30, 2003 and December 31, 2002, respectively. The weighted average interest rates on short-term borrowings at June 30, 2003 and December 31, 2002, were 3.07% and 2.45%, respectively.

     LONG-TERM DEBT -- At June 30, 2003 and December 31, 2002, Oncor's long-term debt consisted of the following:

                                                                     JUNE 30,   DECEMBER 31,
                                                                        2003         2002
                                                                     --------   ------------
    9.530% Fixed Medium Term Secured Notes due January 30, 2003...    $    --      $     4
    9.700% Fixed Medium Term Secured Notes due February 28, 2003..         --           11
    6.750% Fixed First Mortgage Bonds due March 1, 2003...........         --          133
    6.750% Fixed First Mortgage Bonds due April 1, 2003...........         --           70
    8.250% Fixed First Mortgage Bonds due April 1, 2004...........        100          100
    6.250% Fixed First Mortgage Bonds due October 1, 2004.........        121          121
    6.750% Fixed First Mortgage Bonds due July 1, 2005............         92           92
    7.875% Fixed First Mortgage Bonds due March 1, 2023...........        224          224
    8.750% Fixed First Mortgage Bonds due November 1, 2023........         --          103
    7.875% Fixed First Mortgage Bonds due April 1, 2024...........        133          133
    7.625% Fixed First Mortgage Bonds due July 1, 2025............        215          215
    7.375% Fixed First Mortgage Bonds due October 1, 2025.........        178          178
    6.375% Fixed Senior Secured Notes due May 1, 2012.............        700          700
    7.000% Fixed Senior Secured Notes due May 1, 2032.............        500          500
    6.375% Fixed Senior Secured Notes due January 15, 2015........        500          500
    7.250% Fixed Senior Secured Notes due January 15, 2033........        350          350
    5.000% Fixed Debentures due September 1, 2007.................        200          200
    7.000% Fixed Debentures due September 1, 2022.................        800          800
    Unamortized premium and discount..............................        (32)         (35)
        Total Oncor...............................................      4,081        4,399

    Less amount due currently.....................................        100          319

    Total long-term debt..........................................    $ 3,981      $ 4,080


     In April 2003, Oncor repaid all ($70 million principal amount) of its First Mortgage Bonds, 6.75% Series, at the maturity date for par value plus accrued interest. A restricted cash deposit of $72 million was utilized to fund the maturity.

     In March 2003, Oncor repaid all ($133 million principal amount) of its First Mortgage Bonds, 6.75% Series, at the maturity date for par value plus accrued interest. A restricted cash deposit of $138 million was utilized to fund the maturity.

     In March 2003, Oncor redeemed all ($103 million principal amount) of its First Mortgage and Collateral Trust Bonds, 8.75% Series due November 1, 2023, at 104.01% of the principal amount thereof, plus accrued interest to the redemption date.

     SALE OF RECEIVABLES -- Certain subsidiaries of TXU Corp. sell trade accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of June 30, 2003, TXU Energy through certain subsidiaries, Oncor and TXU Gas are qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. The June 30, 2003 financial statements reflect the sale of $64 million face amount of Oncor's receivables to TXU Receivables Company under the program in exchange for cash of $30 million and $34 million in subordinated notes, with $0.3 million of losses on sales for the six months ended June 30, 2003 that principally represents the interest costs on the underlying financing. These losses approximated 6% of the cash proceeds from the sale of undivided interests in accounts receivable on an annualized basis. Funding under the program increased $12 million in the six month period ended June 30, 2003 primarily due to reserve requirements that were reduced through a temporary amendment in recognition of improving collection trends. Funding increases or decreases under the program are reflected as cash provided by or used in operating activities.

     Upon termination, cash flows to the originators would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services Company, a subsidiary of TXU Corp., services the purchased receivables and is paid a market based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Corp.'s subsidiaries' retained interests in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

     In August 2003, the program was amended to extend the term to July 2004, as well as to extend the period providing temporarily higher delinquency and default compliance ratios through December 31, 2003. The program was also amended to coincide with the credit facilities' covenants by removing investment grade credit ratings as a requirement of an eligible originator and substituting maintenance of fixed charge coverage ratios and debt to capital ratios as requirements of an eligible originator. In June 2003, the program was amended to provide temporarily higher delinquency and default compliance ratios and temporary relief from the loss reserve formula. The June amendment reflected the billing and collection delays previously experienced as a result of new systems and processes in TXU Energy and ERCOT for clearing customers' switching and billing data upon the transition to competition.

      CONTINGENCIES RELATED TO RECEIVABLES PROGRAM -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

    1) each of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

    2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

     The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to deregulation. Certain billing and collection delays arose due to implementation of new systems and processes within TXU Energy and ERCOT for clearing customers' switching and billing data. The billing delays have been resolved but, while improving, the lagging collection issues continue to impact the ratios. The implementation of new POLR rules by the Commission and strengthened credit and collection policies and practices are expected to bring the ratios into consistent compliance with the program.

     Under the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios or supply a parent guarantor that meets the ratio requirements. The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate. Prior to the August 2003 amendment extending the program, originator eligibility was predicated on the maintenance of an investment grade credit rating.

     FINANCIAL COVENANTS, CREDIT RATING PROVISIONS AND CROSS DEFAULT PROVISIONS -- The terms of certain financing arrangements of Oncor contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of June 30, 2003, Oncor and its subsidiaries were in compliance with all such applicable covenants.

     Certain financing and other arrangements of Oncor contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material cross default provisions are described below.

     Other agreements of Oncor, including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of Oncor or its subsidiaries.

     Cross Default Provisions
     ------------------------

     Certain financing arrangements of Oncor contain provisions that would result in an event of default if there is a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions.

     A default by TXU Energy or Oncor or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million or more would result in a cross default for such party under the TXU Energy/Oncor $450 million revolving credit facility. Under this credit facility, a default by TXU Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy, but not as to Oncor. Also, under this credit facility, a default by Oncor or any subsidiary thereof would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor, but not as to TXU Energy.

      The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services Company each have a cross default threshold of $50,000. If either an originator, TXU Business Services Company or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

3.   SHAREHOLDER'S EQUITY

                                                   JUNE 30,     DECEMBER 31,
                                                     2003           2002
                                                   --------     ------------

   Common stock without par value:

      Authorized shares - 100,000,000..........      $2,701        $2,551
      Outstanding shares:  June 30, 2003 -
        65,112,000 and December 31, 2002 -
        67,612,000

   Retained earnings...........................        235            122
   Accumulated other comprehensive loss........        (23)           (24)
        Total shareholder's equity.............      $2,913        $2,649


     In January and April 2003, Oncor repurchased a total of 2,500,000 shares of its common stock from US Holdings for $100 million. In May 2003, Oncor received a capital contribution from US Holdings of $250 million. The Board of Directors passed resolutions to repurchase an additional 937,500 shares from US Holdings for $37.5 million in both July and October 2003.

     An Oncor mortgage restricts its payment of dividends to the amount of its retained earnings. Certain other debt instruments and preferred securities of TXU Corp.'s subsidiaries contain provisions that restrict payment of dividends during any interest or distribution payment deferral period or while any payment default exists. At June 30, 2003, there were no restrictions on the payment of dividends under these provisions.

4.   CONTINGENCIES

     RESIDUAL VALUE GUARANTEES IN OPERATING LEASES -- Oncor is the lessee under various operating leases that obligate it to guarantee the residual values of the leased facilities. At June 30, 2003, the aggregate maximum amount of residual values guaranteed was approximately $63 million with an estimated residual recovery of approximately $62 million. The average life of the lease portfolio is approximately four years.

     OPEN-ACCESS TRANSMISSION -- At the state level, the Texas Public Utility Regulatory Act, as amended, requires owners or operators of transmission facilities to provide open access wholesale transmission services to third parties at rates and terms that are non-discriminatory and comparable to the rates and terms of the utility's own use of its system. The Commission has adopted rules implementing the state open access requirements for utilities that are subject to the Commission's jurisdiction over transmission services, such as Oncor.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas, District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997, through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO Company are named defendants in both suits. Oncor is unable to predict the outcome of any litigation related to this matter.

5.   SUPPLEMENTARY FINANCIAL INFORMATION

     INTEREST EXPENSE AND RELATED CHARGES --

                                                               THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                    JUNE 30,               JUNE 30,
                                                               -------------------     ----------------
                                                                2003         2002       2003      2002
                                                               -----        ------     ------    ------
Interest...................................................    $  74        $  65      $ 153     $ 125
Amortization of debt discounts and issuance costs..........        1            2          4         5
Allowance for borrowed funds used during construction
  and capitalized interest.................................       (1)          (2)        (2)       (3)
       Total interest expense and other charges............    $  74        $  65      $ 155     $ 127


      OTHER INCOME AND OTHER DEDUCTIONS -- Other income and other deductions consist of several individually immaterial items.

      REGULATORY ASSETS AND LIABILITIES --

                                                     JUNE 30,     DECEMBER 31,
                                                        2003           2002
                                                     --------     ------------
REGULATORY ASSETS
Generation-related regulatory assets subject
  to securitization................................     $ 1,652       $ 1,652
Securities reacquisition costs.....................         124           124
Recoverable deferred income taxes-- net............          78            76
Other regulatory assets............................          99            46
     Total regulatory assets.......................       1,953         1,898

REGULATORY LIABILITIES

Liability related to excess mitigation.............          91           170
Investment tax credit related and protected
  excess deferred taxes............................          92            98
     Total regulatory liabilities..................         183           268

     Net regulatory assets.........................     $ 1,770        $1,630


      Included above are assets of $1.8 billion at June 30, 2003 and December 31, 2002, that were not earning a return. Of the assets not earning a return, $1.652 billion is expected to be recovered over the term of the securitization bonds expected to be issued by Oncor in the third quarter of 2003 and the first half of 2004 pursuant to the regulatory settlement plan. All other regulatory assets have a remaining recovery period of 15 to 48 years.

      Included in other regulatory assets as of June 30, 2003 was $41 million related to nuclear decommissioning liabilities.

     RESTRICTED CASH -- As of June 30, 2003, all $210 million of the net proceeds from Oncor's issuance of senior secured notes in December 2002, held in trust at December 31, 2002, had been used to repay interest and principal of First Mortgage Bonds of Oncor due March and April 2003.

     ACCOUNTS RECEIVABLE --Accounts receivable at June 30, 2003 and December 31, 2002 of $354 million and $275 million (including amounts due from affiliates) included unbilled revenues of $98 million and $97 million, respectively. At June 30, 2003 and December 31, 2002, accounts receivable are stated net of allowance for uncollectible accounts of $2 million and $1 million, respectively.

     INTANGIBLE ASSETS -- SFAS 142, "Goodwill and Other Intangible Assets," became effective for Oncor on January 1, 2002. SFAS 142 requires the discontinuance of goodwill amortization and additional disclosures regarding intangible assets (other than goodwill) that are amortized or not amortized:

                                                   AS OF JUNE 30, 2003                 AS OF DECEMBER 31, 2002
                                            ------------------------------       -------------------------------
                                              GROSS                               GROSS
                                            CARRYING   ACCUMULATED               CARRYING   ACCUMULATED
                                             AMOUNT   AMORTIZATION     NET        AMOUNT   AMORTIZATION     NET
                                            --------  ------------    -----      --------  ------------    -----
Amortized intangible assets
  (included in property, plant
  and equipment):
    Capitalized software..............        $148        $ 62        $ 86          $148       $ 53        $ 95
    Land easements....................         160          55         105           168         52         116
          Total.......................        $308        $117        $191          $316       $105        $211


      Amortization expense for intangible assets was $12 million and $10 million for the six months ended June 30, 2003 and 2002, respectively.

      Oncor's unamortized intangible assets consist of goodwill of $25 million, reported in investments on the balance sheet.

     PROPERTY, PLANT AND EQUIPMENT -- At June 30, 2003 and December 31, 2002, property, plant and equipment of $6.2 billion and $6.1 billion is stated net of accumulated depreciation and amortization of $3.2 billion and $3.0 billion, respectively.

     As of June 30, 2003, substantially all of Oncor's property, plant and equipment was pledged as collateral for Oncor's first mortgage bonds and senior secured notes.

     DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES -- During 2003, Oncor has not utilized hedging instruments, although Oncor may enter into hedges in the future. During 2002, Oncor's hedges matched the terms of the underlying financing transaction. As a result, Oncor experienced no hedge ineffectiveness during the six months ended June 30, 2003 or 2002.

     As of June 30, 2003, it is expected that $1 million of after-tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. This amount represents the amortization of the value of terminated interest payment hedges over the next twelve months.

     AFFILIATE TRANSACTIONS -- The following represent significant affiliate transactions of Oncor:

   o Oncor records revenue from TXU Energy for electricity delivery fees. For the three months ended June 30, 2003 and 2002, these revenues were $349 million and $397 million, respectively. For the six months ended June 30, 2003 and 2002, these revenue were $726 million and $813 million, respectively.

   o Oncor records interest income receivable from TXU Energy with respect to Oncor's generation-related regulatory assets that are subject to securitization. The interest income reimburses Oncor for the interest expense Oncor incurs on that portion of its debt deemed to be associated with the generation-related regulatory assets. For the three months ended June 30, 2003 and 2002, this interest income totaled $12 million and $5 million, respectively. For the six months ended June 30, 2003 and 2002, this interest income totaled $24 million and $11 million, respectively.

   o Under terms of the settlement plan, Oncor expects to issue securitization bonds in the principal amount of $1.3 billion. The incremental income taxes Oncor will pay on the increased delivery fees to be charged to Oncor's customers related to the bonds will be reimbursed by TXU Energy. Therefore, Oncor's financial statements reflect a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

   o Oncor has a note receivable from TXU Energy related to the excess mitigation credit established in accordance with the settlement plan. Oncor has implemented the $350 million credit, plus interest, as a credit applied to delivery fees billed to retail electric providers, including TXU Energy, for a two-year period ending December 31, 2003. At June 30, 2003, the note receivable balance was $71 million. The principal and interest payments on the note receivable from TXU Energy reimburse Oncor for the credit applied to receivables from retail electric providers. For the three months ended June 30, 2003 and 2002, the principal payments received on the note receivable totaled $47 million and $33 million, respectively and the interest income totaled $2 million and $6 million, respectively. For the six months ended June 30, 2003 and 2002, the principal payments received on the note receivable totaled $99 million and $46 million, respectively and the interest income totaled $5 million and $12 million, respectively.

   o Oncor charges TXU Gas Company, a subsidiary of TXU Corp., for customer and administrative services. For the three months ended June 30, 2003 and 2002, these charges totaled $7 million each quarter. For the six months ended June 30, 2003 and 2002, these charges totaled $15 million and $14 million, respectively, and are largely reported as a reduction in operation and maintenance expenses.

   o Average daily short-term advances from affiliates for the three months ended June 30, 2003 and 2002, were $142 million and $1.2 billion, respectively. Interest expense incurred on the advances was $1 million and $9 million, respectively, and the weighted average interest rates for the respective periods were 3.07% and 2.33%. Average daily short-term advances from affiliates for the six months ended June 30, 2003 and 2002 were $136 million and $1.4 billion, respectively. Interest expense incurred on the advances was $2 million and $21 million, respectively, and the weighted average interest rates for the respective periods were 2.7% and 3.04%.

   o TXU Business Services Company, a subsidiary of TXU Corp., charges Oncor for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three months ended June 30, 2003 and 2002, these costs totaled $27 million and $37 million, respectively. For the six months ended June 30, 2003 and 2002, these costs totaled $55 million and $71 million, respectively and are included in operation and maintenance expense.

                                  $850,000,000

                         ONCOR ELECTRIC DELIVERY COMPANY

                                OFFER TO EXCHANGE

                   $500,000,000                                          $350,000,000
   6.375% EXCHANGE SENIOR SECURED NOTES DUE 2015         7.250% EXCHANGE SENIOR SECURED NOTES DUE 2033
  (WHICH ARE REGISTERED UNDER THE SECURITIES ACT)       (WHICH ARE REGISTERED UNDER THE SECURITIES ACT)
                  FOR ANY AND ALL                                       FOR ANY AND ALL
       6.375% SENIOR SECURED NOTES DUE 2015                  7.250% SENIOR SECURED NOTES DUE 2033
(WHICH ARE NOT REGISTERED UNDER THE SECURITIES ACT)   (WHICH ARE NOT REGISTERED UNDER THE SECURITIES ACT)


     Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act (TBCA) permits Oncor, in certain circumstances, to indemnify any present or former director, officer, employee or agent of Oncor against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Oncor.

     Article Ten of the Articles of Incorporation of Oncor provides as follows:

     (a) The Corporation shall indemnify and may purchase and maintain insurance or other arrangements on behalf of any and all persons whom it may lawfully indemnify and insure to the fullest extent permitted by the TBCA, as the same exists or may hereafter be amended, or by the laws of the State of Texas, as in effect from time to time.

     (b) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in such director's capacity as director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
(iii) a transaction from which the director received an improper benefit whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended.

     (c) No repeal or modification of this Article Ten by the shareholders of the Corporation shall adversely affect any right or protection of a director or other person lawfully indemnified by the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

     Section 13. of the Bylaws of Oncor provides as follows:

     Without further specific approval of the shareholders of the Corporation, the Corporation shall indemnify and may purchase, enter into, maintain or provide insurance or other arrangements for the benefit of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a Director, officer, employee or agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional insurance, indemnification or other arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section shall adversely affect any such insurance, arrangement or right to indemnification existing at the time of such repeal.


     TXU Corp. has entered into agreements with Oncor's directors which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.


     TXU Corp. has insurance covering its expenditures that might arise in connection with Oncor's lawful indemnification of Oncor's directors and officers for their liabilities and expenses. Directors and officers of Oncor also have insurance which insures them against certain other liabilities and expenses.

     ITEM 21. EXHIBITS

     The list of exhibits under the heading INDEX TO EXHIBITS on page II-5 of this registration statement is incorporated in this Item 21 by reference.

     ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (3) The undersigned registrant hereby undertakes:

         (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (3)(A)(i) and (3)(A)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (D) That, for purposes of determining any liability under the Securities Act of 1933, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on September 15, 2003.


                                 ONCOR ELECTRIC DELIVERY COMPANY

                                 By:  /s/ Robert J. Reger
                                    ----------------------------
                                      (Robert J. Reger, Jr.,
                                         Attorney-in-Fact)

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                              Title               Date
               ---------                              -----               ----


             /s/ Erle Nye*                   Principal Executive    September 15, 2003
------------------------------------------   Officer and Director
    (Erle Nye, Chairman of the Board
          and Chief Executive)

          /s/ Scott Longhurst*               Principal Financial    September 15, 2003
------------------------------------------   Officer
(Scott Longhurst, Senior Vice President)

         /s/ David H. Anderson               Principal Accounting   September 15, 2003
------------------------------------------   Officer
  (David H. Anderson, Vice President)

            /s/ T.L. Baker*                  Director               September 15, 2003
------------------------------------------
              (T.L. Baker)

           /s/ H. Dan Farell*                Director               September 15, 2003
------------------------------------------
              (H. Dan Farell)

        /s/ Michael J. McNally*              Director               September 15, 2003
------------------------------------------
          (Michael J. McNally)

         /s/ Eric H. Peterson*               Director               September 15, 2003
------------------------------------------
           (Eric H. Peterson)

          /s/ R.A. Wooldridge*               Director               September 15, 2003
------------------------------------------
            (R.A. Wooldridge)

*By: /s/ Robert J. Reger, Jr.                Attorney-in-Fact       September 15, 2003
    --------------------------------------
         (Robert J. Reger, Jr.)


                                INDEX TO EXHIBITS


           PREVIOUSLY FILED***

           WITH
           FILE              AS
EXHIBIT    NUMBER            EXHIBIT
-------    ------            -------

2          1-12833 Form 8-K  2        --   Master Separation Agreement by and
           (January 16,                    among TXU Electric Delivery Company
           2002)                          (now Oncor), TXU Generation Holdings
                                           Company LLC, TXU Merger Energy
                                           Trading Company LP, TXU SESCO
                                           Company, TXU SESCO Energy Services
                                           Company, TXU Energy Retail Company
                                           LP and TXU Electric Company, dated
                                           as of December 14, 2001.

3(a)       333-100240        3(a)     --   Articles of Incorporation of Oncor.

3(b)       333-100240        3(b)     --   Articles of Amendment, effective
                                           January 17, 2002, to the Articles
                                           of Incorporation of Oncor.

3(c)       333-100240        3(c)     --   Articles of Amendment, effective
                                           July 31, 2002, to the Articles of
                                           Incorporation of Oncor.

3(d)       333-100240        3(d)     --   Bylaws of Oncor,
                                           as restated January 17, 2002.

4(a)       333-100240        4(a)     --   Indenture.

4(b)       333-100240        4(b)     --   Officer's Certificate, dated
                                           May 6, 2002, to the Indenture.

4(c)       333-106894*       4(c)     --   Officer's Certificate, dated
                                           December 20, 2002, to the
                                           Indenture.

4(d)       333-106894*       4(d)     --   Form of the New 2015 Notes.

4(e)       333-106894*       4(e)     --   Form of the New 2033 Notes.

4(f)       2-90185           4(a)     --   1983 Mortgage.

4(f)(1)                                   Supplemental Indentures to the
                                          1983 Mortgage:

                                          Number             Dated as of
                                          ------             -----------
           2-90185           4(b)         First              April 1, 1984
           33-24089          4(a)-1       Fifteenth          July 1, 1987
           33-30141          4(a)-3       Twenty-second      January 1, 1989
           33-35614          4(a)-3       Twenty-fifth       December 1, 1989
           33-39493          4(a)-2       Twenty-eighth      October 1, 1990
           33-46293          4(a)-1       Thirty-third       February 1, 1992
           33-49710          4(a)-1       Thirty-fourth      April 1, 1992
           33-49710          4(a)-3       Thirty-sixth       June 1, 1992
           33-57576          4(a)-1       Thirty-eighth      August 1, 1992
           33-57576          4(a)-3       Fortieth           November 1, 1992
           33-60528          4(a)-1       Forty-second       March 1, 1993
           33-64692          4(a)-2       Forty-fourth       April 1, 1993
           33-68100          4(a)-1       Forty-sixth        July 1, 1993
           33-68100          4(a)-3       Forty-seventh      October 1, 1993

           0-11442 Form      4(a)-2       Sixty-first        February 1, 2001
           10-K (2000)

           0-12833 Form      4(a)-2       Sixty-second       July 1, 2001
           10-Q (Quarter
           ended June 30,
           2001)

           0-12833 Form      4(a)-2       Sixty-third        January 1, 2002
           10-K (2001)

           0-12833 Form      4            Sixty-fourth       May 1, 2002
           10-Q (Quarter
           ended March 31,
           2002

4(f)(2)    333-106894*       4(f)(2)      Sixty-fifth        December 1, 2002.

4(g)       333-106894*       4(g)       --   First Mortgage Bond, 6.375% Series
                                             due 2015.

4(h)       333-106894*       4(h)       --   First Mortgage Bond, 7.250% Series
                                             due 2033.

4(I)       333-106894*       4(I)       --   Registration Rights Agreement,
                                             dated December 20, 2002.

5(a)                                    --   Opinion of Hunton & Williams LLP.




5(b)                                    --   Opinion of Thelen Reid & Priest
                                             LLP.


8                                       --   Opinion of Thelen Reid & Priest
                                             LLP with respect to material
                                             United States Federal tax matters
                                             contained in Exhibit 5(b).


10(a)      1-12833 Form      10(e)      --   Credit Agreement, dated as of
           8-K/A (May 1,                     April 22, 2003, among Oncor, TXU
           2003)                             Energy and certain banks listed
                                             therein, and JPMorgan Chase Bank,
                                             as Administrative Agent.

10(b)      333-100240        10(c)      --   Generation Interconnection
                                             Agreement, dated December 14,
                                             2001, between TXU Electric
                                             Delivery Company (now Oncor) and
                                             TXU Generation Company LP.

10(c)      333-100240        10(d)      --   Generation Interconnection
                                             Agreement, dated December 14, 2001,
                                             between TXU Electric Delivery
                                             Company (now Oncor) and TXU
                                             Generation Company LP, for itself
                                             and as Agent for TXU Big Brown
                                             Company LP, TXU Mountain Creek
                                             Company LP, TXU Handley Company LP,
                                             TXU Tradinghouse Company LP and TXU
                                             DeCordova Company LP
                                             (Interconnection Agreement)

10(d)      333-100240        10(e)      --   Amendment to Interconnection
                                             Agreement, dated May 31, 2002

10(e)      333-100240        10(f)      --   Standard Form Agreement between
                                             Oncor and Competitive Retailer
                                             Regarding Terms and Conditions of
                                             Delivery of Electric Power and
                                             Energy (Delivery Service Agreement)


10(f)      1-12833           10(a)      --   Deferred and Incentive Compensation
           Form 10-K                         Plan of TXU Corp., as restated,
           (2001)                            effective August 17, 2001.

10(g)      1-12833           10(b)      --   Salary Deferral Program of TXU
           Form 10-K                         Corp., as restated, effective
           (2001)                            August 17, 2001.

10(h)      1-12833           10(c)      --   Second Supplemental Retirement Plan
           Form 10-K                         for Employees of TXU Corp., as
           (2001)                            amended and restated, effective
                                             August 17, 2001.

10(i)      1-12833           10(d)      --   Long-Term Incentive Compensation
           Form 10-K                         Plan of TXU Corp., restated
           (2002)                            effective as of May 20, 2002.

10(j)      1-12833           10(f)      --   Annual Incentive Plan of the TXU
           Form 10-K                         Corp., restated effective as of
           (2001)                            August 17, 2001.

10(k)      1-12833           10(g)      --   Split Dollar Life Insurance Program
           Form 10-K                         of TXU Corp., amended and restated
           (2001)                            effective as of August 17, 2001.

10(l)      1-12833           10(j)      --   Employment Agreement, dated June 1,
           Form 10-K                         2002 between TXU Corp. and Erle
           (2002)                            Nye.

10(m)                                   --   Employment Agreement, dated July 1,
                                             2000 between TXU Corp. and T.L.
                                             Baker, as amended on May 11, 2001
                                             and February 28, 2003.

10(n)                                   --   Employment Agreement, dated July 1,
                                             2000 between TXU Corp. and M.S.
                                             Greene, as amended on May 11, 2001
                                             and February 28, 2003.

10(o)                                   --   Employment Agreement, dated June 1,
                                             2002 between Oncor and Scott R.
                                             Longhurst.

12         333-106894*       12         --   Computation of ratios of earnings
           (years ended                      to fixed charges.
           December 31,
           2002, 2001 and
           2000)

           333-106894 -
           Amendment
           No. 1** (six
           months ended
           June 30, 2003
           and 2002)

15                                      --   Letter of Deloitte & Touche LLP
                                             regarding the use of unaudited
                                             interim financial information.

23(a)                                   --   Consent of Deloitte & Touche LLP.

23(b)                                   --   Consents of Hunton & Williams LLP
                                             and Thelen Reid & Priest LLP
                                             contained in Exhibits 5(a) and
                                             5(b), respectively.

24         333-106894*       24         --   Power of Attorney.

25         333-106894*       25         --   Statement of Eligibility on Form
                                             T-1 of The Bank of New York with
                                             respect to the Indenture.

99(a)                                   --   Form of Letter of Transmittal.

99(b)      333-106894*       99(b)      --   Form of Notice of Guaranteed
                                             Delivery.

99(c)      333-106894*       99(c)      --   Form of Exchange Agent Agreement.

____________________________
* Represents the original Registration Statement filed on July 9, 2003.

** Represents Amendment No. 1 to the Registration Statement filed on August 22,
   2003.
*** Incorporated herein by reference.